Exhibit 99.12

OFFICE OF THE COMPTROLLER GENERAL

PUBLIC ACCOUNTS

2015/16

BRITISH COLUMBIA

Public

Accounts

Ministry of Finance

Office of the

Comptroller General

For the Fiscal Year Ended

March 31, 2016

National Library of Canada Cataloguing in Publication

Data

British Columbia. Office of the Comptroller General.

Public accounts for the year ended… — 2000/2001—

Annual.

Report year ends Mar. 31.

Continues: British Columbia. Ministry of Finance.

Public accounts. ISSN 1187—8657.

ISSN 1499—1659 = Public accounts—British Columbia.

Office of the Comptroller General

1. British Columbia—Appropriations and

expenditures—Periodicals. 2. Revenue—British

Columbia—Periodicals.

3. Finance, Public—British Columbia—Periodicals. 1.

British Columbia. Ministry of Finance. 2. Title.

HJ13.B74     352.4’09711’05     C2001—960204—9

July 21, 2016

Victoria, British Columbia

Lieutenant Governor of the Province of British Columbia

MAY IT PLEASE YOUR HONOUR:

The undersigned has the honour to present the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2016.

MICHAEL DE JONG

Minister of Finance

Ministry of Finance

Victoria, British Columbia

Honourable Michael de Jong

Minister of Finance

I have the honour to submit herewith the Public Accounts of the Government of the Province of British Columbia for the fiscal year ended March 31, 2016.

Respectfully submitted,

STUART NEWTON

Comptroller General

British Columbia’s Public Accounts

The Public Accounts include the Summary Financial Statements of the provincial Government Reporting Entity which includes the financial results of all ministries and Crown agencies presented on a consolidated basis. The supporting notes and schedules define the accounting policies followed in preparing the province’s financial statements and form an integral part of the overall financial picture of the province’s financial activities in fiscal year 2015/16.

Responsibility for the preparation of the government’s financial statements rests with the Office of the Comptroller General. The accounting standards followed by the province are established in section 23.1 of the Budget Transparency and Accountability Act. Although accounting policies are based in Public Sector Accounting Standards (PSAS), the application of standards to specific programs and transactions is the responsibility of the preparer who must use professional judgement to determine the treatment that is most representative of the underlying economic substance and best serves the information requirements of the users of government financial statements. To ensure due diligence in the application of accounting policies, decisions are based on comprehensive understanding of the substance of transactions, reference to existing and emerging accounting standards, and consultation with standard setters, other jurisdictions and the audit community.

We are fortunate in British Columbia to have had a review of the budget and reporting process. The Budget Process Review Panel report set out some very clear principles for financial reporting based on user needs. At that time PSAS were determined to best meet the needs identified in the report. This has guided our principles—based financial reporting since then. Currently, much of the challenge faced by changing accounting standards relates to PSAS moving away from some of the principles included in the Budget Process Review Panel report. These principles have been used by government as the basis for budgeting annual expenditures and relied upon by users of the financial statements in establishing the government’s accountability for financial management and ensuring consistency in presentation.

Despite the growing complexity of the reporting process, British Columbia remains committed to timely delivery of the Public Accounts each year and continues to focus on consistency in budgeting and financial reporting based on the comparability of its Estimates and Public Accounts, and the focus on “one bottom line”; that is, the Summary Financial Statements of the province.

Throughout the year, we work with the Office of the Auditor General to implement changes in accounting standards, address audit findings and recommendations, and improve the transparency of financial reporting. In doing so, we are mindful of the need to maintain consistency in the fundamental principles of accounting, and the comparability of financial information over a long period of time. This continuity allows the users of financial information to compare government’s financial performance against their fiscal plan, and to understand the province’s financial performance over longer periods of time. These objectives help to demonstrate accountability for financial performance to the public, both in the current year and over the longer term.

One qualification regarding government transfers remains: how to account for the government transfers is still the subject of much debate nationally and internationally among both preparers and auditors. In the absence of a clear consensus on the application of the standard, it would be imprudent to make such a significant change only to have to change back at a later date. Therefore, until the situation is resolved, I have chosen to maintain our current position to ensure the long term comparability of financial information from year to year. We will continue to work with standard setters, other jurisdictions, the accounting community, and the Auditor General’s Office towards a consistent application of the transfer standard.

I would like to thank the Select Standing Committee on Public Accounts of the Legislative Assembly, government ministries, Crown corporations and agencies, and the Auditor General and her staff for their cooperation and support in preparing the 2015/16 Public Accounts.

Comments or questions regarding the Public Accounts document are encouraged and much appreciated. Please direct your comments or questions to me by mail at PO Box 9413 STN PROV GOVT, Victoria BC V8W 9V1; e—mail at: Stuart.Newton@gov.bc.ca; by telephone at 250—387—6692, or by fax at 250—356—2001.

Further information on the government’s financial performance is also provided through the Consolidated Revenue Fund Extracts (available on the Internet — website http://www.fin.gov.bc.ca/ocg.htm). These extracts compare actual to planned spending of ministries on an appropriation basis, fulfilling ministries accountability back to the Legislative Assembly.

STUART NEWTON

Comptroller General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Contents

Overview (Unaudited)

Public Accounts Content	9

Legislative Compliance and Accounting Policy Report	10

Financial Statement Discussion and Analysis Report	11

Highlights	11

Discussion and Analysis	13

Economic Highlights	28

Summary Financial Statements

Statement of Responsibility for the Summary Financial Statements of the Government of the Province of British Columbia	33

Report of the Auditor General of British Columbia	35

Consolidated Statement of Financial Position	37

Consolidated Statement of Operations	38

Consolidated Statement of Change in Net Liabilities	39

Consolidated Statements of Cash Flow	40

Notes to Consolidated Summary Financial Statements	42

Reporting Entity	80

Consolidated Statement of Financial Position by Sector	83

Consolidated Statement of Operations by Sector	87

Statement of Financial Position for Self—supported Crown Corporations and Agencies	91

Summary of Results of Operations and Statement of Equity for Self—supported Crown Corporations and Agencies	93

Consolidated Statement of Tangible Capital Asses	95

Consolidated Statement of Guaranteed Debt	96

Supplementary Information (Unaudited)

Adjusted Net Income of Crown Corporations, Agencies and the SUCH sector	98

SUCH Statement of Financial Position	101

SUCH Statement of Operations	103

Consolidated Staff Utilization	104

Consolidated Revenue Fund Extracts (Unaudited)

Statement of Financial Position	106

Statement of Operations	107

General Fund Statement of Financial Position	108

General Fund Statement of Operations	109

BC Prosperity Fund Statement of Financial Position	110

BC Prosperity Fund Statement of Operations	110

Statement of Cash Flow	111

Schedule of Net Revenue by Source	113

Schedule of Comparison of Estimated Expenses to Actual Expenses	115

Schedule of Financing Transaction Disbursements	117

Schedule of Write—offs, Extinguishments and Remissions	118

Provincial Debt Summary

Overview of Provincial Debt (Unaudited)	120

Provincial Debt (Unaudited)	121

Change in Provincial Debt (Unaudited)	122

Reconciliation of Summary Financial Statements’ Deficit (Surplus) to Change in Taxpayer—supported Debt and Total Debt (Unaudited)	123

Reconciliation of Total Debt to Summary Financial Statements’ Debt (Unaudited)	123

Change in Provincial Debt, Comparison to Budget (Unaudited)	124

Interprovincial Comparison of Taxpayer—supported Debt as a Percentage of Gross Domestic Product (Unaudited)	125

Interprovincial Comparison of Taxpayer—supported Debt Service Costs as a Percentage of Revenue (Unaudited)	126

Report of the Auditor General of British Columbia on the Summary of Provincial Debt, Key Indicators of Provincial Debt, and Summary of Performance Measures	127

Summary of Provincial Debt	129

Key Indicators of Provincial Debt	131

Summary of Performance Measures	132

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Contents — Continued

Definitions (Unaudited)	141

Acronyms (Unaudited)	144

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Public Accounts Content

Financial Statement Discussion and Analysis (Unaudited)—this section provides a written commentary on the Summary Financial Statements plus additional information on the financial performance of the provincial government.

Summary Financial Statements—these audited statements have been prepared to disclose the financial impact of the government’s activities. They aggregate the Consolidated Revenue Fund (CRF), the taxpayer—supported Crown corporations and agencies (government organizations), the self—supported Crown corporations and agencies (government business enterprises) and the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Supplementary Information (Unaudited)—this section provides supplementary schedules containing detailed information on the results of those Crown corporations and agencies that are part of the government reporting entity and the impact of the SUCH sector on the province’s financial statements.

Consolidated Revenue Fund Extracts (Unaudited)— the CRF reflects the core operations of the province as represented by the operations of government ministries and legislative offices. Its statements are included in an abridged form. The CRF Extracts include a summary of the CRF Statement of Financial Position, the CRF Statement of Operating Results, the CRF Statement of Cash Flow, a CRF Schedule of Net Revenue by Source, a CRF Schedule of Expenses, a CRF Schedule of Financing Transactions, and a CRF Schedule of Write—offs, Extinguishments and Remissions, as required by statute.

Provincial Debt Summary—this section presents unaudited schedules and unaudited statements that provide further details on provincial debt and reconcile the Summary Financial Statements debt to the province’s total debt. Also included are the audited Summary of Provincial Debt, Key Indicators of Provincial Debt and Summary of Performance Measures.

This publication is available on the Internet at: www.fin.gov.bc.ca

Additional Information Available (Unaudited)

The following information is available only on the Internet at: www.fin.gov.bc.ca

Consolidated Revenue Fund Supplementary Schedules —this section contains schedules that provide details of financial activities of the CRF, including details of expenses by ministerial appropriations, an analysis of statutory appropriations, Special Accounts and Special Fund balances and operating statements, and financing transactions.

Consolidated Revenue Fund Detailed Schedules of Payments—this section contains detailed schedules of salaries, wages, travel expenses, grants and other payments.

Financial Statements of Government Organizations and Enterprises—this section contains links to the audited financial statements of those Crown corporations, agencies and SUCH sector entities that are included in the government reporting entity.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Legislative Compliance and Accounting Policy Report

The focus of the province’s financial reporting is the Summary Financial Statements, which consolidate the operating and financial results of the province’s Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations with the Consolidated Revenue Fund. These are general—purpose statements designed to meet, to the extent possible, the information needs of a variety of users.

The Public Accounts are prepared in accordance with the Financial Administration Act and the Budget Transparency and Accountability Act (BTAA).

The BTAA was amended in 2001 with the passing of Bill 5. Under section 20 of that Bill, the government has mandated that “all accounting policies and practices applicable to documents required to be made public under this Act for the government reporting entity must conform to generally accepted accounting principles.”

For senior governments, generally accepted accounting principles (GAAP) is generally considered to be the recommendations and guidelines of the Canadian Public Sector Accounting Board.

Section 4.1 of the BTAA established an Accounting Policy Advisory Committee (APAC) to advise Treasury Board on the implementation of GAAP for the government reporting entity (GRE). With the government’s transition to full GAAP for the 2004/05 year, the role of changed to include the provision of advice on evolving developments in accounting standards by the accounting profession, as well as emerging issues within government.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Financial Statement Discussion and Analysis Report

Highlights

The highlights section provides a summary of the key events affecting the financial statements based on information taken from the Summary Financial Statements and Provincial Debt Summary included in the Public Accounts. The budget figures are from pages 118, 120, 123, 124, 126 and 128 of the Budget and Fiscal Plan 2015/16—2017/18.

Budget and Actual Results 2015/16

	In Millions				Variance
		2015/16			2015/16	2015/16
	2015/16	Updated	2015/16	2014/15	Actual to	vs
	Budget	Forecast	Actual	Actual	Budget	2014/15
	$	$	$	$	$	$
Revenue	46,365	46,992	47,606	46,131	1,241	1,475
Expense	(45,831)	(46,365)	(46,876)	(44,439)	(1,045)	(2,437)
Surplus(deficit) before forecast allowance	534	627	730	1,692	196	(962)
Forecast allowance	(250)	(250)			2.50
Surplus (deficit) for the year	284	377	730	1,692	446	(962)

Capital spending:
Taxpayer—supported capital spending	3,731	3,631	3,459	3,407	(272)	52
Self—supported capital spending	2,518	2,604	2,542	2,488	24	54
Total capital spending	6,249	6,235	6,001	5,895	(248)	106

Provincial debt:
Taxpayer—supported	43,182	42,709	42,727	41,880	(455)	847
Self—supported	22,528	22,331	22,565	21,040	37	1,525
Total provincial debt	65,710	65,040	65,292	62,920	(418)	2,372

Taxpayer—supported debt to GDP ratio	17.4%	17.4%	17.4%	17.5%	0.0	(0.1)

Summary Accounts Surplus (Deficit)

The province ended the year with a surplus of $730 million, which was $446 million higher than the surplus forecast in the Budget and Fiscal Plan 2015/16—2017/18. The 2015/16 surplus of $730 million was $962 million less than the surplus of $1,692 million in fiscal year 2014/15.

Revenue increased by $1,475 million over fiscal year 2014/15 mainly due to taxation revenue, which increased $1,270 million over the prior year, $1,200 million more than budget.

Expense increased by $2,437 million over fiscal year 2014/15 mainly in the health, education, and natural resource sectors. Increased spending was $1,045 million more than budget.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Financial Statement Discussion and Analysis Report

Capital Spending

Taxpayer—supported infrastructure spending on hospitals, schools, post—secondary facilities, transit, and roads totaled $3,459 million in 2015/16, $272 million lower than budget mainly due to project scheduling changes. This spending has been deferred to future years.

Self—supported infrastructure spending on electrical generation, transmission and distribution projects, the Port Mann Bridge and other capital assets totaled $2,542 million in 2015/16. Self—supported capital spending was $24 million higher than budget.

Provincial Debt

When calculating total provincial debt, the province adds to its financial statement debt, all debt guarantees and the debt directly incurred by self—supported Crown corporations, reduced by sinking fund assets. This balance is referred to as the total provincial debt.

Taxpayer—supported provincial debt increased by $847 million in 2015/16 while self—supported provincial debt increased by $1,525 million. The increase in total provincial debt of $2,372 million was $418 million less than the budgeted increase in total debt of $2,790 million. The key measure of taxpayer—supported debt to GDP ended the year at 17.4%, consistent with the 17.4% forecasted in the budget.

Provincial government direct operating debt decreased by $1,246 million compared to 2014/15.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Financial Statement Discussion and Analysis Report

Discussion and Analysis

The detailed analysis section provides an overview of significant trends relating to the Statement of Operations, Statement of Financial Position and Provincial Debt.

Revenue Analysis

Revenue analysis helps users understand the government’s finances in terms of its revenue sources and allows them to evaluate the revenue producing capacity of the government.

Revenue by Source

Revenue by source provides an outline of the primary sources of provincial revenue and how results change between those sources over time. Revenues are broken down into separate components of taxation, contributions from the federal government, natural resources and other sources, which include fees and licenses, contributions from self—supported Crown corporations, and investment income.

	In Millions
	2011/12	2012/13	2013/14	2014/15	2015/16
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Taxation	20,145	21,050	20,930	23,056	24,326
Contributions from federal government	7,724	7,047	7,514	7,279	7,647
Fees and licences	4,735	4,907	5,210	5,425	5,836
Miscellaneous	2,676	2,615	3,202	2,860	3,298
Net earnings of self—supported Crown corporations	2,691	2,776	2,701	3,371	2,702
Natural resources	2,812	2,473	2,955	2,937	2,571
Investment income	1,022	1,173	1,236	1,203	1,226
Total revenue	41,805	42,041	43,748	46,131	47,606

Provincial revenues increased by $1,475 million in 2015/16. The improvement in provincial revenue was primarily due to increases in taxation revenue of $1,270 million. Contributions from the federal government increased $368 million and fees and licences revenue increased by $411 million. Increases in these significant sources of revenue were offset by net earnings of self—supported Crown corporations, which were $669 million lower than in 2014/15. All other sources of revenue were $95 million higher than in 2014/15.

In 2015/16, tax revenue increased by $1,270 million (5.5%). Personal income tax revenue increased by $304 million 3.8%) reflecting normal annual growth in the tax base. Corporate income tax revenue increased by $152 million (5.8%) due to a higher settlement payment for the prior year and increased federal government instalments. Provincial sales tax increased by $192 million (3.3%) reflecting higher consumer expenditures and retail sales. Property transfer tax revenue increased by $468 million (43.9%) due to stronger housing sales and increased property values. Tobacco tax revenue increased by $18 million (2.4%) in 2015/16, and all other tax revenues increased by $172 million over the same period.

The net earnings of self—supported Crown corporations including BC Hydro, ICBC, BC Lottery Corporation and the Liquor Distribution Branch were $669 million lower than 2014/15.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Financial Statement Discussion and Analysis Report

Contributions from the federal government were $368 million higher than contributions received in 2014/15. This increase was mainly the result of the improved BC population share of Canada Health and Social Transfers.

Natural resources revenue decreased by $366 million (12.5%) in 2015/16. Petroleum, natural gas and mineral royalties decreased $464 million (29.1%) due to lower natural gas and petroleum prices and lower revenue from the sale of Crown land leases. Forest revenues increased by $111 million (14.7%) due to higher revenues collected by the federal government under the softwood lumber agreement and the effect of increased Crown harvest volumes. Other sources of natural resources revenue decreased by $13 million (2.2%).

Own—source Revenue to GDP

The ratio of own—source revenue to GDP represents the amount of revenue the provincial government is taking from the provincial economy in the form of taxation, natural resource revenue, earnings of self—supported Crown corporations and user fees and licences (own—source revenue is all revenue except for federal transfers).

Own—source revenue to GDP has remained stable in 2015/16 ending the year at 16.3%.

Percentage Change in Revenue

Trend analysis of revenue provides users with information about significant changes in revenue over time and between sources. This enables users to evaluate past performance and assess potential implications for the future.

Over the five years since 2011/12 total revenue has increased in line with the increase in GDP. While fees and licences revenue and taxation revenue have exceeded the growth in GDP, natural resource revenues decreased in 2015/16 to 91.4%. Federal government contributions have increased slightly over 2014/15 to 99.0%.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Financial Statement Discussion and Analysis Report

Natural Resource Revenue

The chart of natural resource revenue by source explains past trends of natural resource revenue in total and by major category.

Petroleum, natural gas and mineral revenues decreased by $464 million from 2014/15. These categories of natural resource revenue account for 44.0% of natural resource revenue compared to 54.3% in 2014/15.

Forestry revenue increased by $111 million in 2015/16. The proportion of natural resource revenue derived from forestry increased to 33.6% in 2015/16 from 25.6% in 2014/15.

Water and other resource revenues decreased by $13 million in the year. They comprise 22.4% of provincial natural resource revenue.

Government—to—Government Transfers to Total Revenue

The ratio of government—to—government transfers to total revenue is an indicator of how dependent the province is on transfers from the federal government. An increasing trend shows more reliance and a decreasing trend shows less.

Federal transfers increased by $368 million in 2015/16, roughly in line with the growth in total revenue. This increase was mainly the result of annual adjustment to the province’s share of Canada Health and Social Transfers.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Financial Statement Discussion and Analysis Report

Expense Analysis

The following analysis helps users understand the impact of the government’s spending on the economy, the government’s allocation and use of resources, and the cost of government programs.

Expense by Function

Expense by function provides a summary of the major areas of government spending, and changes in spending over time. Functions, which indicate the purpose of expenditures, are defined by Statistics Canada’s Financial Management System of Government Statistics. The province uses the following functions: health, education, social services, interest, natural resources and economic development, transportation, other, protection of persons and property, and general government. The health, education and social services functions account for approximately three quarters of the province’s total operating costs.

	In Millions
	2011/12	2012/13	2013/14	2014/15	2015/16
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Health	16,917	17,502	17,862	18,370	19,203
Education	11,227	11,528	11,827	11,827	12,212
Social services	3,940	3,990	3,805	3,847	4,106
Interest	2,383	2,390	2,482	2,498	2,786
Natural resources and economic development	1,873	2,092	1,755	2,191	2,562
Transportation	1,545	1,555	1,580	1,608	1,670
Other	1,415	1,346	1,184	1,288	1,264
Protection of persons and property	1,512	1,539	1,520	1,451	1,572
General government	2,834	1,262	1,386	1,359	1,501
Total expense	43,646	43,204	43,401	44,439	46,876

Government program spending increased by $2,437 million in 2015/16.

The province increased spending on the health sector by $833 million (4.5%), the education sector by $385 million (3.3%), the natural resource and economic development sector by $371 million (16.9%), and the social services sector by $259 million (6.7%). Spending in all of the other sectors increased by $589 million over 2014/15.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Financial Statement Discussion and Analysis Report

In 2015/16, provincial operating expenses were $46,876 million, a $2,437 million (5.5%) increase from 2014/15. Program spending has increased by $3,230 million (7.4%) since 2011/12. This is compared to increases in GDP of 12.7% over the same period.

Expense to GDP

The ratio of expense to GDP represents the amount of government spending in relation to the overall provincial economy.

Government spending as a percentage of GDP increased from 18.6% to 19.1% in 2015/16, indicating that government spending increased slightly as a proportion of economic growth as represented by GDP.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Financial Statement Discussion and Analysis Report

Changes in Actual Results from 2014/15 to 2015/16

	In Millions
	Revenue	Expense	Surplus
	$	$	$
2014/15 Surplus	46,131	44,439	1,692
Increase in taxation revenue	1,270		1,270
Increase in contributions from federal government	368		368
Increase in fees and licences revenue	411		411
Decrease in earnings from self—supported Crown corporations	(669)		(669)
Increase in other revenue	95		95
Increase in health spending		833	(833)
Increase in educational spending		385	(385)
Increase in natural resource and economic development		371	(371)
Increase in social services spending		259	(259)
Increase in other expenses		589	(589)
Subtotal of changes in actual results	1,475	2,437	(962)
	47,606	46,876
2015/16 Surplus			730

2014/15 Accumulated Surplus			3,073
2015/16 Accumulated Surplus before Accumulated Other Comprehensive income			3,803
Accumulated other comprehensive income from self—supported Crown corporations and agencies			(424)
2015/16 Accumulated Surplus			3,379

The year over year increase in total revenue of $1,475 million, offset by the increase in total expense of $2,437 million, resulted in a surplus that was $962 million lower than 2014/15. Accumulated surplus increased from $3,296 million in 2014/15 to $3,379 million at the end of 2015/16.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Financial Statement Discussion and Analysis Report

Changes from 2015/16 Budget

	In Millions
			Forecast
	Revenue	Expense	Allowance	Surplus
	$	$	$	$
Surplus per 2015/16 Budget	46,365	45,831	(250)	284
Increased taxation revenue	1,200			1,200
Increased fees and licences	202			202
Decreased other revenues	(161)			(161)
Increased natural resources and economic development spending		695		(695)
Increased protection of person and property spending		149		(149)
Increased general government spending		221		(221)
Increased health spending		142		(142)
Decreased other programs pending		(162)		162
Forecast allowance			250	250
Subtotal of changes in actual results compared to budget	1,241	1,045	250	446
Actual Results	47,606	46,876	0	730

Revenue was $1,241 million (2.7%) higher than the budgeted amount of $46,365 million and expenses were $1,045 million (2.3%) higher than the budgeted amount of $45,831 million.

Net Liabilities and Accumulated Surplus

In accordance with Canadian generally accepted accounting principles, the government’s Consolidated Statement of Financial Position is presented on a net liabilities basis. Net liabilities represent net future cash outflows resulting from past transactions and events. An analysis of net liabilities and accumulated surplus helps users to assess the government’s overall financial position and the future revenue required to pay for past transactions and events.

	In Millions			Variance
				2015/16	2015/16
	2015/16	2015/16	2014/15	Budget	vs
	Budget	Actual	Actual	to Actual	2014/15
	$	$	$	$	$
Financial assets	42,709	44,697	42,669	1,988	2,028
Less: liabilities	(83,764)	(84,332)	(81,235)	(568)	(3,097)
Net Liabilities	(41,055)	(39,635)	(38,566)	1,420	(1,069)
Less: non—financial assets	43,971	43,014	41,862	(957)	1,152
Accumulated surplus	2,916	3,379	3,296	463	83

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Financial Statement Discussion and Analysis Report

The accumulated surplus represents the sum of the current and prior years’ operating results, and accumulated changes in other comprehensive income. At March 31, 2016, the accumulated surplus was $3,379 million, $463 million higher than budget.

Financial assets were $2,028 million higher than 2014/15 as the result of increases in cash, cash equivalents, and temporary investments of $217 million, accounts receivable of $272 million, loans for the purchase of assets, recoverable from agencies of $1,450 million and $861 million in other financial assets. These increases were offset by decreases in equity of self—supported Crown corporations and agencies of $772 million.

Liabilities increased by $3,097 million from 2014/15. Self—supported debt increased by $1,460 million and taxpayer—supported debt increased by $1,434 million to fund infrastructure programs, provide capital financing to self—supported Crown corporations and agencies, and support working capital requirements. Other liabilities, including accounts payable and deferred revenue, increased by $203 million from 2014/15.

Non—financial assets typically represent resources, such as tangible capital assets, that the government can use in the future to provide services. Non—financial assets increased by $1,152 million over 2014/15 as government invested in infrastructure spending.

Accumulated Surplus

The accumulated surplus represents current and all prior years’ operating results. In 2015/16, the province had an accumulated surplus of $3,379 million, $83 million higher than in 2014/15. The positive operating results of prior years and the current year provide the flexibility to sustain core public services.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Financial Statement Discussion and Analysis Report

Components of Net Liabilities

Financial Assets

Trend analysis of financial assets provides users with information regarding the amount of resources available to the government that can be converted to cash to meet obligations or fund operations.

	In Millions
	2011/12	2012/13	2013/14	2014/15	2015/16
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Cash, cash equivalents, temporary investments and warehouse investments	3,235	3,174	2,802	3,676	3,893
Accounts receivable	2,408	2,456	3,449	3,489	3,761
Equity in self—supported Crown corporations and agencies	6,998	7,541	7,839	8,271	7,499
Loans for the purchase of assets, recoverable from agencies	15,167	17,208	19,255	20,624	22,074
Other financial assets	7,021	7,508	6,722	6,609	7,470
Total financial assets	34,829	37,887	40,067	42,669	44,697

In 2015/16, financial assets increased by $2,028 million primarily due to an increase in capital loans to Crown agencies. Recoverable capital loans increased by $1,450 million as the province provided funding to Crown agencies for capital projects, equity in self—supported Crown corporations decreased by $772 million, and all other financial assets increased by $1,350 million.

Liabilities

Trend analysis of liabilities provides users with information to understand and assess the demands on financial assets and the revenue raising capacity of government.

	In Millions
	2011/12	2012/13	2013/14	2014/15	2015/16
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Taxpayer—supported debt	36,012	39,828	41,761	42,693	44,127
Self—supported debt	14,942	17,011	19,041	20,465	21,925
Total financial statement debt	50,954	56,839	60,802	63,158	66,052
Accounts payable and other liabilities	9,119	9,149	8,298	8,312	8,571
Deferred revenue	10,449	9,881	9,683	9,765	9,709
Total liabilities	70,522	75,869	78,783	81,235	84,332

In 2015/16, total liabilities increased by $3,097 million. Liabilities are obligations that must be settled at a future date by the transfer or use of assets. Taxpayer—supported financial statement debt increased in 2015/16 by $1,434 million, while self—supported financial statement debt increased by $1,460 million. Information relating to the government’s debt management can be found in more detail in the analysis of the total provincial debt on page 25. Deferred revenue decreased by $56 million while accounts payable and other liabilities increased by $259 million.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Financial Statement Discussion and Analysis Report

Non—financial Assets

Trend analysis of non—financial assets provides users with information to assess the management of a government’s infrastructure and long—term non—financial assets.

	In Millions
	2011/12	2012/13	2013/14	2014/15	2015/16
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Tangible capital assets	35,692	36,762	37,778	39,028	40,282
Other non—financial assets	2,271	2,408	2,800	2,834	2,732
Total non—financial assets	37,963	39,170	40,578	41,862	43,014

Management of non—financial assets has a direct impact on the level and quality of services a government is able to provide to its constituents. Non—financial assets typically represent resources that government can use in the future to provide services. At March 31, 2016, non—financial assets were $43,014 million which was $1,152 million higher than 2014/15 and $5,051 million higher than 2011/12. The majority of the province’s non—financial assets represent capital expenditures for tangible capital assets net of amortization. The government has increased its investment in infrastructure spending by $1,254 million in 2015/16, to ensure service potential is available to deliver programs and services in future periods. Capital expenditures are not included on the Consolidated Statement of Operations and have no effect on the current surplus. They reduce future surpluses in the form of amortization expense as the service potential of assets is used to deliver programs and services.

Change in Capital Stock

This measure shows the impact of net changes to the government’s stock of physical capital. Positive amounts demonstrate an investment in infrastructure to replace existing capital and provide service potential in future periods.

The net annual investment in capital was $1,254 million in 2015/16, and $6,005 million since 2011/12. Total capital stock has also increased steadily over that period which indicates that capital infrastructure is available to continue providing programs and services in future periods.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Financial Statement Discussion and Analysis Report

Net Liabilities and Accumulated Surplus

	In Millions
	2011/12	2012/13	2013/14	2014/15	2015/16
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Financial assets	34,829	37,887	40,067	42,669	44,697
Less: liabilities	(70,522)	(75,869)	(78,783)	(81,235)	(84,332)
Net liabilities	(35,693)	(37,982)	(38,716)	(38,566)	(39,635)
Less: non—financial assets	37,963	39,170	40,578	41,862	43,014
Accumulated surplus	2,270	1,188	1,862	3,296	3,379

Net liabilities increased by $1,069 million in 2015/16, due to increases in debt related to investment in infrastructure. The liabilities include deferred revenue of $9,709 million which represents unearned revenues and restricted contributions that will be recognized as revenue in future periods.

The financial measure of net liabilities has remained stable while investments in infrastructure have increased resulting in an increase in accumulated surplus. The accumulated surplus of the province was $3,379 million at the end of 2015/16, indicating that the cumulative result of all past annual surpluses and deficits is positive, or that the province remains in a positive net financial position.

Non—financial Assets as a Portion of Liabilities

The chart provides an indication of what proportion of liabilities are used to fund capital infrastructure as opposed to funding working capital requirements including accounts payable and other operating liabilities, as well as revenue deferred to future periods. Over the past five years, non—financial assets have increased while the measure of net liabilities has remained stable.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Financial Statement Discussion and Analysis Report

Net Liabilities to GDP

The net liabilities to GDP ratio provides an indication of the province’s ability to maintain existing programs and meet existing creditor requirements without increasing the debt burden on the economy as a whole.

The decrease in net liabilities to GDP is the result of net liabilities remaining below the increase in economic growth as represented by GDP in 2015/16. Net liabilities include deferred revenue that will be recognized as revenue in future periods, and obligations to outside parties including accounts payable and debt.

Surplus (Deficit) to GDP

The surplus (deficit) to GDP ratio is an indicator of sustainability that compares the province’s financial results to the overall results of the economy.

Results in the positive range of the chart indicate that the economy is growing faster than net government spending.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Financial Statement Discussion and Analysis Report

Total Provincial Debt

Total provincial debt is calculated differently than financial statement debt. Analysis of total provincial debt helps users to assess the extent of long—term liabilities and the government’s ability to meet future debt obligations.

	In Millions
	2011/12	2012/13	2013/14	2014/15	2015/16
	Actual	Actual	Actual	Actual	Actual
	$	$	$	$	$
Gross debt	50,954	56,839	60,802	63,158	66,052
Less: sinking fund assets	(1,491)	(1,778)	(835)	(977)	(1,580)
Third party guarantees and non—guaranteed debt	730	755	726	739	820
Total provincial debt	50,193	55,816	60,693	62,920	65,292

When reporting to rating agencies, the province adds to its financial statement debt, all debt guarantees and the debt directly incurred by self—supported Crown corporations, reduced by sinking fund assets. This balance is referred to as the total provincial debt.

Total provincial debt is $760 million lower than the amounts reported in the province’s financial statements after deducting sinking funds held to pay down the debt, and including guaranteed debt and the debt of self—supported Crown corporations. Overall, total provincial debt increased by $2,372 million in 2015/16 because the government borrowed to fund capital projects and working capital requirements.

The largest increases in the debt of self—supported Crown agencies were the debt of the British Columbia Hydro and Power Authority which increased by $1,384 million and the debt of Transportation Investment Corporation which increased by $54 million. Taxpayer—supported debt increased due to BC Transportation Financing Authority debt increasing by $757 million; health sector debt increasing by $476 million; education sector debt increasing by $646 million; and other increases in taxpayer—supported debt of $214 million.

Provincial government direct operating debt decreased by $1,246 million compared to 2014/15.

Taxpayer—supported debt to GDP

The ratio of taxpayer—supported debt to GDP is a key measure used by financial analysts and investors to assess a province’s ability to repay debt and is a key measure monitored by the bond rating agencies. An increasing ratio means that debt is growing faster than the growth of the economy as measured by GDP.

At the end of 2015/16 taxpayer—supported debt to GDP was 17.4% which was the same as the budgeted level of 17.4%.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Financial Statement Discussion and Analysis Report

Strong Credit Rating

Reflecting the province’s fiscal performance, British Columbia has maintained a strong and stable credit rating with all three credit rating agencies. In 2015/16, Moody’s Investors Service Inc. gave the province an Aaa credit rating (2015: Aaa); Standard and Poor’s gave the province an AAA credit rating (2015: AAA); and Dominion Bond Rating Service gave the province an AA(high) credit rating (2015: AA (high)).

Credit Ratings June 2016

Rating Agency1

	Moody’s Investors		Dominion Bond
Jurisdiction	Service Inc.	Standard and Poor’s	Rating Service
British Columbia	Aaa	AAA	AA (high)
Alberta	Aa1	AA	AA (high)
Saskatchewan	Aaa	AA+	AA
Manitoba	Aa2	AA	A (high)
Ontario	Aa2	A+	AA (low)
Quebec	Aa2	A+	A (high)
New Brunswick	Aa2	A+	A (high)
Nova Scotia	Aa2	A+	A (high)
Prince Edward Island	Aa2	A	A (low)
Newfoundland	Aa2	A	A (low)
Canada	Aaa	AAA	AAA

1The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality, are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B.

The “1”, “2”, “3”, “high”, “low”, “–”, and “+” modifiers show relative standing within the major categories. For example, AA+ exceeds AA.

A more comprehensive overview of provincial debt, including key debt indicators is located on pages 127—140.

Public Debt Charges to Revenue (the Interest Bite)

The public debt charges to revenue indicator is often referred to as the “interest bite”. This provides users with the percentage of the province’s revenue used to pay interest on debt. The ratio is sensitive to the cost of debt arising from either increasing interest rates or increasing debt, as well as decreases in revenue.

If an increasing proportion of provincial revenue is required to pay interest on provincial debt, less money is left to provide core public services. The interest bite has remaind stable over the last five years. In 2015/16, the province spent 4.2 cents of each revenue dollar on interest on the provincial debt.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Financial Statement Discussion and Analysis Report

Non—Hedged Foreign Currency Debt to Total Provincial Debt

The ratio of non—hedged foreign currency debt to total provincial debt shows the degree of vulnerability of a government’s public debt position to swings in exchange rates.

Non—hedged foreign currency debt directly offset by instruments in the same foreign currency are considered “natural hedges”. These amounts are excluded from the ratio.

In 2015/16, the province had the equivalent of CAD$1,246 million in natural hedges.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Financial Statement Discussion and Analysis Report

Economic Highlights

British Columbia’s economy grew by an estimated 3.0% in the 2015 calendar year, the highest rate among the provinces, according to preliminary GDP by industry data from Statistics Canada. The estimated 3.0% growth for British Columbia in 2015 is higher than the government’s Budget 2016 estimate of 2.4%.

Real Gross Domestic Product in Calendar Year 2015

Growth was observed across most major industries in 2015 with the exception of mining, quarrying, and oil and gas extraction (down 7.8%) and information and cultural industries (down 0.4%). The strongest gains among industries in 2015 were observed in educational services (up 6.9%) and retail trade (up 6.3%). Agriculture, forestry, fishing and hunting also made a notable gain in 2015.

Retail sales, an indicator of consumer spending, increased by 6.0% in 2015. Also, the value of international merchandise exports from British Columbia increased by 0.6% in 2015, as unbalanced global demand and declining commodity prices took a toll on the value of British Columbia exports.

Unemployment Rate in Calendar Year 2015

British Columbia’s annual unemployment rate was 6.2% in 2015, a small increase from 6.1% observed in 2014. The unemployment rate in BC in 2015 was lower than the national average of 6.9%. The average level of employment increased by 1.2% in 2015, following a 0.6% increase in 2014.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Financial Statement Discussion and Analysis Report

Risks and Uncertainties

The government’s main exposure to risks and uncertainties arises from variables, which the government does not directly control. These include:

•   assumptions underlying revenue and Crown corporation forecasts such as economic factors, commodity prices

•   and weather conditions; . the outcome of litigation, arbitration, and negotiations with third parties;

•   potential changes to federal transfer allocations, cost—sharing agreements with the federal government and

•   impacts on the provincial income tax bases arising from federal tax policy and budget changes;

•   utilization rates for government services such as health care, children and family services, and income assistance;

•   exposure to interest rate fluctuations, foreign exchange rates and credit risk; and .

•   changes in Canadian generally accepted accounting principles.

The following are the approximate effect of changes in some of the key variables on the surplus:

Key Fiscal Sensitivities

		Annual Fiscal Impact
Variable	Increase Of	($ millions)
Nominal GDP	1%	$150 to $250
Lumber prices (US$/thousand board feet)	$50	$100 to $120[1]
Natural gas prices (Cdn$/gigajoule)	50 cents	$175[2]
US exchange rate (US cents/Cdn$)	1 cent	($25) to ($50)
Interest rate	1 percentage point	($114)
Debt	$500 million	($15)

1Sensitivity relates to stumpage revenue only. Depending on market conditions, changes in stumpage revenue may be offset by changes in border tax revenue.

2Sensitivities can vary significantly, especially at lower prices.

Although the government is unable to directly control these variables, strategies have been implemented to mitigate these risks and uncertainties. The development of taxation, financial and corporate regulatory policy to reinforce British Columbia’s position as an attractive place to invest and create jobs will help offset the increase in competition for investment as a result of globalization of economic and financial markets. As in previous years, the government applied a forecast allowance in the budget to account for risks to revenue, expenditure, Crown corporations’, school districts’, universities’, colleges’, institutes’, and health organizations’ (SUCH sector) forecasts. The use of forecast allowances recognizes the uncertainties in predicting future economic developments.

Risk management in relation to debt is discussed in Note 20 on page 64 of the Notes to the Consolidated Summary Financial Statements.

Summary Financial Statements

Province of British Columbia

For the Fiscal Year Ended

March 31, 2016

Statement of Responsibility

for the Summary Financial Statements

of the Government of the Province of British Columbia

Responsibility for the integrity and objectivity of the Summary Financial Statements for the Government of the Province of British Columbia rests with the government. The Comptroller General prepares these financial statements in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA. The fiscal year of the government is from April 1 to March 31 of the following year.

To fulfill its accounting and reporting responsibilities, the government maintains financial management and internal control systems. These systems give due consideration to costs, benefits and risks, and are designed to provide reasonable assurance that transactions are properly authorized by the Legislative Assembly, are executed in accordance with prescribed regulations and are properly recorded. This is done to maintain accountability of public money and safeguard the assets and properties of the Province of British Columbia under government administration. The Comptroller General of British Columbia maintains the accounts of British Columbia, a centralized record of the government’s financial transactions, and obtains additional information as required from ministries, Crown corporations, agencies, school districts, universities, colleges, institutes and health organizations to meet accounting and reporting requirements.

The Auditor General of British Columbia provides an independent opinion on the financial statements prepared by the government. The duties of the Auditor General in that respect are contained in section 11 of the Auditor General Act.

Annually, the financial statements are tabled in the legislature as part of the Public Accounts, and are referred to the Select Standing Committee on Public Accounts of the Legislative Assembly. The Select Standing Committee on Public Accounts reports to the Legislative Assembly with the results of its examination and any recommendations it may have with respect to the financial statements and accompanying audit opinions.

Approved on behalf of the Government of the Province of British Columbia:

/s/ Michael De Jong
MICHAEL DE JONG
Chair, Treasury Board

INDEPENDENT AUDITOR’S REPORT

To the Legislative Assembly of the Province of British Columbia

I have audited the accompanying summary financial statements of the Government of the Province of British Columbia (the Government), which comprise the consolidated statement of financial position as at March 31, 2016, and the consolidated statements of operations, change in net liabilities and cash flow for the year then ended, and a summary of significant accounting policies and other explanatory information.

Government’s Responsibility for the Summary Financial Statements

Government is responsible for the preparation and fair presentation of these summary financial statements in accordance with the Budget and Transparency Accountability Act as set out in note 1(a) to the summary financial statements, and for such internal control as it determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor General’s Responsibility

My responsibility is to express an opinion on these summary financial statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the summary financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the summary financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the summary financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the summary financial statements.

In my view, the audit evidence I have obtained is sufficient and appropriate to provide a basis for my qualified audit opinion.

LEGISLATIVE ASSEMBLY OF THE PROVINCE OF BRITISH COLUMBIA

Independent Auditor’s Report

Basis for Qualified Opinion

Inappropriate deferral of revenues

Government’s accounting treatment for funds received from other governments and for externally restricted funds received from non-government sources is to initially record them as deferred revenue (a liability) and then recognize revenue in the statement of operations either on the same basis as the related expenditures occur or, in the case of funds for the purchase or construction of capital assets, to recognize revenue on the same basis as the related assets are amortized.

In this respect, the summary financial statements are not in accordance with Canadian public sector accounting standards which require that (i) transfers from other governments be recorded as revenues, except when the transfer meets the definition of a liability for the recipient government, and (ii) externally restricted funds received from non-government sources be recorded as revenue in the period in which the funds are used for the purpose(s) specified.

Had government made an adjustment, when this was first brought to its attention, for those funds received that in my opinion do not meet the definition of a liability or which have already been used for the purpose(s) specified, liabilities as at March 31, 2016, would have been less by $4,243 million, the accumulated surplus at the beginning of the year would have been greater by $4,240 million and current year revenue would have been greater by $3 million.

Qualified Opinion

In my opinion, except for the effects of the matters described in the Basis for Qualified Opinion paragraphs, the summary financial statements present fairly, in all material respects, the financial position of the Government of the Province of British Columbia as at March 31, 2016, and the results of its operations, change in its net liabilities, and its cash flows for the year then ended in accordance with Canadian public sector accounting standards.

Report on Other Legal and Regulatory Requirements

I report that, except for the effects of the matters described in the Basis for Qualified Opinion paragraphs, the summary financial statements are presented in compliance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles for senior governments in Canada, supported by regulations of Treasury Board under the BTAA.

/s/ Carol Bellringer
Victoria, British Columbia	Carol Bellringer, FCPA, FCA
July 4, 2016	Auditor General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Summary Financial Statements

Consolidated Statement of Financial Position

as at March 31, 2016

		In Millions
	Note	2016	2015
		$	$
Financial Assets
Cash and cash equivalents		3,460	3,237
Temporary investments		433	439
Accounts receivable	3	3,761	3,489
Inventories for resale	4	77	70
Due from other governments	5	916	896
Due from self—supported Crown corporations and agencies	6	654	633
Equity in self—supported Crown corporations and agencies	7	7,499	8,271
Loans, advances and mortgages receivable	8	1,989	1,902
Other investments	9	2,254	2,131
Sinking fund investments	10	1,580	977
Loans for purchase of assets, recoverable from agencies	11	22,074	20,624
		44,697	42,669
Liabilities
Accounts payable and accrued liabilities	12	5,774	5,369
Employee future benefits	13	2,069	1,921
Due to other governments	14	419	711
Due to Crown corporations, agencies and trust funds	15	63	50
Deferred revenue	16	9,709	9,765
Employee pension plans	17	246	261
Taxpayer—supported debt	18	44,127	42,693
Self—supported debt	19	21,925	20,465
		84,332	81,235
Net assets (liabilities)	21	(39,635)	(38,566)

Non—financial Assets
Tangible capital assets	22	40,282	39,028
Restricted assets	23	1,631	1,553
Prepaid program costs	24	891	881
Other assets	25	210	400
		43,014	41,862
Accumulated surplus (deficit)	26	3,379	3,296

Measurement uncertainty	2
Contingencies and contractual obligations	27
Significant events	38
Subsequent events	39

The accompanying notes and supplementary statements are an integral part of these financial statements.

Prepared in accordance with Canadian generally accepted accounting principles.

/s/ Stuart Newton
STUART NEWTON
Comptroller General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Summary Financial Statements

Consolidated Statement of Operations

for the Fiscal Year Ended March 31, 2016

	In Millions
	2016		2015
	Estimates
	(Note 33)	Actual	Actual
	$	$	$
Revenue
Taxation (Note 28)	23,126	24,326	23,056
Contributions from the federal government	7,646	7,647	7,279
Fees and licenses	5,634	5,836	5,425
Miscellaneous	3,161	3,298	2,860
Net earnings of self—supported Crown corporations and agencies (Note 7)	2,904	2,702	3,371
Natural resources (Note 29)	2,757	2,571	2,937
Investment income	1,137	1,226	1,203
	46,365	47,606	46,131
Expense (Note 30)
Health	19,061	19,203	18,370
Education	12,190	12,212	11,827
Social services	4,009	4,106	3,847
Interest	2,648	2,786	2,498
Natural resources and economic development	1,867	2,562	2,191
Transportation	1,713	1,670	1,608
Other	1,640	1,264	1,288
Protection of persons and property	1,423	1,572	1,451
General government	1,280	1,501	1,359
	45,831	46,876	44,439
Surplus (deficit) for the year before unusual items	534	730	1,692
Forecast allowance	(250)
Surplus (deficit) for the year	284	730	1,692

Accumulated surplus (deficit)—beginning of year as restated (Note 26)		3,073	1,381
Accumulated surplus (deficit)—before other comprehensive income		3,803	3,073
Accumulated other comprehensive income from self—supported Crown corporations and agencies (see page 95)—beginning of year		223	481
Other comprehensive income from self—supported Crown corporations and agencies (see page 95)		(647)	(258)
Accumulated other comprehensive income from self—supported Crown corporations and agencies (see page 95)—end of year		(424)	223
Accumulated surplus (deficit)—end of year		3,379	3,296

The accompanying notes and supplementary statements are an integral part of these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Summary Financial Statements

Consolidated Statement of Change in Net Liabilities

for the Fiscal Year Ended March 31, 2016

	In Millions
	2016		2015
	Estimates	Actual	Actual
	$	$	$
Surplus (deficit) for the year	284	730	1,692
Effect of change in tangible capital assets:
Acquisition of tangible capital assets	(3,731)	(3,457)	(3,407)
(Gain) or loss on sale of tangible capital assets	(483)	(372)	(135)
Amortization of tangible capital assets	2,112	2,086	2,080
Disposals and valuation adjustments	480	489	212
	(1,622)	(1,254)	(1,250)
Effect of change in:
Restricted assets	(54)	(78)	(60)
Prepaid program costs	87	(10)	(106)
Other assets	4	190	132
	37	102	(34)
Effect of self—supported Crown corporations’ and agencies’ other comprehensive income	30	(647)	(258)
(Increase) decrease in net liabilities	(1,271)	(1,069)	150
Net (liabilities)—beginning of year	(39,784)	(38,566)	(38,716)
Net (liabilities)—end of year (Note 21)	(41,055)	(39,635)	(38,566)

The accompanying notes and supplementary statements are an integral part of these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Summary Financial Statements

Consolidated Statement of Cash Flow

for the Fiscal Year Ended March 31, 2016

	In Millions
	2016			2015
	Receipts	Disbursements	Net	Net
	$	$	$	$
Operating Transactions
Surplus (deficit) for the year[1]			730	1,692
Non—cash items included in surplus (deficit):
Amortization of tangible capital asset			2,086	2,080
Amortization of public debt deferred revenue and deferred charges			102	(361)
Concessionary loan adjustments (decrease)			(11)	(12)
(Gain) or loss on sale of tangible capital assets			(372)	(135)
Valuation adjustment			231	204
Net earnings of self—supported Crown corporations and agencies			(2,702)	(3,371)
Temporary investments decrease (increase)			6	(19)
Accounts receivable (increase)			(462)	(210)
Due from other governments (increase)			(20)	(106)
Due from self—supported Crown corporations and agencies (increase) decrease			(21)	215
Accounts payable and accrued liabilities increase			405	235
Employee future benefits increase			148	51
Due to other governments (decrease)			(292)	(331)
Due to Crown corporations, agencies and funds increase			13	12
Employee pension plan (decrease) increase			(15)	47
Items applicable to future operations increase			65	100
Contributions from self—supported Crown corporations and agencies			2,858	2,651
Cash derived from operations			2,749	2,742

Capital Transactions
Tangible capital assets dispositions (acquisitions)	482	(3,457)	(2,975)	(3,196)
Cash (used for) capital	482	(3,457)	(2,975)	(3,196)

Investment Transactions
Investment in self—supported Crown corporations and agencies		(31)	(31)	30
Loans, advances and mortgages receivable (issues)	239	(340)	(101)	(98)
Other investments—net (increase) decrease		(132)	(132)	218
Restricted assets—net (increase)		(78)	(78)	(60)
Sinking fund investments—net (increase)	32	(635)	(603)	(142)
Cash (used for) investments	271	(1,216)	(945)	(52)
Sub—total cash (requirements)			(1,171)	(506)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Summary Financial Statements

Consolidated Statement of Cash Flow—Continued

for the Fiscal Year Ended March 31, 2016

	In Millions
	2016			2015
	Receipts	Disbursements	Net	Net
	$	$	$	$

Sub—total cash (requirements) carried forward from previous page			(1,171)	(506)

Financing Transactions[2]
Public debt increases	31,268	(28,421)	2,847	2,758
(Used for) purchase of assets, recoverable from agencies	11,570	(13,023)	(1,453)	(1,397)
Cash derived from financing	42,838	(41,444)	1,394	1,361
Increase in cash and cash equivalents			223	855
Cash and cash equivalents—beginning of year			3,237	2,382
Cash and cash equivalents—end of year			3,460	3,237

Cash and cash equivalents are made up of:
Cash			2,421	2,499
Cash equivalents			1,039	738
			3,460	3,237

1Interest received during the year was $1,207 million (2015: $1,190 million). Interest paid during the year was $2,763 million (2015: $2,489 million). Interest received is made up of interest income from the Statement of Operations in the amount of $1,226 million (2015: $1,203 million) plus the change in accrued interest receivable in the amount of $(19) million (2015: $(13) million). Interest paid is made up of interest expense from the Statement of Operations in the amount of $2,786 million (2015: $2,498 million) plus the change in accrued interest payable in the amount of $(23) million (2015: $(9) million).

2Financing transaction receipts are from debt issues and disbursements are for debt repayments.

The accompanying notes and supplementary statements are an integral part of these financial statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016

1. Significant Accounting Policies

(a) BASIS OF ACCOUNTING

The government’s Summary Financial Statements are prepared in accordance with the Budget Transparency and Accountability Act (BTAA), which requires generally accepted accounting principles (GAAP) for senior governments in Canada, supported by regulations of Treasury Board under the BTAA.

(b) REPORTING ENTITY

These financial statements include the accounts of organizations that meet the criteria of control (by the province) as established under Canadian Public Sector Accounting Standards. The reporting entity also includes government partnerships.

A list of organizations included in these consolidated financial statements may be found on pages 81 – 83. Trusts administered by government or government organizations are excluded from the reporting entity.

(c) PRINCIPLES OF CONSOLIDATION

Taxpayer—supported Crown corporations, agencies, and the school districts, universities, colleges, institutes, health organizations (SUCH) and the Consolidated Revenue Fund (CRF) are consolidated using the full consolidation method. The government’s interests in government partnerships are recorded on a proportional consolidation basis. Self—supported Crown corporations, agencies, entities and government business partnerships are consolidated using the modified equity basis of consolidation.

Organizations are reviewed annually to determine whether they can be expected to meet the definition of self—supported over their normal course of operations. In determining whether organizations will be able to maintain their operations and meet their liabilities from revenues received from sources outside of the government reporting entity, the following factors are considered as they apply:

i) The organization’s history of maintaining its operations and meeting its liabilities;

ii) Whether the organization would continue to maintain its operations and meet its liabilities without relying on sales to, or subsidies in cash or kind from, the government reporting entity;

iii) Past, present and future economic conditions within which the organization operates; and

iv) Whether the organization has realistic and specific plans that show how it expects to be able to maintain its operations and meet its liabilities in the future.

The status of self—supported organizations is not changed in response to financial results which are reasonably expected to be temporary in nature. Organizations are classified as self—supported on establishment and during a start up period if they are reasonably expected to meet the definition of self—supported in their normal course of operations.

The definitions of these consolidation methods can be found on page 141.

Adjustments are made for Crown corporations, agencies and entities whose fiscal year ends are different from the government’s fiscal year end of March 31. These Crown corporations, agencies and entities consist of the British Columbia Assessment Authority (December 31), the Insurance Corporation of British Columbia (December 31), and all school districts (June 30).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

1. Significant Accounting Policies—Continued

Statistics Canada’s Financial Management System for Government Statistics provides the guidance for establishing segment disclosure and function reporting. The Consolidated Statement of Financial Position by Sector and the Consolidated Statement of Operations by Sector are found on pages 84 – 91. These statements include the operations of the CRF, taxpayer—supported Crown corporations and agencies, and SUCH sector organizations. Each taxpayer—supported Crown corporation, agency and SUCH sector organization is assigned to a sector based on its major activity. Sectors are identified using functions. The nature of each function is described in greater detail under Note 1(d) Classification by Sector.

(d) SPECIFIC ACCOUNTING POLICIES

Classification by Sector

The province uses the following sectors: health, education, social services, natural resources and economic development, protection of persons and property, transportation, general government, debt servicing and other.

The health sector includes the provincial health care system. It includes providing medical, hospital and preventive care, and other health—related services such as laboratories and diagnostic facilities.

The education sector includes education services. It includes elementary, secondary, and post—secondary schools. It also includes other education services such as programs to upgrade the skills of individuals and to provide apprenticeship training.

The social services sector includes outlays that the province made to help disadvantaged individuals and families overcome obstacles and circumstances which threaten their well—being. It includes counselling and rehabilitation services, transfer payments to individuals who are unable to lead a normal life due to a physical or mental disability, and services and goods provided by the province to the elderly.

The natural resources and economic development sector includes the promotion and development of industries, as well as the development and conservation of the natural resources on which these industries depend. It includes regulating the various industrial activities that are carried on in the province, as well as research related to resource conservation.

The protection of persons and property sector includes the protection of persons and property from negligence, abuse and crime. It includes policing, operating and maintaining courts of law and correctional facilities. It includes services related to new immigrants. It also includes negotiations to resolve land, resources, governance and jurisdictional issues with First Nations.

The transportation sector includes the operation and maintenance of transportation systems. This includes highway infrastructure, other road systems and public transit.

The general government sector is composed of three sub—categories. These are general administration, executive and legislature, and other general government services. General administration includes central accounting, budgeting, tax administration and collection, and other centralized administrative services. Executive and legislature includes the political, law enactment and constitutional activities of the province.

The debt servicing sector represents the financial impacts of activities related to management of public debt.

The other sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

Revenue

All revenue is recorded on an accrual basis. For corporate income tax, the cash received from the federal government is used as the basis for estimating the tax revenue. Annual tax revenues also include adjustments between the estimated revenues of previous years and actual amounts, as well as revenues from reassessments relating to prior years. Revenues do not include estimates of unreported taxes, or the impact of future reassessments that cannot be reliably determined.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

1. Significant Accounting Policies—Continued

Personal income tax revenue is accrued in the year earned based on estimates of household and taxable income. The revenue reported in the fiscal year is based on a proration of the calendar year estimates.

Direct taxes, such as sales, fuel, carbon and tobacco, are recorded during the period in which the taxable event occurs and when authorized by legislation. Property tax revenues are recorded based on a pro—ration of actual property tax billings for each of the calendar years that comprise the fiscal year.

Tax concessions are accrued on the same basis as the associated tax revenues and reduce gross taxation revenue, but are not considered valuation allowances.

Royalty revenue is reported net of allowable credits integral to determining the amount of royalty. Amounts are reported as revenue when received or receivable.

Government transfers are recognized as revenues in the period during which the transfer is authorized and any eligibility criteria are met. Government transfers are deferred if they are restricted through stipulations for specific programs such as health transfers.

Expense

The cost of all goods consumed and services received during the year is expensed. Interest expense includes debt servicing costs such as amortization of discounts and premiums, foreign exchange gains and losses, and issue costs.

Pension expense is calculated as the cost of pension benefits earned by employees during the year, interest on the pension benefits liability, net of pension plan assets, and amortization of the government’s share of any experience gains or losses, less contributions made by members. The estimated total cost of government’s share of plan amendments related to past service is expensed in the year the plan is amended.

Government transfers include grants, entitlements and transfers under agreements, as defined in the definitions on page 142. Government transfers are recognized as expenses in the period in which the events giving rise to the transfer occurred, as long as the transfer is authorized, eligibility criteria have been met and a reasonable estimate of the amount can be made.

Assets

Assets are recorded to the extent they represent cash and claims upon outside parties, items held for resale to outside parties, prepaid expenses, deferred charges or tangible capital assets acquired as a result of events and transactions prior to year end.

Financial Assets

Cash and cash equivalents include cash on hand, demand deposits and short—term highly liquid investments that are readily convertible to known amounts of cash. These are subject to an insignificant risk of changes in value. These short—term investments generally have a maturity of three months or less and are held for the purpose of meeting short—term cash commitments rather than for investing.

Temporary investments and Warehouse Program investments include short—term investments recorded at the lower of cost or market value. The fair values of short—term investments approximate their carrying values because of the short—term maturity of these instruments. Warehouse Program investments are short—term investments related to specific borrowings in advance of requirements under the Warehouse Borrowing Program.

Inventories for resale are expected to be sold within one year and include property that has been purchased, or for which development costs have been incurred, and that is held for ultimate resale or lease to outside parties. Inventories for resale are recorded at the lower of cost or net realizable value.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

1. Significant Accounting Policies—Continued

Equity in self—supported Crown corporations and agencies represents the province’s investment (including long—term advances) in those self—supported Crown corporations and agencies at cost, increases/decreases in the investees’ net assets, and other comprehensive income.

Loans for purchase of assets recoverable from agencies are recorded at maturity value, less unamortized premium or discount, deferred foreign exchange gains or losses and sinking fund balances. Premium/discount is amortized on a constant yield basis.

Loans and advances are recorded at cost less adjustment for any prolonged impairment in value. Mortgages receivable are recorded at the principal amount less valuation allowance, are secured by real estate and are repayable over periods ranging up to thirty—five years. Concessionary loans and mortgages are recorded at net present value at issue, and related present value discounts are expensed. Valuation allowances are made when collectibility is considered doubtful. Interest is accrued on loans receivable only when collection is certain. Otherwise, it is recognized on the cash basis.

Other investments are recorded at the cost of acquisition, which may be adjusted by attributed income. Valuation adjustments are made when the value of investments is impaired.

Sinking fund investments are cash and marketable securities held specifically for the purpose of repaying outstanding debt at maturity. Sinking fund investments are recorded at the cost of acquisition.

Tangible Capital Assets

Tangible capital assets are recorded at historical cost, plus asset retirement obligations, less accumulated amortization. The recorded cost, less the residual value, is generally amortized over the estimated useful lives of the assets on a straight—line basis.

All significant tangible capital assets of government organizations and operations have been capitalized. Intangible assets and items inherited by right of the Crown, such as forest, water and mineral resources, are not recognized in these financial statements. Crown land is capitalized at a nominal value of one dollar.

The value of collections (e.g. artifacts, specimens and documents) has been excluded from the Statement of Financial Position. When collections are purchased, these items are expensed.

Liabilities

All liabilities are recorded to the extent they represent claims payable to outside parties as a result of events and transactions prior to year end. This includes probable losses on loan guarantees issued by the province, contingent liabilities (when it is likely a liability exists and the amount of the liability can be reasonably determined on an individual or portfolio basis) and unfunded pension liabilities. Liabilities are not recorded for tax concessions or royalty credits which are integral in determining the amount of revenue.

Guaranteed debt includes guarantees by the Minister of Finance, made through specific agreements or legislation, to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Loss provisions on guaranteed debt are recorded when it is likely that a loss will occur. The amount of the loss provision represents the best estimate of future payments less recoveries. The loss provision is recorded as a liability and an expense in the year determined and is adjusted as necessary to ensure it equals the expected payout of the guarantee.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

1. Significant Accounting Policies—Continued

Employee Pension Plans

The province accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service. The amount is calculated using the accrued benefit actuarial cost method. Where plans are in a net asset position and Joint Trusteeship Agreements restrict access to the assets, the province records the value of plan net assets as nil. The province records a liability for its share where plans are in a net obligation position. Changes in net liabilities/assets, which arise as a result of actuarial gains and losses, are amortized on a straight—line basis over the average remaining service period of employees active at the date of the adjustments. Past service costs from plan amendments are recognized in full in the year of the amendment.

Unfunded pension liabilities of the Members of the Legislative Assembly Superannuation Account represent the terminal funding that would be required from the province for the difference between the present value of the obligations for future benefit entitlements and the amount of funds available in the account.

Public Debt

Public debt represents the direct debt obligations of the Province of British Columbia, including borrowings incurred for government operating purposes, the acquisition of capital assets, re—lending to authorized government bodies and borrowings in advance of future requirements under the Warehouse Borrowing Program. Public debt consists of short—term promissory notes, notes, bonds and debentures, bank loans, capital leases and mortgages payable. These obligations are recorded at principal less unamortized premium or discount and unrealized foreign exchange gains or losses.

Public debt is reported under two categories:

(i) Taxpayer—supported debt—includes direct debt used for government operating and capital purposes, the debt of those Crown corporations, agencies and SUCH sector entities who require an operating or debt servicing subsidy from the provincial government, and the debt of an entity that is fully consolidated within these financial statements.

(ii) Self—supported debt—includes the portion of debt of self—supported organizations and entities that has been borrowed through the government’s fiscal agency loan program. It does not include all debt of self—supported organizations as these entities are consolidated on the modified equity basis. Self—supported organizations fully fund their operations and debt from revenue generated through the sale of goods and/or services at commercial rates to buyers that are outside the government reporting entity. Self—supported debt includes debt of the Warehouse Borrowing Program.

Debt premium/discount is amortized on a constant yield basis. Unamortized premium/discount on bonds called and refinanced is amortized over the remaining life of the old debt or the life of the new debt, whichever is shorter.

Foreign Currency Translation

Monetary assets and liabilities denominated in foreign currencies are translated to Canadian dollars at the exchange rate prevailing at year end. Foreign currency transactions are translated at the exchange rate prevailing at the date of the transaction unless hedged by forward contracts that specify the rate of exchange. Adjustments to revenue or expense transactions arising as a result of foreign currency translation are credited or charged to operations at the time the adjustments arise. Unrealized foreign currency gains and losses on long—term, fixed—term monetary assets and liabilities are reported as a component of sinking funds, public debt and loans for purchase of assets recoverable from agencies, and amortized over the remaining terms of the related items on a straight—line basis. Non—monetary assets and liabilities are translated at historical rates of exchange.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

1. Significant Accounting Policies—Continued

Derivative Financial Instruments

The province is a party to financial instruments with off—balance sheet risk due to fluctuations in foreign currency exchange rates, interest rate fluctuations and counterparty default on financial obligations. The province does not use derivative financial instruments for speculative purposes. Off—balance sheet position data is given in the form of nominal principal amounts outstanding. Amounts earned and expenses incurred under swaps are recognized and offset against the related interest expense. Gains and losses on terminated derivative contracts are deferred and amortized over the remaining term of the contract or the term of the related debt.

Other Comprehensive Income

Any recognition of other comprehensive income for self—supported Crown corporations has been reflected in the equity in self—supported Crown corporations and agencies, and in the accumulated surplus (deficit).

Asset Retirement Obligations

The province recognizes asset retirement obligations where a reasonable estimate of the fair value of the obligation and the future settlement date of the retirement of the asset can be determined. The associated retirement costs are capitalized as part of the assets’ carrying value and amortized over the assets’ useful lives. Legal liabilities may exist for the removal and disposal of asbestos within buildings that will undergo major renovations or demolition. The fair value of the liability for asbestos removal or disposal will be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made.

2. Measurement Uncertainty

The preparation of financial statements requires the province to make estimates and assumptions that affect the amounts of assets, liabilities, revenues and expenses during the reporting period. Uncertainty in the determination of these amounts is known as measurement uncertainty.

Some of the more significant estimates used in these financial statements affect the accrual of tax revenues, Canada Health Transfer and Canada Social Transfer entitlements, obligations for pension obligations and other employee future benefits, accruals for environmental obligations, future payments related to contingent liabilities, and valuation allowances for loans, investment and advances. Actual results could differ from estimates. For many common financial statement items, such as accounts payable and allowances for doubtful accounts, measurement uncertainty is inherent but inestimable.

A provision for environmental clean-up is included in accounts payable and accrued liabilities. The provision is subject to a high degree of measurement uncertainty because the existence and extent of contamination, the responsibility for clean—up, and the timing and cost of remediation cannot be reliably estimated in all circumstances. The degree of measurement uncertainty resulting from the estimation of the provision cannot be reasonably determined.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

2. Measurement Uncertainty—Continued

The amount of corporate income tax attributable to the year can change as a result of reassessments in subsequent years. The variability of the final amounts attributable to the year cannot be reasonably determined.

Estimates are based on the best information available at the time of preparation of the financial statements and are reviewed annually to reflect new information as it becomes available. Measurement uncertainty exists in these financial statements, as identified in the table below, for items with a variability of over $10 million:

	In Millions
	Actual[1]
	Amount	Measurement	Uncertainty	Range
Program Area	Recorded	Minimum	Maximum	Minimum	Maximum
	$	$	$	$	$
Liabilities

Accounts Payable and Accrued Liabilities
Litigation and Arbitration	95	85	105	(10)	10
Crime Victim Assistance Program	177	167	187	(10)	10
Silviculture Liability	114	102	125	(12)	11
Employee Leave Entitlements	306	296	315	(10)	9

Variability arises from uncertainty of the outcomes or the use of estimates.

Revenues

Taxation
Personal Income Tax	8,380	7,980	8,780	(400)	400

Contributions from the Federal Government
Canada Health Transfer Payments[2]	4,446	4,412	4,480	(34)	34
Canada Social Transfer payments[2]	1,693	1,680	1,706	(13)	13

Expenses (Note 30)

Government Transfers
Tax Transfers	1,140	1,090	1,190	(50)	50

Variability is based on the potential differences between the estimates for the economic factors used in calculating the accruals and actual economic results.

1Actual amount recorded for each program area may not represent the entire amount in the financial statement line item.

2Canada Health Transfer and Canada Social Transfer payments are transfers from the federal government based on the provincial share of national population figures.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

3. Accounts Receivable

	In Millions
	2016	2015
	$	$

Accounts receivable	2,575	2,286
Taxes receivable	1,648	1,641
Accrued interest	325	306
	4,548	4,233
Provision for doubtful accounts	(787)	(744)
	3,761	3,489

4. Inventories for Resale

	In Millions
	2016	2015
	$	$

Properties	32	28
Miscellaneous	45	42
	77	70

Inventories for resale are charged to the statement of operations when sold. During the year, the total cost of sales was $163 million (2015: $163 million) including the effect of write—downs of $9 million (2015: $1 million). Write—downs occurred due to the sale of carbon offsets, obsolete materials no longer used, damaged goods, and reductions in the market value of goods.

5. Due from Other Governments

	In Millions
	2016	2015
	$	$
Government of Canada:
Current	834	828
Provincial governments:
Current	29	23
Local governments:[1]
Current	36	31
Long—term	17	14
	916	896

1Local governments are municipal units established by the provincial government which include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

6. Due from Self—supported Crown Corporations and Agencies

	In Millions
	2016	2015
	$	$

British Columbia Hydro and Power Authority	331	271
Insurance Corporation of British Columbia	138	139
British Columbia Lottery Corporation	130	144
UBC Properties Investments Ltd.	36	71
British Columbia Liquor Distribution Branch	12
Columbia Power Corporation	2	2
Great Northern Way Campus Trust	2	4
Vancouver Island Technology Park Trust	2	2
Heritage Realty Properties Ltd.	1
	654	633

See Statement of Financial Position for Self—supported Crown Corporations and Agencies on pages 92 – 93 for details.

7. Equity in Self—supported Crown Corporations and Agencies

	In Millions
	2016				2015
			Other
		Unremitted	Comprehensive
	Investments	Earnings	Income	Total	Total
	$	$	$	$	$
British Columbia Hydro and Power Authority	20	4,436	43	4,499	4,170
Insurance Corporation of British Columbia		3,072	(227)	2,845	3,947
Columbia Power Corporation	26	205		231	191
British Columbia Lottery Corporation		(17)	(57)	(74)	(75)
Transportation Investment Corporation	150	(394)	(173)	(417)	(358)
	196	7,302	(414)	7,084	7,875
Self—Supported Subsidiaries[1]
Columbia Basin Trust joint ventures[2]	197	7		204	197
British Columbia Railway Company[3]	107	38	(8)	137	135
Great Northern Way Campus Trust[4]	65	(2)	(2)	61	57
SFU Community Trust		6		6	8
Heritage Realty Properties Ltd[5].		2		2	2
Vancouver Island Technology Park Trust[5]	1	1		2	2
UBC Properties Investments Ltd.	27	(25)		2	(4)
Miscellaneous	1			1	(1)
	398	27	(10)	415	396
	594	7,329	(424)	7,499	8,271

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

7. Equity in Self—supported Crown Corporations and Agencies—Continued

	In Millions
	2016				2015
			Other
		Unremitted	Comprehensive
	Investments	Earnings	Income	Total	Total
	$	$	$	$	$
Change in Equity in Self—supported Crown Corporations and Agencies
Balance —beginning of year	196	7,446	233	7,875	7,375
Increase (decrease) in other comprehensive income			(647)	(647)	(254)
Net earnings of self—supported Crown corporations and agencies		2,657		2,657	3,339
Dividends		(2,552)		(2,552)	(2,336)
Adjustments to dividends		(249)		(249)	(249)
Balance—end of year	196	7,302	(414)	7,084	7,875

Self—Supported Subsidiaries
Balance—beginning of year	367	39	(10).	396	464
Increase (decrease) in investment	31			31	(30)
Increase (decrease)in other comprehensive income					(4)
Net earnings of self—supported Crown corporations and agencies		45		45	32
Dividends		(57)		(57)	(65)
Transfers (to) from deferred revenue					(1)
Balance—end of year	398	27	(10)	415	396
	594	7,329	(424)	7,499	8,271

1Self—supported subsidiaries are non—core government business enterprises that are consolidated under the modified equity method by taxpayer—supported organizations.

2Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation and Waneta Expansion Power Corporation are jointly controlled with Columbia Power Corporation. Columbia Power Corporation’s equity investment is included as an integral component of Columbia Power Corporation.

3A subsidiary of BC Transportation Financing Authority.

4Great Northern Way Campus Trust is owned 25% each by Emily Carr University of Art & Design, British Columbia Institute of Technology, The University of British Columbia, and Simon Fraser University.

5Subsidiaries of the University of Victoria.

See Statement of Financial Position for Self—supported Crown Corporations and Agencies and Summary of Results of Operations and Statement of Equity for Self—supported Crown Corporations and Agencies on pages 92 – 95 for details.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

8. Loans, Advances and Mortgages Receivable

	In Millions
	2016	2015
	$	$
Loans and Advances
BC student loans	1,247	1,231
Land tax deferment loans	739	671
Construction loans to social housing projects	204	176
Accountable advances	2	3
Miscellaneous	93	99
	2,285	2,180
Provision for doubtful accounts	(329)	(329)
	1,956	1,851
Mortgages Receivable
Reconstruction Program	35	40
Miscellaneous		13
	35	53
Provision for doubtful accounts	(2)	(2)
	33	51
	1,989	1,902

The BC Student Loan Program provides loans to borrowers for post—secondary education. Borrowers are required to repay these loans to the province with interest set at a variable rate of prime plus 2.5%; however, borrowers can choose a fixed rate of prime plus 5%. Amortization of the loans is usually set at 114 months, but borrowers can extend that amortization to a maximum of 174 months. Defaulted loans are due on demand at the same rate of interest the borrower previously chose. The Ministry of Finance also administers defaulted student loans issued by financial institutions under a guaranteed or a risk sharing agreement with the province.

The Land Tax Deferment Program allows eligible owners to defer payment of all, or a portion of, annual property taxes due on principal residences. Eligible individuals are either 55 years of age or older, a surviving spouse, a person with a disability, or an owner who is financially supporting, at the time of application, a dependent child. The program for individuals 55 years of age or older, a surviving spouse, or a person with a disability, requires 25% equity in the home. The program for families with dependent children requires 15% equity in the home. Simple interest is charged on the deferred taxes at a rate set by the minister of finance. This rate will not exceed the prime lending rate of the principal banker to the government and will vary depending on the eligibility criteria used. The deferred taxes, plus any administration fees or outstanding interest, must be repaid before the residence can be legally transferred to a new owner, other than directly to a surviving spouse. Land Tax Deferment Loans are secured by registered charge on title.

Construction loans are provided by British Columbia Housing Management Commission (BCHMC), a taxpayer—supported Crown corporation and an approved lender under the National Housing Act. BCHMC provides construction loans for societies that are building approved projects under social housing programs. Interest is payable at the province’s weighted average borrowing rate for short—term funds, plus administration costs. Loans are repaid at substantial completion of each project from financing arranged with private lenders.

Accountable advances represent funds issued for program costs that have not yet been expended in accordance with the applicable agreements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

8. Loans, Advances and Mortgages Receivable—Continued

The Reconstruction Loan Program was established in 1998 under the Homeowner Protection Act to provide financial assistance to British Columbians who own homes damaged by premature building envelope failure and have limited ability to secure financing to pay for necessary remediation work. The financial assistance includes interest free loans as well as guarantees and interest subsidies of those loans provided by lenders outside of the government reporting entity. No new applicants under the program were being accepted after July 31, 2009. Financial assistance is secured by registered mortgages.

Miscellaneous mortgages receivable have terms up to 3 years with weighted average interest rates of up to 1.09%.

9. Other Investments

	In Millions
	2016	2015
	$	$
Pooled investment portfolios	839	718
Equity investments	344	280
Provincial government bonds	332	382
Municipal, corporate and other bonds	235	187
Commercial loans and investments	118	117
British Columbia Ferry Services Inc.	75	75
Government of Canada bonds	17	18
Miscellaneous	294	354
	2,254	2,131

Pooled investment portfolios consist mainly of units in various funds of the British Columbia Investment Management Corporation. These funds’ investments consist primarily of debt and equity holdings of privately held companies. Pooled investment portfolios have a market value of $1,005 million (2015: $1,013 million).

Equity investments have a market value of $444 million (2015: $462 million). They include investments in Canadian, U.S. and international equity markets.

Provincial bonds of various provinces have a market value of $342 million (2015: $399 million), with yields ranging from 0.00% to 11.00%. Maturity dates range from June 15, 2016 to June 18, 2029.

Municipal, corporate and other bonds have a market value of $246 million (2015: $215 million) with yields ranging from 0.00% to 9.90%. Maturity dates range from April 7, 2016 to June 30, 2108.

Commercial loans and investments are recorded at the lower of cost of acquisition adjusted by attributed income and market value. Commercial loans and investments include Columbia Basin Trust’s $118 million (2015: $117 million) investment in power developments and other investments.

As part of a secured debenture amendment and preferred share surrender agreement dated May 23, 2003, the province exchanged its interest in British Columbia Ferry Corporation for 75,477 preferred shares in British Columbia Ferry Services Inc. These non—voting preferred shares are valued at $1,000 per share and entitle the province to a fixed cumulative dividend at a rate of 8% of the issue price.

Government of Canada bonds have a market value of $17 million (2015: $19 million), with yields ranging from 0.78% to 8.00%. Maturity dates range from June 1, 2017 to December 1, 2048.

Miscellaneous investments consist of other pooled funds as well as various forms of income securities, notes and treasury bills. The market value of miscellaneous investments is $303 million (2015: $364 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

10. Sinking Fund Investments

	In Millions
	2016	2015
	$	$

Sinking fund investments related to taxpayer—supported debt	1,408	822
Sinking fund investments related to self—supported debt	172	155
	1,580	977

	In Millions
	2016	2015
	$	$

Provincial government bonds	362	335
Pooled investment portfolios	10	24
Local government bonds	5	5
Miscellaneous	1,203	613
	1,580	977

Provincial bonds of various provinces have a market value of $447 million (2015: $426 million), with yields ranging from 0.65% to 3.77%. Maturity dates range from August 15, 2016 to December 1, 2043.

Pooled investment portfolios have a market value of $10 million (2015: $24 million). These pooled investment portfolios consist of units in the British Columbia Investment Management Corporation’s bond funds, which mainly consist of various governments’ bonds and short—term unitized funds that hold money market instruments.

Local government bonds have a market value of $6 million (2015: $7 million), with yields of 1.99%. Maturity date is November 30, 2023. Local government bonds mainly consist of debt issued by the BC Municipal Financing Authority.

Miscellaneous investments have a market value of $1,203 million (2015: $613 million). These consist of Renminbi denominated bond proceeds held in term deposits.

11. Loans for Purchase of Assets, Recoverable from Agencies

	In Millions
	2016	2015
	$	$
British Columbia Hydro and Power Authority	18,007	16,629
Transportation Investment Corporation	3,614	3,547
Columbia Power Corporation	296	300
British Columbia Lottery Corporation	150	140
Improvement districts	7	8
	22,074	20,624

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

12. Accounts Payable and Accrued Liabilities

	In Millions
	2016	2015
	$	$

Accounts payable	2,841	2,603
Other accrued estimated liabilities[1]	2,250	2,106
Accrued interest on debt	683	660
	5,774	5,369

1Includes pending litigation, provision for guaranteed debt payout and other miscellaneous accrued claims.

13. Employee Future Benefits

	In Millions
	2016	2015
	$	$

Vacation, compensatory time off, sick bank	1,039	1,015
Retirement allowance	743	724
Long—term disability	141	46
Post—retirement benefits	75	69
Worker compensation benefits	71	67
	2,069	1,921

There are a variety of employee benefit plans across the reporting entity with different terms that provide for post—employment benefits, compensated absences and termination benefits. The cost of benefits is recognized in the periods the employee provides service. A liability is recognized for benefits that do not vest or accumulate when an event that obligates the province to pay benefits occurs.

The retirement allowance includes an actuarial valuation in the amount of $145 million. During the year, unamortized actuarial losses (gains) were $4 million (2015: $4 million); the amount of benefits paid was $17 million (2015: $17 million); and the date of the most recent actuarial valuation performed for accounting purposes was September 30, 2015.

Worker compensation benefits represent the actual premiums accruing to WorkSafeBC for the year. Amounts recorded in the financial statements relating to long—term disability benefits represent the actual amount of benefits paid during the year plus the actuarial estimate for future payments, based on claims ongoing at year—end.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

14. Due to Other Governments

	In Millions
	2016	2015
	$	$
Government of Canada:
Current	330	654
Long—term	1	2
Provincial governments:
Current	25	31
Local governments:[1]
Current	63	24
	419	711

1Local governments are municipal units established by the provincial government that include regional and metropolitan municipalities, cities, towns, townships, districts, rural municipalities and villages.

15. Due to Crown Corporations, Agencies and Trust Funds

	In Millions
	2016	2015
	$	$
British Columbia Hydro and Power Authority		13
British Columbia Liquor Distribution Branch		4
Trust funds	63	33
	63	50

16. Deferred Revenue

	In Millions
	2016	2015
	$	$

Deferred contributions	3,362	3,022
Federal and municipal infrastructure project revenues	1,587	1,460
Petroleum, natural gas and minerals, leases and fees	1,406	2,080
Federal contributions	1,029	1,105
Unearned lease revenue	792	782
Tuition	285	238
Motor vehicle licences and permits	270	270
Derivative debt instruments	138	78
Water rentals and recording fees	121	107
Medical Services Plan premiums	118	113
Forest Stand Management Fund	12	11
Miscellaneous	589	499
	9,709	9,765

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

17. Employee Pension Plans

	In Millions
	2016	2015
	$	$

Teachers’ Pension Plan	244	259
Members of the Legislative Assembly Superannuation Account	2	2
	246	261

(a) Members of the Legislative Assembly Superannuation Account

The Legislative Assembly Superannuation Account (the “Account”) is administered by the British Columbia Pension Corporation (the “Pension Corporation”). As members of the Legislative Assembly retire, the present value of the amount required to provide a legislative member’s future pension benefit is transferred from the Account to the Public Service Pension Plan from which monthly pensions are paid. The province contributes to this plan and provides additional funding when the present value of the funding exceeds the accumulated assets in the Account available to fund those members’ benefit entitlements in the plan. This plan provides basic pension benefits based on length of service, highest four—year average earnings and plan members’ age at retirement. Benefits, such as group health benefits and inflation protection for the basic pension, are not guaranteed and are contingent upon available funding.

(b) Other Pension Plans

Other pension plans represent defined benefit plans outside of the College, Public Service, Municipal, and Teachers’ Pension plans which are funded by entities within the government reporting entity. They include the Retirement Plan for Non—Teaching Employees of the Board of School Trustees of School District No. 43 (Coquitlam), the University of Victoria’s pension plan for employees other than faculty and professional staff, Simon Fraser University’s Academic Pension Plan and Administrative/Union Pension Plan, and Canadian Blood Services’ pension plan for regular employees. Only 14.67% of the pension fund assets and accrued benefit obligation are included for the Canadian Blood Services pension plan, reflecting the province’s interest in the plan. The accrued benefit obligation for these other pension plans is $706 million (2015: $674 million), with estimated pension fund assets of $784 million (2015: $735 million), and an unamortized actuarial gain (loss) of $83 million (2015: $84 million). The accrued net (liability) asset is $(5) million (2015: $(23) million) and is included in post retirement benefits in Note 13.

There are additional employee pension plans in Crown corporations and agencies consolidated on the modified equity basis. They include British Columbia Hydro and Power Authority, British Columbia Lottery Corporation, British Columbia Railway Company, and the Insurance Corporation of British Columbia. Net assets or net liabilities of the pension funds are included in the equity balance of the particular Crown corporation or agency in Note 7. Total accrued benefit obligations equal $6,753 million (2015: $6,574 million), with estimated pension fund assets of $5,313 million (2015: $5,339 million). The accrued net (liability) asset is $(1,440) million (2015: $(1,235) million).

(c) Joint Trusteed Plans

The province contributes to four pension plans for substantially all of its employees. The four pension plans are the College Pension Plan, the Public Service Pension Plan, the Municipal Pension Plan, and the Teachers’ Pension Plan. The plans provide basic pensions based on length of service, highest five—year average earnings and plan members’ age at retirement. Benefits, such as group health benefits and inflation protection for the basic pension, are not guaranteed and are contingent upon available funding. No unfunded liability exists for the future indexing of pensions as the obligation is limited to the amount of available assets in separate inflation accounts.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

17. Employee Pension Plans—Continued

The College, Public Service, Municipal and Teachers’ pension plans are joint trusteed plans. In joint trusteed plans, control of the plans and their assets is assumed by individual pension boards made up of plan employer and plan member appointed trustees. The Province participates as a plan employer in each plan. Provisions of these plans stipulate that the province has no formal claim to any pension plan surplus or asset. The boards are fully responsible for the management of the plans, including investment of the assets and administration of the plans. The Pension Corporation provides benefit administrative services as an agent of the boards of trustees. The British Columbia Investment Management Corporation provides investment management services as an agent of the boards of trustees.

In the event an unfunded liability is determined by an actuarial valuation (performed at least every three years), the pension boards are required to address it through contribution adjustments shared equally by plan members and employers. It is expected, therefore, that any unfunded liabilities in the future will be short—term in nature.

The reported net assets or net obligations of the pension plans are administered under joint trust arrangements. The province has no claim on accrued asset amounts. The province is responsible for 50% of a reported net obligation. Settlement of the obligation will occur in future periods as contributions maintain a fully funded plan status over time. Also, only 70% of the pension fund assets, accrued benefit obligation, and preliminary current year employer contributions are included for the Municipal Pension Plan, reflecting the province’s interest in the plan.

The accrued benefit obligations and pension assets shown for 2015/16 are based on extrapolations of the most recent actuarial valuations as shown below. Fund assets are based on market value at the date of actuarial valuation and extrapolated using actuarial growth assumptions as shown in the following table. The expected long—term inflation rates used in these assumptions are nil, since the future indexing of pensions is limited to the amount of available assets in the inflation adjustment account.

Key actuarial assumptions and dates:

Public
	Service	Municipal	Teachers’	College
	Pension	Pension	Pension	Pension
	Plan	Plan	Plan	Plan
Date of actuarial valuation	Mar 31/14	Dec 31/12	Dec 31/14	Aug 31/12
Date of audited financial statements	Mar 31/15	Dec 31/14	Dec 31/14	Aug 31/15
Expected long—term rate of return	6.5%	6.5%	6.5%	6.5%

The audited financial statements of each pension plan listed, except the Account, may be found in the annual reports at www.pensionsbc.ca outside these audited statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

17. Employee Pension Plans—Continued

(d) Accrued net obligation (asset) table

The estimated financial position as at March 31, 2016, for the basic pension in each plan is as follows:

	In Millions
	Public
	Service	Municipal	Teachers’	College
	Pension	Pension	Pension	Pension
	Plan	Plan	Plan	Plan	Total
	$	$	$	$	$

Accrued benefit obligation	17,411	23,013	18,257	3,281	61,962
Pension fund assets	18,378	22,367	17,826	3,243	61,814
	(967)	646	431	38	148
Unamortized actuarial gain (loss)	(168)	(1,388)	57	(103)	(1,602)
Accrued net obligation (asset)	(1,135)	(742)	488	(65)	(1,454)

Province’s accrued net obligation—50%			244		244

The province is obligated under labour contracts to provide retirement benefits for its employees through contributions to these pension plans. Contribution rates are adjusted to reflect the results of the triennial actuarial valuation of each plan. When there is an accrued net obligation, the contribution rates will be increased to address the shortfall over the employees’ estimated remaining years of service. The province contributes approximately 50% of the total contributions for these plans; therefore, the province’s accrued net obligation is 50%. An accrued net obligation will not result in a payment to the plan, but will be addressed through increased contributions over time.

(e) The preliminary overall fund rates of return (loss) reported to the pension boards as at December 31, 2015 for each plan are: College Pension Plan 8.4% (2015: 11.3%), Public Service Pension Plan 9.3% (2015: 11.7%), Municipal Pension Plan 8.7% (2015: 11.3%), and Teachers’ Pension Plan 9.3% (2015: 11.6%).

(f) The province’s share includes contributions for all participants in the government reporting entity. Total contributions this year for each plan are: College Pension Plan $74 million (2015: $72 million), the Public Service Pension Plan $337 million (2015: $329 million), the Municipal Pension Plan $695 million (2015: $659 million), and the Teachers’ Pension Plan $418 million (2015: $361 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

18. Taxpayer—supported Debt1

	In Millions
					2016	2015
					Canadian	Canadian
	Year of	Canadian	US	Other	Dollar	Dollar
	Maturity	Dollar	Dollar[2]	Currencies[2]	Total	Total
		$	$	$	$	$

Short—term promissory notes	2016				0	3,692
	2017	999	2,176	603	3,778	0
Notes, bonds and debentures[3]	2016				0	1,746
	2017	810	1,442		2,252	2,168
	2018	694	1,240	359	2,293	2,291
	2019	2,223		900	3,123	2,519
	2020	2,167			2,167	2,164
	2021	1,919			1,919	1,933
	2022–2026	9,542	2,223	1,062	12,827	11,745
	2027–2031	3,460		96	3,556	3,539
	2032–2036	2,348			2,348	2,283
	2037–2041	4,133		169	4,302	4,032
	2042–2046	3,598			3,598	3,828
	2047–2051	1,447			1,447	147
	2052–2056	130			130	130
	2057–2061				0	0
	2062–2063	181			181	181
Capital leases	2016–2048	194			194	196

Total debt issued at face value		33,845	7,081	3,189	44,115	42,594

Unamortized premium					12	99

Total taxpayer—supported debt					44,127	42,693

The effective interest rates (weighted average) as at March 31 on the above debt are:
2016					3.60%
2015						3.76%

1The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 20.

2Foreign currency denominated debt as at March 31, 2016 includes US$6,621 million which was fully hedged to CAD$7,081 million; 700 million Swiss Francs was fully hedged into CAD$753 million; 351 million Euro was fully hedged to CAD$519 million, $700 million AUD was fully hedged to CAD$712 million and CNY 6 billion was unhedged (CAD$1,205 million).

3Notes, bonds and debentures includes $2,877 million (2015: $2,586 million) in public private partnership obligations and $39 million (2015: $40 million) in other loans.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

18. Taxpayer—supported Debt—Continued

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $3,271 million (2015: $3,271 million) at a weighted average interest rate of 5.13% (2015: 5.14%). These debentures mature at various dates from April 11, 2016 to December 10, 2040 with interest rates varying between 2.24% and 6.75%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, $39 million (2015: $50 million) Canada Pension Plan debentures were issued.

Mortgages

Balances include mortgages totalling $186 million (2015: $194 million) secured by land and buildings. The carrying value is $176 million (2015: $196 million).

Aggregate payments to meet sinking fund instalments and retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet sinking fund instalments and retirement provisions on notes, bonds and debentures are:

In Millions
Canadian
Dollar
$

2017	2,660
2018	2,325
2019	2,550
2020	2,192
2021	1,915
2022–2063	28,357

Total of stated minimum payments	39,999

Capital Lease Obligations

Capital lease obligations consist of the present value of the minimum lease payments related to capital leased assets. The province has lease agreements with terms between one year and forty–two years, with interest rates ranging between 1% and 16%.

Major leases include: Vancouver Coastal Health Authority capital lease obligation for the Gordon and Leslie Diamond Health Care Centre of $108 million (2015: $109 million), with weighted average interest rate of 5.37% and maturing August 1, 2036, Thompson Rivers University lease agreements for land and student residences of $38 million (2015: $39 million), with weighted average interest rate of 5.14% and maturing August 30, 2047, and, British Columbia Institute of Technology capital lease obligation for the building at Annacis Island Campus of $19 million (2015: $15 million), with weighted average interest rate of 4.19% and maturing July 31, 2044.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

18. Taxpayer—supported Debt—Continued

Aggregate payments to meet capital lease payments

Aggregate minimum lease payments over the next five fiscal years and thereafter are:

In Millions
Canadian
Dollar
$

2017	22
2018	17
2019	14
2020	12
2021	12
2022–2048	246

Total minimum lease payments	323
Less imputed interest	(129)

Total capital lease liability	194

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

19. Self—supported Debt1

	In Millions
					2016	2015
					Canadian	Canadian
	Year of	Canadian	US	Other	Dollar	Dollar
	Maturity	Dollar	Dollar[2]	Currencies[2]	Total	Total
		$	$	$	$	$

Short—term promissory notes	2016				0	4,664
	2017	2,090	1,166		3,256	0
Notes, bonds and debentures	2016				0	150
	2017				0	0
	2018	40			40	40
	2019	1,030	204		1,234	1,234
	2020	675			675	675
	2021	1,100			1,100	1,100
	2022–2026	2,526	640	391	3,557	2,561
	2027–2031	2,049			2,049	1,550
	2032–2036	1,260			1,260	1,260
	2037–2041	1,524	374		1,898	1,896
	2042–2046	5,218			5,218	4,923
	2047–2051	1,620			1,620	420
	2052–2056	60			60	60
	2057–2061				0	0
	2062–2063	50			50	50

Total debt issued at face value		19,242	2,384	391	22,017	20,583

Unamortized premium (discount)					(82)	(114)
Unrealized foreign exchange gain (loss)					(10)	(4)

Total self—supported debt					21,925	20,465

The effective interest rates (weighted average) as at March 31 on the above debt are:

2016					4.01%
2015						4.01%

1The balances and interest rates reflect the impact of the related derivative contracts, presented in Note 20.

2Foreign currency denominated debt as at March 31, 2016 includes US$1,858 million (CAD$2,384 million), of which US$1,631 million was fully hedged to CAD$2,090 million and US$227 million was unhedged (CAD$294 million), and 264 million EURO was fully hedged to CAD$391 million.

Notes, bonds and debentures

Redeemable by the province

Balances include debentures issued to the Canada Pension Plan totalling $371 million (2015: $371 million) at a weighted average interest rate of 3.98% (2015: 3.98%). These debentures mature at various dates from June 11, 2017 to July 10, 2042, with interest rates varying between 3.22% and 5.06%. These debentures are redeemable in whole or in part before maturity, on thirty days prior notice, at the option of the province. During the year, no Canada Pension Plan debentures were issued (2015: nil).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

19. Self—supported Debt—Continued

Aggregate payments to meet retirement provisions

Aggregate payments for the next five fiscal years and thereafter to meet retirement provisions on notes, bonds and debentures are:

In Millions
Canadian
Dollar
$

2017	0
2018	40
2019	1,234
2020	675
2021	1,100
2022–2063	15,073

Total of stated minimum payments	18,122

20. Risk Management and Derivative Financial Instruments

The province borrows funds in both domestic and foreign capital markets, and manages its existing debt portfolio to achieve the lowest debt costs within specified risk parameters. As a result, the province is exposed to risks associated with fluctuations in interest rate, foreign exchange rate, and credit risk. In accordance with risk management policy guidelines set by the Risk Committee of the Ministry of Finance, the province uses a variety of derivative financial instruments to hedge exposure to these risks.

Derivatives used by the province include interest rate swaps, cross—currency swaps and forward foreign exchange contracts. A derivative instrument is a financial contract with a counterparty that is applied to effect a hedge on interest rate or foreign exchange exposure that exists in the underlying provincial debt instrument. A derivative derives value from the impact of market changes on the underlying hedged debt instrument.

The following tables present maturity schedules of the province’s derivatives, based on the notional amounts of the contracts. Cross—currency swaps can have an exchange of the notional amounts at the start of the contract, the end of the contract, or both. There is no exchange of the notional amounts in interest rate swaps.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

20. Risk Management and Derivative Financial Instruments—Continued

Taxpayer—supported Portfolios (Notional Values)

	In Millions
				Forward
		Cross–	Interest	Foreign
	Year of	Currency	Rate	Exchange
	Maturity	Swaps[1]	Swaps[1]	Contracts[1]	Total
		$	$	$	$
	2017	1,442		2,328	3,770
	2018	1,599			1,599
	2019	298			298
	2020		300		300
	2021		100		100
	2022–2026	3,285	1,736		5,021
	2027–2031	96	378		474
	2032–2036		232		232
	2037–2041	204	101		305
Total		6,924	2,847	2,328	12,099

1March 31, 2016, fair market valuation was an unrealized gain of $1,900 million (2015: $2,023 million gain) on cross—currency swaps, an unrealized gain of $327 million (2015: $402 million gain) on interest rate swaps, no gain or loss (2015: $300 million loss) on advanced rate setting aggreements and an unrealized gain of $5 million (2015: $1 million gain) on forward foreign exchange contracts. These unrealized gains and losses are incurred on derivatives held in matched hedging arrangements with related debt instruments. The unrealized gains or losses on these hedging derivatives are offset by corresponding unrealized gains or losses on the matched debt instruments. These gains and losses are subject to measurement uncertainty.

Self—supported Portfolios (Notional Values)

	In Millions
			Forward
		Cross–	Foreign
	Year of	Currency	Exchange
	Maturity	Swaps[2]	Contracts[2]	Total
		$	$	$
	2017		1,166	1,166
	2018			0
	2019		204	204
	2020			0
	2021			0
	2022–2026	391	436	827
	2027–2031			0
	2032–2036			0
	2037–2041		283	283
Total		391	2,089	2,480

2March 31, 2016, fair market valuation was an unrealized loss of $11 million (2015: nil) on cross currency swaps and an unrealized gain of $9 million (2015: $82 million gain) on forward foreign exchange contracts. These unrealized gains and losses are incurred on derivatives held in matched hedging arrangements with related debt instruments that are held to maturity. The unrealized gains or losses on these hedging derivatives are offset by corresponding unrealized gains or losses on the matched debt instruments. These gains and losses are subject to measurement uncertainty.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

20. Risk Management and Derivative Financial Instruments—Continued

Interest rate risk

Interest rate risk is the risk that the province’s debt servicing costs will fluctuate due to changes in interest rates. The province uses derivative contracts (interest rate swaps) to manage interest rate risk by exchanging a series of interest payments and assuming either a fixed or floating rate liability to a counterparty, based on the notional principal amount. Derivatives allow the province to alter the proportion of its debt held in fixed and floating rate form to take advantage of changes in interest rates.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $31,245 million (2015: $31,280 million), allow floating rate exposure up to 45.00% (2015: 45.00%) of this portion of the taxpayer—supported debt. At March 31, 2016, floating rate debt exposure was 25.30% (2015: 26.80%) of the government direct debt portfolio.

Under current policy guidelines for British Columbia Hydro and Power Authority (BC Hydro), the maximum floating rate exposure is 25.00% (2015: 35.00%) of their debt that totals $17,918 million (2015: $16,534 million). At March 31, 2016, floating rate debt exposure for BC Hydro was 13.30% (2015: 22.10%) of their debt.

Based on the taxpayer—supported and self—supported debt portfolios at March 31, 2016, a one percent change in interest rates would impact the annual debt servicing expense by $82 million (2015: $101 million) for the taxpayer—supported debt portfolio and $33 million (2015: $47 million) for the self—supported debt portfolio.

At March 31, 2016, swap agreements relating to investments held by taxpayer—supported portfolios included interest rate swaps totalling $44 million (2015: $44 million).

Foreign exchange risk

Foreign exchange risk is the risk that the province’s debt servicing costs and principal payments will fluctuate due to changes in foreign exchange rates. The province uses derivative contracts (cross—currency swaps and forward currency contracts) to hedge foreign exchange risk by converting foreign currency principal and interest cash flows into Canadian dollar cash flows.

The government’s current policy guidelines with respect to the provincial government direct debt portfolio, which totals $31,245 million (2015: $31,280 million), allow unhedged foreign debt exposure up to 10.00% (2015: 10.00%) of this portion of the taxpayer—supported debt. At March 31, 2016, there was no unhedged foreign debt exposure of the government direct debt portfolio (2015: nil).

Under current policy guidelines for BC Hydro, the maximum unhedged foreign debt exposure is 5.00% (2015: 5.00%) of its debt, which totals $17,918 million (2015: $16,534 million). At March 31, 2016, 0.70% (2015: 0.80%) of its debt was in the form of unhedged foreign debt in US dollars.

Based on the taxpayer—supported and self—supported debt portfolios at March 31, 2016, a one cent change in the Canadian dollar versus the US dollar would impact the annual debt servicing expense by nil (2015: nil) for the taxpayer—supported debt portfolio and $1 million (2015: $1 million) for the self-supported debt portfolio.

At March 31, 2016, swap agreements relating to investments held by taxpayer—supported portfolios included cross—currency swaps totalling $35 million (2015: $30 million), and forward currency contracts $41 million (2015: nil).

Credit risk

Credit risk is the risk that the province will incur financial losses due to a counterparty defaulting on its financial obligations. In accordance with the government’s policy guidelines, the province reduces its credit risk by dealing with only highly rated counterparties. The province only enters into derivative transactions with counterparties that have a rating from Standard & Poor’s or Moody’s Investors Service Inc. of at least A+/A1. The province also establishes limits on individual counterparty credit exposures and monitors these exposures on a regular basis.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

21. Net Liabilities

The Consolidated Statement of Change in Net Liabilities (see page 39) shows the net impact of applying the expenditure basis of accounting. The net liabilities calculation uses the expenditure, rather than the expense basis of accounting. Under the expenditure basis of accounting, tangible capital assets, prepaid program costs and other assets are recorded as expenditures when calculating the current year surplus or deficit. Under the expense basis of accounting, these items are recorded on the Consolidated Statement of Financial Position as assets and amortized over an applicable period of time.

22. Tangible Capital Assets

	In Millions
	2016	2015
	$	$
Land and land improvements	4,669	4,485
Buildings (including tenant improvements)	20,276	19,501
Highway infrastructure	9,621	9,541
Transportation equipment	2,765	2,579
Computer hardware and software	1,173	1,120
Other	1,778	1,802
	40,282	39,028

See Consolidated Statement of Tangible Capital Assets on page 96.

The estimated useful lives of the more common tangible capital assets are: buildings (3–90 years); highway infrastructure (5–40 years); transportation equipment (including rapid transit, ferries and related infrastructure) (2–100 years); computer hardware and software (1–10 years); major software systems (1–15 years); and other (including vehicles, specialized equipment, and furniture and equipment) (1–30 years). Land improvements are amortized over 30 years (recreation areas) or 40 years (dams and water management systems). Leasehold improvements are amortized over 2–40 years, over the lease term, or over the lesser of the lease term and the life of the asset.

BC Transportation Financing Authority (BCTFA) assets include capital assets under lease to South Coast British Columbia Transportation Authority (SCBCTA). These assets were transferred from British Columbia Transit (BCT) and Rapid Transit Project 2000 Ltd (RTP) to BCTFA. These capital assets under lease consist of land, land improvements, stations, guideways, rolling stocks and other assets related to the SkyTrain system, including the Millennium line, the Expo Line and the West Coast Express. These assets are made available for use by SCBCTA under operating lease arrangements pursuant to an Order in Council (OIC) and to the Millennium Line Use Agreement, and represent one of the province’s contributions toward public transportation in the Metro Vancouver service area. The operating lease arrangements between SCBCTA and BCTFA are for a nominal lease amount and expire in March 2017 for the Millennium Line and in January 2018 for the Expo line and the West Coast Express. The net book value of these assets is $1,467 million (2015: $1,462 million).

The province received donations of tangible capital assets during the year of $2 million (2015: $9 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

23. Restricted Assets

	In Millions
	2016	2015
	$	$
Endowment funds	1,631	1,553

Donors have placed restrictions on their contributions to the endowment funds of universities, colleges, school districts, health organizations, and taxpayer—supported Crown corporations. One restriction is that the original contribution should not be spent. Another potential restriction is that any investment income of the endowment fund that is required to offset the eroding effect of inflation or preserve the original value of the endowment should also not be spent.

24. Prepaid Program Costs

	In Millions
	2016	2015
	$	$
Prepaid program costs	891	881

The prepaid program costs include deferred costs associated with the BC Timber Sales Program, prepaid operating costs and inventories of supplies and other not—for—resale items held by taxpayer—supported Crown corporations and agencies which are charged to expense when consumed in the normal course of operations. At March 31, 2016, the total inventories held for use or consumption was $303 million (2015: $297 million). During the year, the total expense due to the consumption of inventories was $1,383 million (2015: $1,395 million) including the effect of write—downs of $3 million (2015: $2 million). Included in Prepaid Program Costs was $219 million (2015: $245 million) related to the BC Public Service Long Term Disability Plan. This amount is also included in Note 32.

25. Other Assets

	In Millions
	2016	2015
	$	$
Deferred debt instrument costs	209	197
Other deferred costs	1	203
	210	400

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

26. Accumulated Surplus (Deficit)

	In Millions
	2016	2015
	$	$
Accumulated surplus (deficit)—before other comprehensive income—beginning of year as previously reported[1]	3,029	1,346
Adjustments to accumulated surplus (deficit)[2,3]	44	35
Accumulated surplus (deficit)—beginning of year as restated	3,073	1,381
Surplus (deficit) for the year[4]	730	1,692
Accumulated surplus (deficit)—before other comprehensive income	3,803	3,073
Accumulated other comprehensive income from self—supported Crown corporations and agencies (see page 95)—beginning of year	223	481
Other comprehensive income from self—supported Crown corporations and agencies (see page 95)	(647)	(258)
Accumulated other comprehensive income from self—supported Crown corporations and agencies (see page 95)—end of year	(424)	223
Accumulated surplus (deficit)—end of year	3,379	3,296

[1]The opening accumulated surplus (deficit) figures for April 1, 2015 and April 1, 2014 are reported before accumulated other comprehensive income.
[2]During 2015/16, adjustments were made to the opening accumulated surplus for 2014/15 as follows:
University of British Columbia restatement of deferred revenue recognition	35
Total	35
[3]During 2015/16, adjustments were made to the opening accumulated surplus for 2015/16 for the following items:
University of British Columbia restatement of deferred revenue recognition	44
Total	44
[4]During 2015/16 adjustments were made to the reported surplus figure for the 2014/15 fiscal year as follows:

University of British Columbia restatement of deferred revenue recognition	9
Total	9

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

27. Contingencies and Contractual Obligations

(a) GUARANTEED DEBT

The authorized limit for loans guaranteed by the province as at March 31, 2016 was $397 million (2015: $403 million). These guarantees include amounts where indemnities have been made for explicit quantifiable loans. Guaranteed debt as at March 31, 2016 totalled $11 million (2015: $12 million). See Consolidated Statement of Guaranteed Debt on page 97 for details.

(b) CONTINGENT LIABILITIES

Litigation

The province is a defendant in legal actions and is involved in matters such as expropriation, contract and tax disputes. These matters may give rise to future liabilities.

The province has the following contingent liabilities where the estimated or known claim is, or exceeds $100,000, but the likelihood of payment is uncertain.

	In Millions
	2016	2015
	$	$
Property access disputes	304	303
Contract disputes	124	12
Tax disputes	106	111
Damage to persons or property	2	17
Negligence and miscellaneous	11	11
	547	454

When it is determined it is likely a liability exists and the amount can be reasonably estimated, the amount is recorded as an accrued liability (see Note 12) and an expense. The accrued liability for pending litigation in process at March 31, 2016 was $73 million (2015: $68 million).

Tax Appeals

The province has received appeals under various tax statutes totalling $60 million (2015: $50 million). The cost to the province cannot be determined as the outcome of these appeals is uncertain.

Guarantees and Indemnities

The province also has contingent liabilities in the form of indemnities, indirect guarantees and outstanding claims for amounts that are not explicit or reasonably estimable at this time.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

27. Contingencies and Contractual Obligations—Continued

Environmental Clean—up

The province is responsible for the remediation of numerous contaminated sites in the province that are no longer in productive economic use.

For sites where the province is directly responsible or has assumed responsibility for remediation, the following provision for future clean—up costs has been accrued based on preliminary environmental assessments, or estimations for those sites where an assessment has not been conducted. The provision is recorded as an accrued liability (see Note 12).

	In Millions
	2016	2015
	$	$
Mine sites	264	275
Transportation infrastructure	50	38
Industrial sites	22	24
Pulp mills	18	18
Salt sheds	5	5
Maintenance yards	5	4
Miscellaneous	36	33
	400	397

This provision for future clean—up costs is an estimate of the minimum remediation costs for known sites where an assessment has been conducted, or where available information on sites is sufficient to estimate the costs. Where information is not available to make an estimate, costs are extrapolated from the estimated costs of similar sites. Where sites require ongoing remediation, monitoring, or maintenance all estimated future costs are discounted using the province’s weighted average cost of capital. As at March 31, 2016 the weighted average cost of capital is 3.60% (2015: 3.76%).

Other sites where historical industrial activity has occurred have been identified for monitoring purposes but have not been assessed. At the reporting date, 30 sites were identified as potentially contaminated due to past industrial use. For these sites there may be insufficient information to determine whether contamination exceeding the relevant environmental standard is likely to exist, or whether remediation is required. The future cost and responsibility for remediation of these sites is not currently determinable.

Additional environmental liabilities of government business enterprises include $390 million (2015: $368 million) accrued by British Columbia Hydro and Power Authority, and $92 million (2015: $92 million) accrued by British Columbia Railway Company. The liabilities are included in the investment balance of the Crown corporation or agency in Note 7.

Aboriginal Land Claims

Treaty negotiations between the province, Canada and First Nations commenced in 1994. The province anticipates these negotiations will result in modern—day treaties defining the boundaries and nature of First Nations treaty settlement lands. As of March 31, 2016, there were 65 First Nations in various stages of negotiation, including 45 First Nations in active or completed negotiations, representing two-thirds of the aboriginal people in British Columbia.

When final treaty agreements are ratified by all parties, the provincial cost of treaties is recorded in the Public Accounts. Costs are accounted for based on the substance of the final agreement.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016-Continued

27. Contingencies and Contractual Obligations-Continued

A Final Agreement with Yale First Nation was ratified by the Yale First Nation in March 2011, by the provincial government on June 2, 2011 and by the Parliament of Canada on June 19, 2013. Yale First Nation is now negotiating implementation of the treaty; however, a treaty effective date has not yet been agreed to by the parties. Through the treaty, the province will provide Yale with a capital transfer of $2.5 million, economic development funding of $1.1 million and 1,179 hectares of provincial Crown lands.

A Final Agreement with Tla’amin First Nation was ratified by the Tla’amin First Nation on July 10, 2012, by the provincial government on March 5, 2013, and by the Parliament of Canada on June 19, 2014. The Tla’amin treaty took effect on April 5, 2016. Through the treaty, the province will provide Tla’amin First Nation with a one-time payment of $1 million, 6,406 hectares of provincial Crown land and future resource revenue sharing over 50 years.

It is expected the capital transfer components in all Agreements in Principle (AiP) will be entirely provided by Canada. The current commitments of provincial Crown land for all Final Agreement and Increment Treaty Agreement tables are as follows:

•      In-SHUCK-ch, 9,474 hectares

•      Lheidli Tenneh, 3,416 hectares

•      Sechelt, 933 hectares

•      Yekooche, 5,960 hectares

•      K’omoks, 1,733 hectares

•      Tla-o-qui-aht, 47 hectares

•      Nazko, 172 hectares

•      Te’mexw (Malahat, Scia’new, Snaw-naw-as, Songhees and TSou-ke), 1,182 hectares

•      Kitselas, 34,839 hectares

•      Kitsumkalum, 44,661 hectares

•      Wuikinuxv, 13,946 hectares

•      Ditidaht, 71 hectares

•      Pacheedaht, 596 hectares

•      Ktunaxa Nation Council, 418 hectares

•      Lake Babine Nation (BC only), 511 hectares with a one-time payment of $0.02 million

•      Kaska Dena Council, 472 hectares

•      Homalco, 822 hectares

•      Haisla, 120 hectares

•      NStQ (Canoe Creek, Sugar Cane, Canim Lake, Soda Creek), 3,758 hectares

Upon coming into effect, treaties will also trigger implementation costs and may result in compensation to third parties. Those costs are not determinable at this time.

Eighty per cent of funding for First Nations’ negotiation costs is in the form of loans from Canada and is repayable from treaty settlements. The province has committed to reimburse Canada 50% of any negotiation support loans that default along with 50% of the interest accrued. The amount of the loans from Canada to the First Nations at March 31, 2016 was approximately $523 million (2015: $506 million). The amount of any provincial liability is not determinable at this time.

Some First Nations have chosen not to negotiate through the formal British Columbia Treaty Commission process. A number of First Nations have chosen to advance their claims through litigation. Claims include declarations with respect to aboriginal rights and title, commercial rights, challenges with respect to adequacy of consultation and accommodation, and damages for unjustified infringements. The amount of any provincial liability is not determinable at this time.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

27. Contingencies and Contractual Obligations—Continued

Crown Corporations, Agencies and School Districts, Universities, Colleges, Institutes and Health Organizations (SUCH)

(i)             The BC Transportation Financing Authority has contingent liabilities of $146 million (2015: $120 million) remaining after deducting the estimated settlement expense currently accrued from gross claims outstanding for capital projects and $137 million (2015: $104 million) of those liabilities is related to expropriation claims.

(ii)          The B.C. Pavilion Corporation and predecessor property owners remain liable for environmental and reclamation obligations for known hazards that may exist at its facilities. Management is not aware of any existing environmental problems related to its facilities that may result in material liability to the B.C. Pavilion Corporation.

(c) CONTRACTUAL OBLIGATIONS

The government has entered into a number of multiple—year contracts for the delivery of services and the construction of assets. These contractual obligations will become liabilities in the future when the terms of the contracts are met. Disclosure relates to the unperformed portion of the contracts. Contractual obligations are future—oriented financial information about non—discounted future cash payments for operating and capital contracts, and do not indicate when the related expenses will be recognized in the financial statements.

The following table presents the minimum amounts required to satisfy the contractual obligations, for contractual obligations that are greater than $50 million, by sector, by year. Details are available as unaudited supplementary information on the public website at http://www.fin.gov.bc.ca/ocg/pa/15_16/Contractual_Obligations.pdf.

	In Millions
						2022 and
	2017	2018	2019	2020	2021	beyond	Total
	$	$	$	$	$	$	$
Consolidated Revenue Fund and Taxpayer—supported Crown corporations and agencies
Health	1,955	617	555	463	356	4,892	8,838
Education	299	111	38	24	21	135	628
Social services	266	50	1				317
Natural resources and economic development	69	73	74	28	14	132	390
Transportation	956	659	606	333	264	9,143	11,961
Other	400	299	257	246	237	6,618	8,057
Protection of persons and property	409	372	364	365	353	4,118	5,981
General government	492	457	411	236	145	83	1,824
	4,846	2,638	2,306	1,695	1,390	25,121	37,996
Self—supported Crown corporations and agencies
Natural resources and economic development	3,125	2,795	2,436	2,334	2,078	50,397	63,165
Transportation	44	20	20	2	3		89
Protection of persons and property	5	5	6	6	6	3	31
General government	38	32	25	18	12	32	157
	3,212	2,852	2,487	2,360	2,099	50,432	63,442
Total	8,058	5,490	4,793	4,055	3,489	75,553	101,438

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

28. Taxation Revenue

	In Millions
	2016	2015
	$	$

Personal income	8,380	8,076
Provincial sales	6,045	5,853
Corporate income	2,787	2,635
Property	2,219	2,154
Property transfer	1,533	1,065
Carbon	1,190	1,198
Fuel	973	932
Tobacco	734	752
Harmonized sales	(55)	(91)
Other	520	482
	24,326	23,056

Personal income tax and corporate income tax revenues are recorded after deductions for non—refundable tax credits. Deductions allowable in the calculation of personal income tax revenue were $89 million (2015: $67 million) and corporate income tax were $89 million (2015: $103 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, scientific and experimental development tax, and mining flow—through share.

Personal income tax revenue was also reduced by $147 million (2015: $135 million) for the BC Tax Reduction.

Personal and corporate income tax refunds may be issued under the International Business Activity Act. Corporate income tax refunds were $21 million (2015: $21 million).

Property tax revenue was recorded net of home owner grants of $789 million (2015: $794 million).

29. Natural Resource Revenue

	In Millions
	2016	2015
	$	$

Petroleum, natural gas and minerals	1,130	1,594
Forests	865	754
Water and other	576	589
	2,571	2,937

Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, marginal, ultra marginal, low production, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalty revenue were $348 million (2015: $850 million). Natural resource revenue includes mining taxes of $103 million (2015: $90 million), and logging taxes of $38 million (2015: $39 million).

The province offers credits for certain costs incurred by producers including the deep well, road and summer drilling programs. Deep well credits of $1,918 million (2015: $1,398 million), road credits of $29 million (2015: $11 million) and summer drilling credits of $3 million (2015: $3 million) have been incurred by producers and will reduce future natural gas royalties payable when wells go into production.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

30. Expense

	In Millions
	2016	2015
	$	$
Total Expense by Group Account Classification
Salaries and benefits	18,418	17,318
Government transfers	11,699	11,011
Operating costs	11,046	10,781
Interest[1]	2,786	2,498
Amortization	2,086	2,080
Other	841	751
	46,876	44,439

1Includes foreign exchange loss amortization of $1 million (2015: gain amortization of $2 million).

31. Valuation Allowances

	In Millions
	2016	2015
	$	$

Accounts receivable	190	170
Loans, advances and mortgages receivable	25	32
Investments	9	1
Tangible capital assets	7	1
	231	204

These amounts are included in “Other” of “Total Expense by Group Account Classification” in Note 30, and represent the write—down of assets in the above Consolidated Statement of Financial Position categories.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

32. Trusts Under Administration

Trusts Under Administration, except for a portion of the BC Public Service Long Term Disability Plan, are not included in the Summary Financial Statements, because the province has no equity in or power of appropriation over these trusts. The province administers these trusts on behalf of third parties according to the terms of the underlying trust arrangements. The trust assets consist of cash, term deposits, investments, real estate and other sundry assets. Trust liabilities consist of trade payables, loans payable, mortgages payable, and long—term disability benefits payable. Summary financial information from the financial statements of trust funds is provided below.

	In Millions
	Assets	Liabilities	2016	2015
	$	$	$	$
Public Guardian and Trustee of British Columbia[1] —administered by government officials	897	(34)	863	843
Credit Union Deposit Insurance Corporation of British Columbia[1] —administered by various government officials and a non—government investment corporation	543	(1)	542	495
Supreme and provincial court (Suitors’ Funds) —administered by the Courts	86		86	71
Other trust funds —administered by various government officials	144	(19)	125	114
	1,670	(54)	1,616	1,523

BC Public Service Long Term Disability Plan

	In Millions
	Assets	Liabilities	2016	2015
	$	$	$	$

Plan participants within the government reporting entity	561	(332)	229	259
Plan participants outside the government reporting entity	40	(31)	9	9
	601	(363)	238	268

Equity for participants within the government reporting entity is comprised of $228 million for the Consolidated Revenue Fund and $1 million for Crown corporations and agencies. The Consolidated Revenue Fund records its position, net of liabilities to the plan, as a non—financial asset that is included in Note 24. The net position at March 31, 2016 was $219 million (2015: $245 million).

1These organizations are reported under International Financial Reporting Standards. Their financial statements are draft and unaudited when the Public Accounts are prepared.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

33. Comparison to Estimates

The Estimates numbers on the Statement of Operations are taken from the Estimated Statement of Operations, the Estimated Revenue by Source, and the Estimated Expense by Function, on pages 4 — 6 of the Estimates, Fiscal Year Ending March 31, 2016, presented to the Legislative Assembly February 17, 2015.

34. Comparatives

Comparative figures have been restated to conform with the current year’s presentation. The effect of restatements on the previously reported operating result is disclosed in Note 26.

35. Asset Retirement Obligations1

	In Millions
	2016	2015
	$	$
Consolidated Revenue Fund and Taxpayer—supported Crown corporations and agencies
Education	20	21
Natural resources and economic development	9	7
Health	3	3
	32	31
Self—supported Crown corporations and agencies
Transportation	145	128
Natural resources and economic development	56	53
General government	2	1
	203	182
	235	213

1Additional asset retirement obligation costs exist which have not been recognized because they cannot be reasonably estimated at this time. Self—supported Crown corporations’ balances in the natural resources and economic development, transportation and general government sectors are calculated using International Financial Reporting Standards.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

36. Government Partnerships

Canadian Blood Services owns and operates the national blood supply system for Canada, except for the province of Quebec. It is a government partnership amongst Canadian provinces and territories. The ministers of health for the provinces and territories, except Quebec, provide contributions to fund its operations. Its financial results are proportionately consolidated with those of the province based upon the province’s share of its total provincial contributions (14.67%). The amounts included in these financial statements are as follows:

Consolidated Statement of Financial Position

	In Millions
	2016	2015
	$	$

Financial assets	93	91
Liabilities	126	117
Net liabilities	(33)	(26)
Non—financial assets	54	52
Accumulated surplus (deficit)	21	26

Consolidated Statement of Operations

	In Millions
	2016	2015
	$	$
Revenue	168	157
Expenses	173	158
Surplus (deficit) for the year	(5)	(1)
Accumulated surplus (deficit)—beginning of year	26	27
Accumulated surplus (deficit)—end of year	21	26

37. Regulatory Accounting

Included in the Summary Financial Statements are entities that are regulated by the independent British Columbia Utilities Commission (the Commission). The Commission is responsible for regulating utilities in British Columbia which includes establishing tariffs, approving the construction of new facilities planned by utilities, and their issuance of securities. As an independent provincial agency, the operating results of the Commission are also included in the Summary Financial Statements.

Rate—regulation can result in the deferral and amortization of costs and recoveries to allow for adjustment of future rates. In the absence of rate—regulation, these amounts would otherwise be included in the determination of net income in the year the amounts are incurred. BC Hydro had unamortized net regulatory assets at the end of March 31, 2016 of $5,908 million (2015: $5,433 million). Regulatory accounting resulted in an increase to net income for BC Hydro for the year ended March 31, 2016 of $403 million (2015: $470 million). Further details are available in BC Hydro’s financial statements outside these audited financial statements at http://www.fin.gov.bc.ca/pubs.htm.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Notes to Consolidated Summary Financial Statements

for the Fiscal Year Ended March 31, 2016—Continued

38. Significant Events

On March 11, 2016, British Columbia Hydro and Power Authority awarded a contract for the purchase of six turbines, six generators, and associated equipment. The contract was in the amount of $470 million and was related to the ongoing development of the Site C dam.

39. Subsequent Events

During the fiscal year, the Musqueam, Squamish, and Tsleil—Waututh First Nations signed an agreement with the province to purchase 38.8 acres of the Jericho Lands area of Vancouver, for a net sale price of $480 million. The two parcels of land will transfer to the First Nations on November 1, 2016 and November 1, 2017.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2016

TAXPAYER—SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Consolidated Revenue Fund1

Health Sector

Canadian Blood Services2

Fraser Health Authority

Interior Health Authority

Louis Brier Home and Hospital

Menno Hospital

Mount St. Mary Hospital

Nisga’a Valley Health Authority

Northern Health Authority

Providence Health Care

Provincial Health Services Authority

St Joseph’s General Hospital

St Michael’s Centre

Vancouver Coastal Health Authority

Vancouver Island Health Authority

Wrinch Memorial Hospital

Education Sector

BCNET3

British Columbia Institute of Technology

Camosun College

Capilano University

College of New Caledonia

College of the Rockies

Douglas College

Emily Carr University of Art & Design

Industry Training Authority

Justice Institute of British Columbia

Knowledge Network Corporation

Kwantlen Polytechnic University

Langara College

Nicola Valley Institute of Technology

North Island College

Northern Lights College

Northwest Community College

Okanagan College

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2016—Continued

TAXPAYER—SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Education Sector—Continued

Private Career Training Institutions Agency

Royal Roads University

School Districts

Selkirk College

Simon Fraser University

The British Columbia Council for International Education

The University of British Columbia

Thompson Rivers University

Trades Training Consortium of British Columbia4

University of the Fraser Valley

University of Northern British Columbia

University of Victoria

Vancouver Community College

Vancouver Island University

Natural Resources and Economic Development Sector

BC Immigrant Investment Fund Ltd

B.C. Pavilion Corporation

British Columbia Enterprise Corporation

British Columbia Innovation Council

Columbia Basin Trust

Creston Valley Wildlife Management Authority Trust Fund

Destination BC Corp.

Forestry Innovation Investment Ltd

Nechako—Kitamaat Development Fund Society

Oil and Gas Commission

Partnerships British Columbia Inc

Transportation Sector

BC Transportation Financing Authority

British Columbia Transit

Rapid Transit Project 2000 Ltd5

Protection of Persons and Property Sector

British Columbia Securities Commission

Organized Crime Agency of British Columbia Society

Social Services Sector

Community Living British Columbia

Legal Services Society

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Supplementary Statement to the

Consolidated Summary Financial Statements

Reporting Entity

for the Fiscal Year Ended March 31, 2016—Continued

TAXPAYER—SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT ORGANIZATIONS)

RECORDED ON A CONSOLIDATED BASIS

Other Sector

BC Games Society

British Columbia Assessment Authority

British Columbia Housing Management Commission

British Columbia Public School Employers’ Association

Community Social Services Employers’ Association of British Columbia

Crown Corporations Employers’ Association

First Peoples’ Heritage, Language and Culture Council

Health Employers Association of British Columbia

Post—Secondary Employers’ Association

Provincial Rental Housing Corporation

The Royal British Columbia Museum Corporation

SELF—SUPPORTED CROWN CORPORATIONS AND AGENCIES

(GOVERNMENT BUSINESS ENTERPRISES)

RECORDED ON A MODIFIED EQUITY BASIS

British Columbia Hydro and Power Authority6

British Columbia Liquor Distribution Branch7

British Columbia Lottery Corporation7

British Columbia Railway Company8

Columbia Power Corporation6

Insurance Corporation of British Columbia9

Transportation Investment Corporation8

1The Consolidated Revenue Fund has been allocated to the appropriate sector on the Consolidated Statement of Financial Position by Sector (page 84) and on the Consolidated Statement of Operations by Sector (page 88).

2This organization reflects a government partnership amongst Canadian provinces and is proportionally consolidated based upon the province’s share (14.67%) of the total provincial contributions to the partnership.

3This organization was included in operations for the first time during the fiscal year.

4During the fiscal year this organization wound up to become part of British Columbia Institute of Technology.

5During the fiscal year this organization wound up to become part of BC Transportation Financing Authority.

6These organizations were included in the Natural Resources and Economic Development Sector results.

7These organizations were included in the General Government Sector results.

8These organizations were included in the Transportation Sector results.

9This organization was included in the Protection of Persons and Property Sector results.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector

as at March 31, 2016

	In Millions
									Natural Resources and
									Economic
	Health		Education		Social Services		Debt Servicing[1]		Development
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
	$	$	$	$	$	$	$	$	$	$
Financial Assets

Cash and cash equivalents	1,811	1,273	2,029	1,915	8	7	1,425	1,510	114	196
Temporary investments	31	43	130	137	7	8			183	177
Accounts receivable	632	384	278	295	55	51	371	346	303	334
Inventories for resale	2	2	30	28					20	15
Due from Crown corporations and agencies	3	4	11	9	1	2			1
Due from other governments	66	58	51	50	34	32			66	41
Due from self—supported Crown corporations and agencies			41	77					333	273
Equity in self—supported Crown corporations and agencies			74	64					4,934	4,558
Loans, advances and mortgages receivable	5	13	965	952	1	1			253	277
Other investments	83	104	1,585	1,416	4	6	9	9	293	305
Sinking fund investments			35	30			1,580	977
Loans for purchase of assets, recoverable from agencies							30,638	28,481
	2,633	1,881	5,229	4,973	110	107	34,023	31,323	6,500	6,176

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector—Continued

as at March 31, 2016

	In Millions
					Protection of Persons
	Transportation		Other[2]		and Property		General Government[3]		Adjustments[4]		Total
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
	$	$	$	$	$	$	$	$	$	$	$	$
Financial Assets

Cash and cash equivalents	104	89	89	88	33	16	(114)	(191)	(2,039)	(1,666)	3,460	3,237
Temporary investments			82	74							433	439
Accounts receivable	47	14	289	277	80	75	1,813	1,818	(107)	(105)	3,761	3,489
Inventories for resale	12	10	6	5	2	2	5	8			77	70
Due from Crown corporations and agencies	43	35	15						(74)	(50)	0	0
Due from other governments	176	138	20	27	132	166	371	384			916	896
Due form self—supported Crown corporations and agencies					138	139	142	144			654	633
Equity in self—supported Crown corporations and agencies	(280)	(223)			2,845	3,947	(74)	(75)			7,499	8,271
Loans, advances and mortgages receivable			240	231	1	1	737	669	(213)	(242)	1,989	1,902
Other investments	76	76	173	172	31	43					2,254	2,131
Sinking fund investments	80	89							(115)	(119)	1,580	977
Loans for purchase of assets, recoverable from agencies									(8,564)	(7,857)	22,074	20,624
	258	228	914	874	3,262	4,389	2,880	2,757	(11,112)	(10,039)	44,697	42,669

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector—Continued

as at March 31, 2016

	In Millions
									Natural Resources and
									Economic
	Health		Education		Social Services		Debt Servicing[1]		Development
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
	$	$	$	$	$	$	$	$	$	$
Liabilities

Accounts payable and accrued liabilities	1,518	1,416	1,101	1,006	94	88	669	644	1,030	969
Employee future benefits	1,203	1,074	526	509	24	32			26	25
Due to other governments	49	51	12	18					10	11
Due to Crown corporations, agencies and trust funds	10	8	1	3	1	1	2,054	1,666		13
Due to the Province of British Columbia	5	8			4	4			10	9
Deferred revenue	2,031	1,875	3,012	2,799	9	9	138	78	1,923	2,607
Employee pension plans			244	259
Taxpayer—supported debt	1,582	1,416	797	792			40,275	39,039	450	565
Self—supported debt							21,925	20,465
	6,398	5,848	5,693	5,386	132	134	65,061	61,892	3,449	4,199
Net assets (liabilities)	(3,765)	(3,967)	(464)	(413)	(22)	(27)	(31,038)	(30,569)	3,051	1,977

Non—financial Assets
Tangible capital assets	7,203	6,832	14,283	13,867	196	207			2,330	2,334
Restricted assets	6		1,625	1,553
Prepaid program costs	288	262	72	65	1	1			178	172
Other assets		197	2	5		1	54	66
	7,497	7,291	15,982	15,490	197	209	54	66	2,508	2,506
Accumulated surplus (deficit)	3,732	3,324	15,518	15,077	175	182	(30,984)	(30,503)	5,559	4,483

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Financial Position by Sector—Continued

as at March 31, 2016

	In Millions
					Protection of Persons
	Transportation		Other[2]		and Property		General Government[3]		Adjustments[4]		Total
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
	$	$	$	$	$	$	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	390	371	180	154	265	265	658	574	(131)	(118)	5,774	5,369
Employee future benefits	27	25	10	10	35	34	218	212			2,069	1,921
Due to other governments	34		10	6	155	139	149	486			419	711
Due to Crown corporations, agencies and trust funds			65	36				3	(2,068)	(1,680)	63	50
Due to the Province of British Columbia		1	2	2					(21)	(24)	0	0
Deferred revenue	2,150	1,936	121	131	307	312	18	18			9,709	9,765
Employee pension plans							2	2			246	261
Taxpayer—supported debt	9,438	8,703	332	303			145	92	(8,892)	(8,217)	44,127	42,693
Self—supported debt											21,925	20,465
	12,039	11,036	720	642	762	750	1,190	1,387	(11,112)	(10,039)	84,332	81,235
Net assets (liabilities)	(11,781)	(10,808)	194	232	2,500	3,639	1,690	1,370	0	0	(39,635)	(38,566)

Non—financial Assets
Tangible capital assets	13,820	13,436	1,411	1,386	55	58	1,001	925	(17)	(17)	40,282	39,028
Restricted assets											1,631	1,553
Prepaid program costs	22	39	34	31	2	2	294	309			891	881
Other assets	154	131									210	400
	13,996	13,606	1,445	1,417	57	60	1,295	1,234	(17)	(17)	43,014	41,862
Accumulated surplus (deficit)	2,215	2,798	1,639	1,649	2,557	3,699	2,985	2,604	(17)	(17)	3,379	3,296

1Debt servicing represents the financial impacts of activities related to management of the public debt.

2The Other Sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

3Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

4Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector

for the Fiscal Year Ended March 31, 2016

	In Millions
									Natural Resources and
									Economic
	Health		Education		Social Services		Debt Servicing[1]		Development
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
	$	$	$	$	$	$	$	$	$	$
Revenue
Taxation
Contributions from the federal government	56	76	1,004	950	79	75			45	43
Fees and licenses	2,848	2,650	1,912	1,764	5	5			119	118
Miscellaneous	1,225	833	1,348	1,264	17	20			163	204
Contributions from the provincial government / net earnings of self—supported Crown corporations and agencies	47	43	188	187	17	19			760	633
Natural resources									2,571	2,937
Investment income	17	15	228	228	2	2	1,218	1,149	47	42
Total revenue	4,193	3,617	4,680	4,393	120	121	1,218	1,149	3,705	3,977

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector—Continued

for the Fiscal Year Ended March 31, 2016

	In Millions
					Protection of Persons
	Transportation		Other[2]		and Property		General Government[3]		Adjustments[4]		Total
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
	$	$	$	$	$	$	$	$	$	$	$	$
Revenue
Taxation	529	511	86	84			23,711	22,461			24,326	23,056
Contributions from the federal government	72	67	147	165	78	66	6,166	5,837			7,647	7,279
Fees and licenses	61	60	25	19	842	783	27	26	(3)		5,836	5,425
Miscellaneous	40	52	113	113	151	150	333	331	(92)	(107)	3,298	2,860
Contributions from the provincial government / net earnings of self—supported Crown corporations and agencies	(65)	(73)	20	23	(293)	657	2,335	2,180	(307)	(298)	2,702	3,371
Natural resources											2,571	2,937
Investment income	10	11	12	62	2	2	25	19	(335)	(327)	1,226	1,203
Total revenue	647	628	403	466	780	1,658	32,597	30,854	(737)	(732)	47,606	46,131

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector—Continued

for the Fiscal Year Ended March 31, 2016

	In Millions
									Natural Resources and
									Economic
	Health		Education		Social Services		Debt Servicing[1]		Development
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
	$	$	$	$	$	$	$	$	$	$
Expense
Salaries and benefits	7,536	7,108	8,325	7,822	417	415			591	560
Government transfers	5,130	4,944	1,044	1,263	2,742	2,523			1,082	729
Operating costs	5,969	5,758	1,945	1,852	916	916			584	601
Interest	93	91	40	41			2,613	2,325	13	16
Amortization	547	562	722	722	18	10			106	103
Other	275	256	216	219	60	31			211	209
Operating expense	19,550	18,719	12,292	11,919	4,153	3,895	2,613	2,325	2,587	2,218
Surplus (deficit) for the Fiscal Year ended March 31	(15,357)	(15,102)	(7,612)	(7,526)	(4,033)	(3,774)	(1,395)	(1,176)	1,118	1,759

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Operations by Sector—Continued

for the Fiscal Year Ended March 31, 2016

	In Millions
					Protection of Persons
	Transportation		Other[2]		and Property		General Government[3]		Adjustments[4]		Total
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
	$	$	$	$	$	$	$	$	$	$	$	$
Expense
Salaries and benefits	160	155	167	158	746	723	476	377			18,418	17,318
Government transfers	149	78	905	947	658	556	206	175	(217)	(204)	11,699	11,011
Operating costs	839	846	133	124	156	158	507	527	(3)	(1)	11,046	10,781
Interest	351	340	8	9			3	3	(335)	(327)	2,786	2,498
Amortization	533	524	59	56	15	15	86	88			2,086	2,080
Other		8	15	12	16	19	230	197	(182)	(200)	841	751
Operating expense	2,032	1,951	1,287	1,306	1,591	1,471	1,508	1,367	(737)	(732)	46,876	44,439
Surplus (deficit) for the Fiscal Year ended March 31	(1,385)	(1,323)	(884)	(840)	(811)	187	31,089	29,487	0	0	730	1,692

1Debt servicing represents the financial impacts of activities related to management of the public debt.

2The Other Sector consists of activities, such as housing and culture, which cannot be allocated to any of the specifically described sector classifications.

3Includes the Legislature, tax collection and administration, Canadian Health and Social Transfers from the federal government, liquor and gaming profits, general administration and central agency services such as accounting, auditing, budgeting, insurance and risk management to all sectors.

4Represents sectoral adjustments to conform to government accounting policies and to eliminate transactions between sectors.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Supplementary Statement to the Summary Financial Statements

Statement of Financial Position

for Self—supported Crown Corporations and Agencies1

as at March 31, 2016

	In Millions
	Natural Resources	Protection of
	and Economic	Persons and		General	2016	2015
	Development[2]	Property[3]	Transportation[4]	Government[5]	Sub–Total	Sub–Total
	$	$	$	$	$	$
Assets
Cash and cash equivalents	144	67	14	87	312	230
Accounts receivable	858	1,410	36	66	2,370	2,198
Inventories	155			108	263	221
Other investments	665	14,700	1		15,366	15,093
Tangible capital assets	21,995	404	3,165	327	25,891	24,355
Other assets	6,759	182		18	6,959	6,359
Total Assets	30,576	16,763	3,216	606	51,161	48,456
Liabilities
Accounts payable and accrued liabilities	4,453	11,418	51	375	16,297	14,737
Deferred revenue	2,548	2,362	3	13	4,926	4,430
Due to Province of British Columbia	333	138		142	613	556
Debt due to Province of British Columbia	18,512		3,579	150	22,241	20,858
Other debt					0	0
	25,846	13,918	3,633	680	44,077	40,581
Equity
Investment by Province of British Columbia	46		150		196	196
Other comprehensive income	43	(227)	(173)	(57)	(414)	233
Unremitted earnings—end of year	4,641	3,072	(394)	(17)	7,302	7,446
	4,730	2,845	(417)	(74)	7,084	7,875
Total Liabilities and Equity	30,576	16,763	3,216	606	51,161	48,456

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Supplementary Statement to the Summary Financial Statements

Statement of Financial Position

for Self–supported Crown Corporations and Agencies1

as at March 31, 2016—Continued

	In Millions
		Natural
	Education	Resources	Transportation	2016	2015	2016	2015
	subsidiaries[6]	subsidiaries[7]	subsidiaries[8]	Sub–Total	Sub–Total	Grand Total	Grand Total
	$	$	$	$	$	$	$
Assets
Cash and cash equivalents	38	22	97	157	171	469	401
Accounts receivable	72	16	3	91	55	2,461	2,253
Inventories	93			93	65	356	286
Other investments	28		132	160	151	15,526	15,244
Tangible capital assets	339	212	178	729	722	26,620	25,077
Other assets	3	192	1	196	192	7,155	6,551
Total Assets	573	442	411	1,426	1,356	52,587	49,812
Liabilities
Accounts payable and accrued liabilities	54	14	244	312	292	16,609	15,029
Deferred revenue	15		30	45	63	4,971	4,493
Due to Province of British Columbia	41			41	77	654	633
Debt due to Province of British Columbia	78			78	76	22,319	20,934
Other debt	311	224		535	452	535	452
	499	238	274	1,011	960	45,088	41,541
Equity
Investment by Province of British Columbia	94	197	107	398	367	594	563
Other comprehensive income	(2)		(8)	(10)	(10)	(424)	223
Unremitted earnings—end of year	(18)	7	38	27	39	7,329	7,485
	74	204	137	415	396	7,499	8,271
Total Liabilities and Equity	573	442	411	1,426	1,356	52,587	49,812

1Self–supported Crown corporations and agencies report under IFRS. These statements include related party transactions between self–supported Crown corporations and with taxpayer-supported entities. No elimination entries are recorded for these transactions. They are in the normal course of operations and are recorded at the exchange amount. The normal course of operations includes trade, financial and legal services, shared administration, business relationships, collaboration on projects, carbon offsets, and payment of cash dividends. Significant balances are disclosed in the notes to these financial statements.

2British Columbia Hydro and Power Authority and Columbia Power Corporation.

3Insurance Corporation of British Columbia.

4Transportation Investment Corporation.

5British Columbia Liquor Distribution Branch and British Columbia Lottery Corporation. In fiscal 2016 British Columbia Liquor Distribution Branch changed to a new pricing model. The prior year’s result has been restated for this change, with decreases to revenue and expense of $215 million.

6Self–supported subsidiaries, including Great Northern Way Campus Trust, Heritage Realty Properties Ltd., SFU Community Trust, UBC Properties Trust, and Vancouver Island Technology Park Trust, of post–secondary institutions.

7Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation). Columbia Power Corporation’s equity investment is included as an integral component of Columbia Power Corporation.

8British Columbia Rail Company, a subsidiary of BC Transportation Financing Authority.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Supplementary Statement to the Summary Financial Statements

Summary of Results of Operations and Statement

of Equity for Self–supported Crown Corporations and Agencies1 for the Fiscal Year Ended March 31, 2016

	In Millions
	Natural Resources	Protection of
	and Economic	Persons and		General	2016	2015
	Development[2]	Property[3]	Transportation[4]	Government[5]	Sub–Total	Sub–Total
	$	$	$	$	$	$
Revenue	5,721	5,361	136	6,269	17,487	16,965
Expense	5,024	5,654	218	3,934	14,830	13,626
Net earnings of self—supported Crown corporations and agencies	697	(293)	(82)	2,335	2,657	3,339
Dividends	(329)	(138)		(2,085)	(2,552)	(2,336)
Adjustments to dividends				(249)	(249)	(249)
Transfers (to) from deferred revenue
Increase(decrease) in unremitted earnings in self—supported Crown corporations and agencies	368	(431)	(82)	1	(144)	754
Unremitted earnings—beginning of year	4,273	3,503	(312)	(18)	7,446	6,692
Adjustments to unremitted earnings
Unremitted earnings—end of year	4,641	3,072	(394)	(17)	7,302	7,446
Accumulated other comprehensive income—beginning of year	42	444	(196)	(57)	233	487
Adjustments to accumulated other comprehensive income
Other comprehensive income	1	(671)	23		(647)	(254)
Accumulated other comprehensive income—end of year	43	(227)	(173)	(57)	(414)	233
Investment by Province of British Columbia	46		150		196	196
Equity in self—supported Crown corporations and agencies for the year	4,730	2,845	(417)	(74)	7,084	7,875

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Supplementary Statement to the Summary Financial Statements

Summary of Results of Operations and Statement

of Equity for Self—supported Crown Corporations and Agencies1 for the Fiscal Year Ended March 31, 2016—Continued

	In Millions
		Natural
	Education	Resources	Transportation	2016	2015	2016	2015
	subsidiaries[6]	subsidiaries[7]	subsidiaries[8]	Sub–Total	Sub–Total	Grand Total	Grand Total
	$	$	$	$	$	$	$
Revenue	76	71	23	170	123	17,657	17,088
Expense	72	36	17	125	91	14,955	13,717
Net earnings of self—supported Crown corporations and agencies	4	35	6	45	32	2,702	3,371
Dividends	(25)	(28)	(4)	(57)	(65)	(2,609)	(2,401)
Adjustments to dividends						(249)	(249)
Transfers (to) from deferred revenue					(1)		(1)
Increase(decrease) in unremitted earnings in self—supported Crown corporations and agencies	(21)	7	2	(12)	(34)	(156)	720
Unremitted earnings—beginning of year	3		36	39	73	7,485	6,765
Adjustments to unremitted earnings
Unremitted earnings—end of year	(18)	7	38	27	39	7,329	7,485
Accumulated other comprehensive income—beginning of year	(2)		(8)	(10)	(6)	223	481
Adjustments to accumulated other comprehensive income
Other comprehensive income					(4)	(647)	(258)
Accumulated other comprehensive income—end of year	(2)	0	(8)	(10)	(10)	(424)	223
Investment by Province of British Columbia	94	197	107	398	367	594	563
Equity in self—supported Crown corporations and agencies for the year	74	204	137	415	396	7,499	8,271

1Self—supported Crown corporations and agencies report under IFRS. These statements include related party transactions between self—supported Crown corporations and with taxpayer-supported entities. No elimination entries are recorded for these transactions. They are in the normal course of operations and are recorded at the exchange amount. The normal course of operations includes trade, financial and legal services, shared administration, business relationships, collaboration on projects, carbon offsets, and payment of cash dividends. Significant balances are disclosed in the notes to these financial statements.

2British Columbia Hydro and Power Authority and Columbia Power Corporation.

3Insurance Corporation of British Columbia.

4Transportation Investment Corporation.

5British Columbia Liquor Distribution Branch and British Columbia Lottery Corporation. In fiscal 2016 British Columbia Liquor Distribution Branch changed to a new pricing model. The prior year’s result has been restated for this change, with decreases to revenue and expense of $215 million.

6Self—supported subsidiaries, including Great Northern Way Campus Trust, Heritage Realty Properties Ltd., SFU Community Trust, UBC Properties Trust, and Vancouver Island Technology Park Trust, of post—secondary institutions.

7Columbia Basin Trust joint ventures with Columbia Power Corporation (Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation). Columbia Power Corporation’s equity investment is included as an integral component of Columbia Power Corporation.

8British Columbia Rail Company, a subsidiary of BC Transportation Financing Authority.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Supplementary Statement to the Summary Financial Statements

Consolidated Statement of Tangible Capital Assets1

for the Fiscal Year Ended March 31, 2016

	In Millions
					Computer
	Land and Land		Highway	Transportation	Hardware/		2016	2015
	Improvements	Building	Infrastructure	Equipment	Software	Other[3]	Total	Total
	$	$	$	$	$	$	$	$
Historical Cost[2]
Opening Cost	4,741	30,810	18,111	3,867	3,474	6,259	67,262	64,852
Additions	271	1,630	562	269	310	415	3,457	3,407
Disposals and valuation adjustments	(78)	(103)	(8)	(24)	(152)	(401)	(766)	(997)
	4,934	32,337	18,665	4,112	3,632	6,273	69,953	67,262
Accumulated Amortization
Opening balance	(256)	(11,309)	(8,570)	(1,288)	(2,354)	(4,457)	(28,234)	(27,074)
Amortization expense	(25)	(803)	(481)	(83)	(250)	(444)	(2,086)	(2,080)
Effect of disposals and valuation adjustments	16	51	7	24	145	406	649	920
	(265)	(12,061)	(9,044)	(1,347)	(2,459)	(4,495)	(29,671)	(28,234)
Net book value for the year ended March 31, 2016	4,669	20,276	9,621	2,765	1,173	1,778	40,282

Net book value for the year ended March 31, 2015	4,485	19,501	9,541	2,579	1,120	1,802		39,028

1This statement includes assets that are held on capital leases at March 31, 2016 at a gross value of $371 million less accumulated amortization of $(197) million for a net book value totalling $174 million (2015: gross value of $369 million less accumulated amortization of $(190) million for a net book value of $179 million) comprised of: heavy equipment gross $4 million less accumulated amortization $(3) million for a net book value of $1 million (2015: gross $6 million less accumulated amortization $(3) million for a net book value of $3 million); vehicles gross $- million less accumulated amortization $- million for a net book value of $- million (2015: gross $1 million less accumulated amortization $(1) million for a net book value of $- million); computer hardware/software gross $155 million less accumulated amortization $(134) million for a net book value of $21 million (2015: gross $148 million less accumulated amortization $(130) million for a net book value of $18 million); buildings gross $183 million less accumulated amortization $(34) million for a net book value of $149 million (2015: gross $183 million less accumulated amortization $(29) million for a net book value $154 million); and other assets gross $29 million less accumulated amortization $(26) million for a net book value of $3 million (2015: gross $31 million less accumulated amortization $(27) million for a net book value of $4 million).

2Historical cost includes work–in–progress at March 31, 2016 totalling $3,830 million (2015: $2,868 million) comprised of: buildings $1,871 million (2015: $1,343 million); land improvements $29 million (2015: $27 million); highway infrastructure $342 million (2015: $242 million); transportation equipment $1,127 million (2015: $884 million); computer hardware/software $421 million (2015: $337 million); and specialized equipment $40 million (2015: $35 million). Work–in–progress is not amortized. Work–in–progress includes capitalized interest expense at March 31, 2016 totalling $26 million (2015: $17 million).

3“Other” at net book value includes office furniture and equipment $609 million (2015: $621 million), vehicles $85 million (2015: $78 million), machinery $906 million (2015: $931 million) and miscellaneous $178 million (2015: $172 million).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Supplementary Statement to the

Summary Financial Statements

Consolidated Statement of Guaranteed Debt

as at March 31, 2016

Guaranteed debt represents the debt of organizations that has been explicitly guaranteed or indemnified by the government under the authority of a statute as to net principal or redemption provisions. These organizations may include municipalities and other governments, private enterprises and individuals, minority interests of provincial Crown corporations and agencies, and SUCH1 sector entities.

	In Millions
	2016		2015
	Maximum		Maximum
	Guarantee	Net	Guarantee	Net
	Authorized	Outstanding	Authorized	Outstanding
	$	$	$	$
Taxpayer—supported Guaranteed Debt
General government:
Homeowner Protection Act loan guarantees[2]	375	2	375	4
Subtotal, general government	375	2	375	4
Health and education:
Financial Administration Act student aid loans	2		8
Subtotal, health and education	2	0	8	0

Natural resources and economic development:
Financial Administration Act:
Feeder’s Association Loan Guarantee	10	6	10	5
Subtotal, natural resources and economic development	10	6	10	5
Total taxpayer—supported guaranteed debt	387	8	393	9

Self—supported Guaranteed Debt
Hydro and Power Authority Act bonds and debentures[3]	10	10	10	10
Total self—supported guaranteed debt	10	10	10	10

Grand total, all guaranteed debt	397	18	403	19
Provisions for probable payout		(7)		(7)
Net total, all guaranteed debt	397	11	403	12

1School districts, universities, colleges and health authorities/hospital societies.

2Homeowner Protection Act loan guarantees include indemnities provided to Canadian Mortgage and Housing Corporation (CMHC) for any claims made on reconstruction loans made to homeowners for repairs to homes with premature building envelope failure.

3The government has unconditionally guaranteed the payment of principal and interest for $10 million (2015: $10 million) of debentures issued to the Canada Pension Plan Investment Fund that matures on August 9, 2024 with a coupon rate of 5.54%.

Supplementary Information

(Unaudited)

The following unaudited supplementary information is intended to provide additional information to financial statement readers and includes:

a)             the impacts of the Crown corporations and the school districts, universities, colleges, institutes and health organizations (SUCH) sector on the province’s annual surplus (deficit); and

b)    the Consolidated Staff Utilization.

The purpose of this information is to report organizational impacts on the Summary Financial Statements.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2016

(Unaudited)

	In Millions
						Adjusted
	Revenue	Expense	Net Income	Adjustments	Dividends	Net Income[2]
	$	$	$	$	$	$
Taxpayer—supported (Government Organizations)
BC Games Society	3	(3)
BC Immigrant Investment Fund Ltd.	23	(14)	9	(1)		8
British Columbia Innovation Council	12	(12)		(3)		(3)
BCNET	12	(12)		6		6
B.C. Pavilion Corporation[3]	122	(126)	(4)	(21)		(25)
BC Transportation Financing Authority	765	(1,053)	(288)	(132)	4	(416)
British Columbia Assessment Authority	92	(92)
British Columbia Housing Management Commission	636	(636)		4		4
British Columbia Public School Employers’ Association	4	(4)
British Columbia Securities Commission	48	(47)	1			1
British Columbia Transit	293	(358)	(65)	(16)		(81)
Canadian Blood Services	168	(168)		(5)		(5)
Columbia Basin Trust	14	(38)	(24)		28	4
Community Living British Columbia	854	(854)		(3)		(3)
Community Social Services Employers’ Association of British Columbia	3	(3)
Creston Valley Wildlife Management Authority Trust Fund	1	(1)
Crown Corporations Employers’ Association
Destination BC Corp.	54	(54)		(1)		(1)
First Peoples’ Heritage, Language and Culture Council	4	(4)
Forestry Innovation Investment Ltd.	21	(21)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2016—Continued

(Unaudited)

	In Millions
						Adjusted
	Revenue	Expense	Net Income	Adjustments	Dividends	Net Income[2]
	$	$	$	$	$	$
Taxpayer—supported (Government Organizations)—Continued
Health Employers Association of British Columbia	17	(17)
Industry Training Authority	107	(106)	1	(4)		(3)
Knowledge Network Corporation	14	(12)	2	(1)		1
Legal Services Society	80	(80)
Nechako—Kitamaat Development Fund Society	1		1			1
Oil and Gas Commission	51	(49)	2			2
Organized Crime Agency of British Columbia Society	7	(7)
Partnerships British Columbia Inc.	8	(7)	1			1
Post—Secondary Employers’ Association	1	(1)
Private Career Training Institutions Agency	5	(4)	1	(1)
Provincial Rental Housing Corporation	114	(52)	62	(2)		60
Rapid Transit Project 2000 Ltd.	3	(56)	(53)	(3)		(56)
The British Columbia Council for International Education	2	(2)
The Royal British Columbia Museum Corporation	20	(20)
Taxpayer—supported Crown corporations and agencies	3,559	(3,913)	(354)	(183)	32	(505)

SUCH Sector
School Districts	6,001	(5,922)	79	75		154
Universities	4,406	(4,237)	169	79	25	273
Colleges and Institutes	1,179	(1,169)	10	25		35
Health Authorities	13,770	(13,512)	258	63		321
Hospital Societies	1,065	(1,066)	(1)	13		12
SUCH sector	26,421	(25,906)	515	255	25	795
Net impact of taxpayer—supported Crown corporations, agencies and SUCH sector	29,980	(29,819)	161	72	57	290

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Adjusted Net Income of Crown Corporations, Agencies and the SUCH Sector1

for the Fiscal Year Ended March 31, 2016—Continued

(Unaudited)

	In Millions
						Adjusted
	Revenue	Expense	Net Income	Adjustments	Dividends	Net Income[2]
	$	$	$	$	$	$
Self—supported (Government Enterprises)
British Columbia Hydro and Power Authority	5,657	(5,002)	655		(327)	328
British Columbia Liquor Distribution Branch	3,167	(2,136)	1,031		(1,031)
British Columbia Lottery Corporation	3,102	(1,798)	1,304		(1,303)	1
Columbia Power Corporation	64	(22)	42		(2)	40
Insurance Corporation of British Columbia[3]	5,361	(5,654)	(293)		(138)	(431)
Transportation Investment Corporation	136	(218)	(82)			(82)
Sub–total	17,487	(14,830)	2,657	0	(2,801)	(144)
British Columbia Railway Company[4]	23	(17)	6		(4)	2
Columbia Basin Trust joint ventures[5]	71	(36)	35		(28)	7
Great Northern Way Campus Trust[6]	8	(7)	1		(2)	(1)
Heritage Realty Properties Ltd[7].	7	(7)
SFU Community Trust	2	(3)	(1)			(1)
UBC Properties Investments Ltd.	48	(45)	3		(24)	(21)
Vancouver Island Technology Park Trust[7]	6	(5)	1		(1)
Miscellaneous	5	(5)			2	2
Sub—total	170	(125)	45	0	(57)	(12)
Net impact of self—supported Crown corporations and agencies	17,657	(14,955)	2,702	0	(2,858)	(156)

1This schedule does not include elimination entries between entities.

2Adjusted Net Income includes the effect of contributions paid to the Consolidated Revenue Fund to indicate the impacts that the Crown corporations and agencies and the SUCH sector have made on the Consolidated Revenue Fund operating result. The Adjusted Net Income of Crown corporations and agencies and the SUCH sector combined with the Consolidated Revenue Fund operating result, after elimination entries between entities, make up the Summary Financial Statements surplus (deficit).

3The revenues and expenses reported for the British Columbia Assessment Authority and Insurance Corporation of British Columbia include a stub period reversal of January—March 2015 and an inclusion of the stub period of January—March 2016.

4Subsidiary of B.C. Transportation Financing Authority.

5Brilliant Power Corporation, Brilliant Expansion Power Corporation, Arrow Lakes Power Corporation, and Waneta Expansion Power Corporation, co—owned with Columbia Power Corporation.

6Subsidiary owned 25% each by Emily Carr University of Art & Design, British Columbia Institute of Technology, The University of British Columbia, and Simon Fraser University.

7Subsidiaries of the University of Victoria.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

SUCH 1 Statement of Financial Position

as at March 31, 2016

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2016	2015
	Societies[2]	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Financial Assets
Cash and cash equivalents	1,791	397	259	1,344	3,791	3,160
Temporary investments	35	72	32	25	164	187
Accounts receivable	349	207	22	57	635	444
Inventories for resale	17	20	9	2	48	44
Due from Crown corporations, agencies and trust funds	213	18	16	5	252	274
Due from other governments	35	2	9	1	47	72
Due from self—supported Crown corporations and agencies		28			28	77
Equity in self—supported Crown corporations and agencies		58	16	1	75	65
Loans, advances and mortgages receivable	5	32			37	45
Other investments	19	1,749	69	81	1,918	1,978
Sinking fund investments		32	7		39	35
Financial assets before accounting adjustments	2,464	2,615	439	1,516	7,034	6,381
Policy accounting adjustments	(10)	(317)	(4)	50	(281)	(463)
Financial assets	2,454	2,298	435	1,566	6,753	5,918

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

SUCH 1 Statement of Financial Position

as at March 31, 2016—Continued

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2016	2015
	Societies[2]	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Liabilities
Accounts payable and accrued liabilities	1,094	370	130	395	1,989	1,845
Employee future benefits	1,179	181	79	229	1,668	1,526
Due to other governments	25	6	3		34	29
Due to Crown corporations, agencies and trust funds	18	2	4	1	25	121
Deferred revenue	6,020	4,799	1,049	5,639	17,507	17,028
Taxpayer—supported debt	1,583	667	109	21	2,380	2,207
Liabilities before accounting adjustments	9,919	6,025	1,374	6,285	23,603	22,756
Policy accounting adjustments	(4,180)	(2,430)	(811)	(5,223)	(12,644)	(12,565)
Liabilities	5,739	3,595	563	1,062	10,959	10,191
Net liabilities	(3,285)	(1,297)	(128)	504	(4,206)	(4,273)
Non—financial Assets
Tangible capital assets	7,245	5,693	1,267	7,309	21,514	20,712
Restricted assets	5	1,568	38	2	1,613	1,577
Prepaid program costs	235	41	6	10	292	269
Other assets		1			1	203
Non—financial assets before accounting adjustments	7,485	7,303	1,311	7,321	23,420	22,761
Policy accounting adjustments	(170)	25	(8)		(153)	(200)
Non—financial assets	7,315	7,328	1,303	7,321	23,267	22,561
Accumulated surplus (deficit)	4,030	6,031	1,175	7,825	19,061	18,288

1School districts, universities, colleges, institutes, and health organizations.

2These numbers include inter—entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

SUCH 1 Statement of Operations

for the Fiscal Year Ended March 31, 2016

(Unaudited)

	In Millions
	Health
	Authorities &
	Hospital		Colleges and	School	2016	2015
	Societies[2]	Universities	Institutes	Districts	Total	Total
	$	$	$	$	$	$
Revenue
Contributions from the federal government	27	477	18	13	535	531
Fees and licenses	374	1,293	373	229	2,269	2,106
Contributions from the provincial government/Crown corporations and agencies	12,864	1,599	662	5,374	20,499	19,588
Miscellaneous	711	874	116	367	2,068	1,626
Investment income	14	168	10	18	210	178
Total revenue	13,990	4,411	1,179	6,001	25,581	24,029
Expense
Salaries and benefits	7,334	2,664	807	4,786	15,591	14,602
Government transfers		216	12		228	202
Operating costs	5,697	860	216	843	7,616	7,306
Interest	94	35	4	1	134	131
Amortization	517	343	82	282	1,224	1,258
Other	91	119	48	10	268	263
Total operating expense	13,733	4,237	1,169	5,922	25,061	23,762
Surplus (deficit) for the year before accounting adjustments	257	174	10	79	520	267
Policy accounting adjustments	76	79	25	75	255	448
Surplus (deficit) for the year	333	253	35	154	775	715

1School districts, universities, colleges, institutes, and health organizations.

2These numbers include inter—entity eliminations between Health Authorities and Hospital Societies.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Summary Financial Statements

Consolidated Staff Utilization

for the Fiscal Year Ended March 31, 20161

(Unaudited)

				Variance
				2015/16	2015/16
	2015/16	2015/16	2014/15	Actual	vs
	Budget[2]	Actual	Actual	To Budget	2014/15
Consolidated Revenue Fund[3]	26,500	27,192	26,679	692	513
Taxpayer-supported Crown corporations and agencies[4]	4,821	4,803	4,798	(18)	5
Total staff utilization	31,321	31,995	31,477	674	518

The table above provides a summary of full—time equivalent (FTE) employment.

1Staff utilization is the full—time equivalent of the number of persons employed in the fiscal year whose salaries are paid by taxpayer—supported entities within the Summary Financial Statements.

2The budget figures do not include any provisions for the SUCH entities or for the self—supported Crown corporations and agencies.

3See the unaudited Consolidated Revenue Fund schedules at www.fin.gov.bc.ca/pubs.htm for details outside these financial statements.

4See Financial Statements of Government Organizations and Enterprises at www.fin.gov.bc.ca/pubs.htm for details outside these financial statements.

Consolidated Revenue Fund

Extracts

(Unaudited)

The following unaudited Consolidated Revenue Fund Extracts are intended to provide additional information to financial statement readers and includes details of the Consolidated Revenue Fund.

The purpose of this information is to reflect management accountability including appropriation control.

The accounting policies applied for this unaudited information are different in some cases from the generally accepted accounting principles followed for the audited Summary Financial Statements. For example, in order to reflect different management accountabilities, the Consolidated Revenue Fund nets recoveries against expenses, nets sinking funds against debt and nets sinking fund earnings against interest expense.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Consolidated Revenue Fund1

Statement of Financial Position

as at March 31, 2016

(Unaudited)

	In Millions
	2016	2015
	$	$
Financial Assets
Cash and cash equivalents	1,361	1,371
Accounts receivable	3,073	2,938
Inventories for resale	33	31
Due from other governments	819	779
Due from Crown corporations and agencies	615	636
Investments in Crown corporations and agencies	594	594
Loans, advances and mortgages receivable	1,707	1,631
Other investments	339	337
Loans for purchase of assets, recoverable from agencies	30,638	28,481
	39,179	36,798
Liabilities
Accounts payable and accrued liabilities	3,526	3,214
Employee future benefits	316	316
Due to other governments	381	677
Due to Crown corporations, agencies and trust funds	2,356	2,016
Deferred revenue	2,223	2,859
Employee pension plans	246	261
Taxpayer—supported debt	39,028	38,328
Self—supported debt	21,753	20,310
	69,829	67,981
Net assets (liabilities)	(30,650)	(31,183)

Non—financial Assets
Tangible capital assets	2,627	2,551
Prepaid program costs	522	524
Other assets	55	66
	3,204	3,141
Accumulated operating result	(27,446)	(28,042)

1The Consolidated Revenue Fund includes the General Fund and the BC Prosperity Fund.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Consolidated Revenue Fund1

Statement of Operations

for the Fiscal Year Ended March 31, 2016

(Unaudited)

	In Millions
	2016		2015
	Estimated [2]	Actual	Actual
	$	$	$
Revenue
Taxation	22,448	23,638	22,390
Contributions from the federal government	6,286	6,300	5,992
Other revenue	3,386	3,398	3,257
Dividends	2,407	2,551	2,340
Natural resources	2,599	2,426	2,783
	37,126	38,313	36,762
Expense
Health	18,230	18,057	17,629
Education	8,177	8,138	8,005
Social services	3,950	4,032	3,771
Interest[3]	1,247	1,400	1,181
Natural resources and economic development	1,535	2,166	1,810
Transportation	788	788	778
Other	1,045	721	722
Protection of persons and property	1,236	1,350	1,246
General government	955	1,065	916
	37,163	37,717	36,058
Operating result for the year before unusual items	(37)	596	704
Liquidation dividends			40
Operating result for the year	(37)	596	744

Accumulated operating result —beginning of year		(28,042)	(28,786)
Accumulated operating result —end of year		(27,446)	(28,042)

1The Consolidated Revenue Fund includes the General Fund and the BC Prosperity Fund.

2The estimated amount consists of the Main Estimates presented to the Legislative Assembly on February 17, 2015. It does not include other authorizations granted under statutory authority of $798 million (2015: $410 million).

3Interest expense does not include the following: interest of $1,184 million (2015: $1,124 million) on cost of borrowing for relending to government bodies; interest of $30 million (2015: $21 million) funded by sinking fund earnings. These amounts are not included because the interest expense and recovery are offsetting.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

General Fund

Statement of Financial Position

as at March 31, 2016

(Unaudited)

	In Millions
	2016	2015
	$	$
Financial Assets
Cash and cash equivalents	1,361	1,371
Accounts receivable	3,073	2,938
Inventories for resale	33	31
Due from other governments	819	779
Due from Crown corporations and agencies	615	636
Investments in Crown corporations and agencies	594	594
Loans, advances and mortgages receivable	1,707	1,631
Other investments	339	337
Loans for purchase of assets, recoverable from agencies	30,638	28,481
	39,179	36,798
Liabilities
Accounts payable and accrued liabilities	3,526	3,214
Employee future benefits	316	316
Due to other governments	381	677
Due to Crown corporations, agencies and trust funds	2,456	2,016
Deferred revenue	2,223	2,859
Employee pension plans	246	261
Taxpayer—supported debt	39,028	38,328
Self—supported debt	21,753	20,310
	69,929	67,981
Net assets (liabilities)	(30,750)	(31,183)

Non—financial Assets
Tangible capital assets	2,627	2,551
Prepaid program costs	522	524
Other assets	55	66
	3,204	3,141
Accumulated operating result	(27,546)	(28,042)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

General Fund

Statement of Operations

for the Fiscal Year Ended March 31, 2016

(Unaudited)

	In Millions
	2016		2015
	Estimates	Actual	Actual
	$	$	$
Revenue
Taxation	22,448	23,638	22,390
Contributions from the federal government	6,286	6,300	5,992
Other revenue	3,386	3,398	3,257
Dividends	2,407	2,551	2,340
Natural resources	2,599	2,426	2,783
	37,126	38,313	36,762
Expense
Health	18,230	18,057	17,629
Education	8,177	8,138	8,005
Social services	3,950	4,032	3,771
Interest	1,247	1,400	1,181
Natural resources and economic development	1,535	2,166	1,810
Transportation	788	788	778
Other	1,045	721	722
Protection of persons and property	1,236	1,350	1,246
General government	955	1,065	916
	37,163	37,817	36,058
Operating result for the year before unusual items	(37)	496	704
Liquidation dividend			40
Operating result for the year	(37)	496	744

Accumulated operating result opening balance		(28,042)	(28,786)
Accumulated operating result ending balance		(27,546)	(28,042)

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

BC Prosperity Fund

Statement of Financial Position

as at March 31, 2016

(Unaudited)

	In Millions
	2016	2015
	$	$
Financial Assets
Due from general fund	100
	100	0
Liabilities
	0	0
Net assets (liabilities)	100	0

Non—financial Assets
	0	0
Accumulated operating result	100	0

BC Prosperity Fund

Statement of Operations

for the Fiscal Year Ended March 31, 2016

(Unaudited)

	In Millions
	2016		2015
	Estimates	Actual	Actual
	$	$	$
Revenue
Inter—fund transfer		100
	0	100	0
Expense
	0	0	0
Operating result for the year before unusual items	0	100	0
Operating result for the year	0	100	0

Accumulated operating result opening balance		0	0
Accumulated operating result ending balance		100	0

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Consolidated Revenue Fund

Statement of Cash Flow

for the Fiscal Year Ended March 31, 2016

(Unaudited)

	In Millions
	2016			2015
	Receipts	Disbursements	Net	Net
	$	$	$	$
Operating Transactions
Operating result for the year			596	744
Non—cash items included in surplus (deficit):
Amortization of tangible capital assets			208	198
Amortization of public debt deferred revenue and deferred charges			99	(366)
Concessionary loan adjustments (decreases)			(11)	(12)
(Gain) or loss on sale of tangible capital assets			(24)	(65)
Valuation adjustments			28	33
Accounts receivable (increases) decreases			(137)	127
Due from other governments (increases)			(40)	(85)
Due from self—supported Crown corporations and agencies decreases			21	165
Accounts payable increases			312	6
Employee future benefits increases				12
Due to other governments (decreases)			(296)	(332)
Due to Crown corporations, agencies and funds increases			340	537
Employee pension plan (decreases) increases			(15)	47
Items applicable to future operations (decreases)			(620)	(454)
Cash derived from operations			461	555

Capital Transactions
Tangible capital assets dispositions (acquistions)	29	(290)	(261)	(259)
Cash (used for) capital	29	(290)	(261)	(259)

Investment Transactions
Loans, advances and mortgages receivable issues	228	(318)	(90)	(113)
Other investments—net (increases) decreases	13	(15)	(2)	304
Cash (used for) derived from investments	241	(333)	(92)	191
Total cash inflows			108	487

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Consolidated Revenue Fund

Statement of Cash Flow

for the Fiscal Year Ended March 31, 2016—Continued

(Unaudited)

	In Millions
	2016			2015
	Receipts	Disbursements	Net	Net
	$	$	$	$
Total cash inflows carried forward from previous page			108	487

Financing Transactions[1]
Public debt increases	31,041	(28,995)	2,046	2,382
(Used for) Purchase of assets, recoverable from agencies	13,517	(15,681)	(2,164)	(1,747)
Cash (used for) derived from financing	44,558	(44,676)	(118)	635
(Decrease) increase in cash and cash equivalents			(10)	1,122
Cash and cash equivalents—beginning of year			1,371	249
Cash and cash equivalents—end of year			1,361	1,371

Cash and cash equivalents are made up of:
Cash			1,289	1,300
Cash equivalents			72	71
			1,361	1,371

1Financing transaction receipts are from debt issues and disbursements are for debt repayments.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Consolidated Revenue Fund

Schedule of Net Revenue by Source

for the Fiscal Year Ended March 31, 2016

(Unaudited)

	In Millions
	2016		2015
	Estimated	Actual	Actual
	$	$	$
Taxation Revenue
Personal income	7,948	8,380	8,076
Provincial sales	5,963	6,038	5,831
Harmonized sales		(54)	(91)
Corporate income	2,630	2,787	2,635
Property	2,054	2,063	1,994
Carbon	1,261	1,190	1,198
Property transfer	928	1,533	1,065
Tobacco	770	733	752
Fuel	509	520	511
Other	460	520	490
Commissions on collection of public funds	(67)	(64)	(63)
Valuation adjustments	(8)	(8)	(8)
Total taxation revenue	22,448	23,638	22,390
Contributions from the Federal Government
Canada health and social transfers	6,142	6,149	5,827
Other contributions	144	151	165
Total contributions from the federal government	6,286	6,300	5,992
Other Revenue
Medical Services Plan premiums	2,314	2,354	2,151
Motor vehicle licences and permits	516	521	499
Other fees and licences	382	399	353
Investment earnings	74	63	96
Miscellaneous	234	219	257
Asset dispositions	31	24	65
Commissions on collection of public funds	(7)	(8)	(7)
Valuation adjustments	(158)	(174)	(157)
Total other revenue	3,386	3,398	3,257
Dividends
Self—supported Crown corporations
British Columbia Hydro and Power Authority	375	326	264
British Columbia Liquor Distribution Branch	881	1,031	935
British Columbia Lottery Corporation	957	1,054	996
Columbia Power Corporation	29	2	2
Insurance Corporation of British Columbia	160	138	139
Other	5		4
Total dividends	2,407	2,551	2,340

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Consolidated Revenue Fund

Schedule of Net Revenue by Source

for the Fiscal Year Ended March 31, 2016—Continued

(Unaudited)

	In Millions
	2016		2015
	Estimated	Actual	Actual
Natural Resource Revenue
Petroleum, natural gas and minerals	1,274	1,076	1,531
Forests	810	842	728
Water and other	522	515	529
Commissions on collection of public funds	(1)	(1)	(1)
Valuation adjustments	(6)	(6)	(4)
Total natural resource revenue	2,599	2,426	2,783
Net Consolidated Revenue Fund Revenue	37,126	38,313	36,762

Liquidation Dividends			40

Revenue Collected for and Transferred to Crown Corporations, Agencies and Other Entities
Ministry of Energy and Mines
Northwest Transmission Line			(13)
Ministry of Finance
British Columbia Transit	(12)	(12)	(12)
BC Transportation Financing Authority	(419)	(447)	(423)
Cowichan Tribes	(3)	(3)	(3)
Municipalities or Eligible Entities	(36)	(44)	(35)
Rural Areas	(320)	(330)	(313)
South Coast British Columbia Transportation Authority	(346)	(376)	(325)
Ministry of Forests, Lands and Natural Resource Operations
Habitat Conservation Trust	(6)	(7)	(7)
Ministry of Natural Gas Development
Oil and Gas Commission	(30)	(34)	(33)
Total	(1,172)	(1,253)	(1,164)

1Personal income tax and corporate income tax revenues are recorded after deductions for non—refundable tax credits. Deductions allowable in the calculation of personal income tax revenue were $89 million (2015: $67 million) and corporate income tax were $89 million (2015: $103 million). The types of tax credits adjusting personal income tax and corporation income tax revenues are for foreign taxes, logging taxes, venture capital, scientific and experimental development tax, and mining flow—through share.

Personal income tax revenue was also reduced by $147 million (2015: $135 million) for the BC Tax Reduction.

Personal and corporate income tax refunds may be issued under the International Business Activity Act. Corporate income tax refunds were $21 million (2015: $21 million).

Property tax revenue was recorded net of home owner grants of $789 million (2015: $794 million).

2Oil and gas royalty revenues are reported after adjustments for various royalty deduction programs such as producer cost of service allowances, deep well, marginal, ultra marginal, low production, net profit, new pool discovery and road construction. Deductions allowable in the calculation of royalties revenue were $348 million (2015: $850 million). Natural resource revenue includes mining taxes of $103 million (2015: $90 million), and logging taxes of $38 million (2015: $39 million).

The province offers credits for certain costs incurred by producers including the deep well, road and summer drilling programs. Deep well credits of $1,918 million (2015: $1,398 million), road credits of $29 million (2015: $11 million) and summer drilling credits of $3 million (2015: $3 million) have been incurred by producers and will reduce future natural gas royalties payable when wells go into production.

3The revenue collected for and transferred to Crown corporations, agencies and other entities has not been included in the Consolidated Revenue Fund.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Consolidated Revenue Fund

Schedule of Comparison of Estimated Expenses to Actual Expenses

for the Fiscal Year Ended March 31, 2016

(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations
Legislation	69,565		69,565	64,014
Officers of the Legislature	52,387	3,415	55,802	54,018
Office of the Premier	9,028		9,028	8,719
Aboriginal Relations and Reconciliation	86,883	75,967	162,850	161,651
Advanced Education	1,960,606	32	1,960,638	1,959,271
Agriculture	80,229	1,806	82,035	81,466
Children and Family Development	1,378,927	4,044	1,382,971	1,381,738
Community, Sport and Cultural Development	228,470	22,690	251,160	248,705
Education	5,498,443	83,096	5,581,539	5,580,068
Energy and Mines	27,825	23,192	51,017	50,974
Environment	150,467	8,898	159,365	158,841
Finance	219,893	27,291	247,184	217,791
Forests, Lands and Natural Resource Operations	608,287	315,057	923,344	918,826
Health	17,444,433		17,444,433	17,424,308
International Trade	48,521	683	49,204	49,177
Jobs, Tourism and Skills Training	198,860	23,570	222,430	222,299
Justice	1,172,381	(675,010)	497,371	488,070
Natural Gas Development	444,265	898	445,163	443,675
Public Safety and Solicitor General		675,786	675,786	685,534
Small Business and Red Tape Reduction		2,914	2,914	2,838
Social Development and Social Innovation	2,593,575	23,281	2,616,856	2,616,738
Technology, Innovation and Citizens’ Services	492,889	(139)	492,750	490,463
Transportation and Infrastructure	813,473	107,486	920,959	919,365
Management of Public Funds and Debt	1,246,645	148,390	1,395,035	1,400,062
Contingencies (All Ministries) and New Programs[1]	350,000	(241,012)	108,988	108,988
Capital Funding	1,001,447		1,001,447	830,994
Commissions on Collection of Public Funds	1		1
Allowances for Doubtful Revenue Accounts	1		1
Tax Transfers	975,000	165,218	1,140,218	1,140,218
Auditor General for Local Government	2,600		2,600	2,269
Electoral Boundaries Commission	2,000		2,000	522
Environmental Appeal Board and Forest Appeals Commission	2,081		2,081	1,757
Forest Practices Board	3,818		3,818	3,788
Total expense	37,163,000	797,553	37,960,553	37,717,147

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Consolidated Revenue Fund

Schedule of Comparison of Estimated Expenses to Actual Expenses

for the Fiscal Year Ended March 31, 2016—Continued

(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Summary of Appropriations
Voted expense	36,749,151	716,524	37,465,675	37,221,353
Statutory
Various Acts		155,122	155,122	155,122
Special Accounts	451,226	230,033	681,259	677,168
Inter—account transfers	(37,377)	(204,126)	(241,503)	(236,496)
Inter—fund transfers		(100,000)	(100,000)	(100,000)
Total expense by appropriation 2015/16	37,163,000	797,553	37,960,553	37,717,147

Total expense by appropriation 2014/15	36,140,000	410,337	36,550,337	36,057,697

1Some of the budget for contingencies has been reallocated to ministries with approved access.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Consolidated Revenue Fund

Schedule of Financing Transaction Disbursements

for the Fiscal Year Ended March 31, 2016

(Unaudited)

	In Thousands
		Other
	Estimated	Authorizations	Total	Actual
	$	$	$	$
Special Offices, Ministries and Other Appropriations
All Ministries		166,967	166,967	166,967
Legislation	2,830		2,830	1,560
Officers of the Legislature	1,035		1,035	710
Office of the Premier	1		1
Aboriginal Relations and Reconciliation	1	1,799	1,800	1,800
Advanced Education	504		504	413
Agriculture	834		834	811
Children and Family Development	2,379		2,379	1,865
Community, Sport and Cultural Development	1,288		1,288	74
Education	916		916	245
Energy and Mines	556		556	496
Environment	33,838		33,838	32,916
Finance	1,488,948	85,889	1,574,837	1,551,007
Forests, Lands and Natural Resource Operations	147,358	20,593	167,951	155,301
Health	5,597		5,597	1,293
International Trade	1		1
Jobs, Tourism and Skills Training	1,867	991	2,858	2,858
Justice	16,124	(9,253)	6,871	3,105
Natural Gas Development	29,741	3,868	33,609	33,608
Public Safety and Solicitor General		9,253	9,253	3,082
Small Business and Red Tape Reduction
Social Development and Social Innovation	2,938		2,938	340
Technology, Innovation and Citizens’ Services	196,073		196,073	175,975
Transportation and Infrastructure	5,274		5,274	4,219
Contingencies (All Ministries) and New Programs	86,640	(22,839)	63,801
Total financing transaction disbursements	2,024,743	257,268	2,282,011	2,138,645

Summary of Appropriations
Loans, investments and other requirements	461,258	183,529	644,787	596,556
Revenue collected for, and transferred to, other entities	1,171,617	73,739	1,245,356	1,252,262
Capital expenditures	391,868		391,868	289,827
Total financing transactions by appropriation	2,024,743	257,268	2,282,011	2,138,645

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Consolidated Revenue Fund

Schedule of Write—offs, Extinguishments and Remissions

for the Fiscal Year Ended March 31, 2016

(Unaudited)

	In Millions
	Assets,
	Debts and	Debts and
	Obligations	Obligations	Remissions
	Written Off	Extinguished	Made
	$	$	$
Ministry
Ministry of Advanced Education		37
Ministry of Children and Family Development		4
Ministry of Finance	58	41
Ministry of Forests, Lands and Natural Resource Operations	1	1
Ministry of Health	2
Ministry of Justice	1
Ministry of Public Safety and Solicitor General	7
Ministry of Social Development and Social Innovation	3	10
Total 2015/16	72	93	0

Total 2014/15	50	136	0

This statement includes amounts authorized by sections 17, 18 and 19 of the Financial Administration Act. Amounts authorized for write—off, forgiveness or remission by other statutes are not shown separately in these financial statements.

This schedule is produced as required under Section 9(2)(d)(ii),(iii) and (iv) of the Budget Transparency and Accountability Act.

Provincial Debt

Summary

(Unaudited)

The following unaudited Provincial Debt Summary information is intended to provide additional information to financial statement readers.

The accounting policies applied for this unaudited information are different in some cases from the generally accepted accounting principles followed for the audited Summary Financial Statements. The Provincial Debt Summary figures include guaranteed debt in the calculation of total debt and calculate debt, interest costs and revenue as if the modified equity enterprises were consolidated on a line-by-line basis.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Overview of Provincial Debt

(Unaudited)

The provincial government, its Crown corporations, agencies and government organizations incur debt to fund operations and finance capital projects.

Provincial debt is reported using two basic classifications: (1) taxpayer—supported debt; and (2) self—supported debt.

Taxpayer—supported Debt—includes government direct debt, which is incurred for government operating and capital purposes, the debt of Crown corporations and agencies, school districts, universities, colleges, institutes and health organizations that require operating or debt service subsidies from the provincial government and are fully consolidated in the Summary Financial Statements. The BC Transportation Financing Authority is an example of a taxpayer—supported Crown corporation.

Self—supported Debt—includes the debt of commercial Crown corporations and agencies as well as the Warehouse Borrowing Program. Commercial Crown corporations and agencies generate sufficient revenues to cover interest costs and repay principal and may pay dividends to the province. The British Columbia Hydro and Power Authority is an example of a commercial Crown corporation. The Warehouse Borrowing Program takes advantage of borrowing opportunities in advance of requirements. Eventually, this debt is allocated to the province or Crown corporations and agencies. In the interim, the funds are invested at market rates.

The Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act, 2009 requires that effective April 1, 2013, any increase in cash and cash equivalents in the Consolidated Revenue Fund must be applied to reduce or eliminate any provincial government direct operating debt. Supplementary estimates may not be presented to the Legislative Assembly if the most recent quarterly report includes a forecast that there will be provincial government direct operating debt at the end of the fiscal year to which the quarterly report applies.

The following provincial debt summary provides additional detailed information and related key indicators and benchmarks to allow a more informed assessment of the debt totals. A reconciliation is also provided to explain the differences between the Summary of Provincial Debt and the Summary Financial Statements.

The total provincial net debt as at March 31, 2016 was $65,292 million, which consists of $66,052 million in the Summary Financial Statements in addition to $802 million of non—guaranteed debt and $18 million of guaranteed debt less $1,580 million of sinking fund investments.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Provincial Debt

as at March 31, 2016

(Unaudited)

The accumulated provincial net debt of $65,292 million has been incurred for various purposes as shown in Chart 1 below. Over the years, the proceeds from borrowing have contributed to economic development in the province and have provided resources to deliver health, education and social programs, and transportation infrastructure.

At March 31, 2016, taxpayer—supported net debt totalled $42,727 million including debt incurred for government operating purposes ($8,034 million), educational facilities ($12,764 million), health facilities ($6,998 million), transportation infrastructure ($11,465 million), and other debt ($3,466 million). Other debt is comprised mainly of debt related to social housing, provincial government general capital expenditures, service delivery agencies and various loan guarantee programs.

At March 31, 2016, self—supported debt totalled $22,565 million including debt of commercial Crown corporations and agencies: British Columbia Hydro and Power Authority ($17,928 million), the Transportation Investment Corporation ($3,389 million), Columbia River power projects ($459 million), Columbia Power Corporation ($296 million), British Columbia Lottery Corporation ($150 million), commercial subsidiaries of certain post—secondary institutions ($310 million), and debt of other government business enterprise ($33 million).

Chart 1 — Provincial debt as at March 31, 2016

In Millions/Percent of Total

1Operating debt includes amounts required to finance operating deficits and amounts allocated to fund provincial government general capital expenditures prior to the 2008/09 fiscal year end.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Change in Provincial Debt1

(Unaudited)

Provincial debt increased by $2,372 million in 2015/16 when compared to the prior year. This includes an increase in taxpayer—supported debt of $847 million and an increase in self—supported debt of $1,525 million. Warehouse Program debt was zero at fiscal year—end. Chart 2 below shows the change in provincial debt for the year ended March 31, 2016.

Taxpayer—supported Debt—Increased by $847 million due to a $1,246 million decrease to government direct operating debt, and new capital financing requirements of $646 million in the education sector, $476 million in the health sector, $740 million in the transportation sector, and $231 million for other taxpayer—supported entities which included $289 million for provincial government general capital.

Self—supported Debt—Increased by $1,525 million due to new capital financing requirements of $1,384 million by BC Hydro and Power Authority, $88 million by the commercial subsidiaries of certain post-secondary institutions, $54 million by Transportation Investment Corporation, and $10 million by British Columbia Lottery Corporation offset by a decrease of $5 million by Columbia River power projects, $4 million by Columbia Power Corporation, and $2 million by other government business enterprises.

Chart 2 — Change in provincial debt for the year ended March 31, 2016

1Includes gross new borrowings plus changes in sinking fund balances less debt maturities.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Reconciliation of Summary Financial Statements’ Deficit (Surplus)

to Change in Taxpayer—supported Debt and Total Debt

for the Fiscal Year Ended March 31, 2016

(Unaudited)

	In Millions
	2016	2015
	$	$
(Surplus) for the year	(730)	(1,692)

Taxpayer—supported debt decreased by:
Non—cash expenses included in (surplus)	(1,990)	(2,183)
Accounts receivable, accounts payable and other working capital net changes	396	861
	(1,594)	(1,322)

Taxpayer—supported debt increased by:
Self—supported Crown corporation and agency (deficit) earnings in excess of contributions to the Consolidated Revenue Fund	(74)	738
Tangible capital asset net acquisitions	2,975	3,196
Net increases (decreases) in loans, advances and investments	270	(108)
	3,171	3,826
Net increase in taxpayer—supported debt	847	812
Taxpayer—supported debt—beginning of year	41,880	41,068
Taxpayer—supported debt—end of year	42,727	41,880
Self—supported debt	22,565	21,040
Total debt[2]	65,292	62,920

Reconciliation of Total Debt to Summary Financial Statements’ Debt

as at March 31, 2016

(Unaudited)

	In Millions
	2016	2015
	$	$
Total debt	65,292	62,920

Debt included as part of equity in self—supported Crown corporations and agencies	(802)	(720)
Contingent liabilities for debt of individuals and organizations that have been guaranteed by the province	(18)	(19)
Sinking fund investments	1,580	977
Summary Financial Statements’ debt	66,052	63,158

Comprised of:
Taxpayer—supported debt	44,127	42,693
Self—supported debt	21,925	20,465
Summary Financial Statements’ debt	66,052	63,158

2See Summary of Provincial Debt, page 137.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Change in Provincial Debt,

Comparison to Budget

(Unaudited)

Provincial debt increased by $2,372 million compared to a budgeted increase of $3,040 million resulting in a $668 million improvement over budget net of the $250 million increase in the forecast allowance. Chart 3 below shows the difference between the actual change in provincial debt and the budgeted change by major category.

Taxpayer—supported debt increased by $847 million compared to a budgeted increase of $1,302 million. The $455 million improvement over budget is due to lower than forecasted borrowing for government operating purposes ($386 million), health ($38 million), and transportation ($189 million) offset by higher than forecasted borrowing for education ($122 million) and other capital investments ($36 million).

Self—supported debt increased by $1,525 million compared to a budgeted increase of $1,488 million. The $37 million difference from budget is due to lower than forecasted borrowing for British Columbia Hydro and Power Authority ($85 million), British Columbia Lottery Corporation ($5 million), and other government business enterprises ($8 million) offset by higher than forecasted borrowing for Transportation Investment Corporation ($18 million), Columbia Power Corporation ($3 million), Columbia River power projects ($2 million) and commercial subsidiaries of certain post—secondary institutions ($112 million).

Chart 3 — Change in provincial debt1 (actual vs budget) for the year ended March 31, 2016

1The change in forecast allowance is not included in this chart.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Interprovincial Comparison of Taxpayer—supported Debt

as a Percentage of Gross Domestic Product

(Unaudited)

Chart 4 below shows the ratio of each province’s taxpayer—supported debt as a percentage of their gross domestic product (GDP). The ratio of a province’s taxpayer—supported debt relative to its GDP highlights the ability of a province to service its debt load. This ratio is often used by investors and credit rating agencies when assessing a province’s investment quality. According to the most recent data published by Moody’s Investors Service Inc. (Moody’s), British Columbia’s taxpayer—supported debt ratio is one of the lowest in Canada and this translates into a strong credit rating and relatively low debt servicing costs.

Chart 4 — Interprovincial comparison of taxpayer—supported debt as a percentage of GDP

Source: Moody’s Investors Service Inc.

1Figures for PEI and Manitoba restated to reflect latest Moody’s reports.

British Columbia’s results as per Ministry of Finance’s actuals; Moody’s results for British Columbia as at March 31, 2016 are 17.4%.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Interprovincial Comparison of Taxpayer—supported Debt

Service Costs as a Percentage of Revenue

(Unaudited)

Chart 5 shows the ratio (interest bite) of each province’s taxpayer—supported debt servicing costs as a percentage of revenue. The interest bite indicates how much of each dollar of provincial revenue is used to pay for taxpayer—supported debt service costs. According to the most recent data published by Moody’s, British Columbia has one of the lowest taxpayer—supported debt service costs as a percentage of revenue of all provinces.

Chart 5 — Interprovincial comparison of taxpayer—supported debt service costs as a percentage of revenue

Source: Moody’s Investors Service Inc.

1Figures for PEI restated to reflect latest Moody’s report.

British Columbia’s results as per Ministry of Finance’s actuals; Moody’s results for British Columbia as at March 31, 2015 are 3.7%

Moody’s definition of taxpayer—supported debt is modestly different from the definition used by the Ministry of Finance. The financial community has not agreed upon a definition for taxpayer—supported debt. The definition used by Moody’s is the closest to that employed by the ministry but, even then, there are small differences. The value of presenting Moody’s debt indicators is that it provides an interprovincial comparison from a third party source, which is helpful for readers to understand the province’s relative performance and ranking.

More comprehensive information on the debt of the province and its Crown corporations and agencies is provided on the Debt Management Branch website. This detailed information can assist readers in assessing the province’s debt position. The website is available on the Internet at: www.fin.gov.bc.ca/PT/dmb/index.shtml.

INDEPENDENT AUDITOR’S REPORT

To the Minister of Finance, Province of British Columbia

I have audited the accompanying debt-related statements of the Government of the Province of British Columbia (the Government), which comprise the summary of provincial debt as at March 31, 2016, the key indicators of provincial debt and the summary of performance measures for the year then ended, and a summary of significant accounting policies.

Through these statements, the government reports to the Legislative Assembly on its debt management by presenting five years of information on provincial debt and debt indicators, and compares its actual results of performance measures to its target measures for the fiscal year ended March 31, 2016.

Government’s Responsibility for the Debt-Related Statements

Government is responsible for determining the appropriateness of the stated basis of accounting as described in the notes to the debt-related statements and for the preparation of the debt-related statements in accordance with the stated basis of accounting. Government is also responsible for such internal control as management determines is necessary to enable the preparation of the debt-related statements that are free from material misstatement, whether due to fraud or error.

Auditor General’s Responsibility

My responsibility is to express an opinion on these debt-related statements based on my audit. I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the debt-related statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the debt-related statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the debt-related statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Government’s preparation and presentation of the debt-related statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Government’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by Government, as well as evaluating the overall presentation of the debt-related statements.

In my view, the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

MINISTRY OF FINANCE

Independent Auditor’s Report

Opinion

In my opinion, the summary of provincial debt as at March 31, 2016, the key indicators of provincial debt and the summary of performance measures for the year then ended, are prepared, in all material respects, in accordance with the basis of accounting as described in the notes to the debt-related statements.

/s/ Carol Bellringer
Victoria, British Columbia	Carol Bellringer, FCPA, FCA
July 4, 2016	Auditor General

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Summary of Provincial Debt1

as at March 31

	In Millions
	2016	2015	2014	2013	2012
	$	$	$	$	$
Taxpayer—supported Debt
Provincial government direct operating
Provincial government operating	5,338	6,584	7,527	6,712	5,117
Provincial government general capital	2,696	2,696	2,696	2,696	2,696
	8,034	9,280	10,223	9,408	7,813
Education[2]
Schools	8,033	7,600	7,245	6,830	6,407
Post—secondary institutions	4,731	4,518	4,386	4,315	4,185
	12,764	12,118	11,631	11,145	10,592
Health facilities[2]	6,998	6,522	6,038	5,691	5,293
Highways, ferries and public transit
BC Transportation Financing Authority	9,185	8,428	7,912	7,084	6,287
British Columbia Transit	106	123	143	163	183
Public transit[2]	1,000	1,000	1,000	1,000	1,000
Sky Train extension[2]	1,174	1,174	1,174	1,174	1,174
	11,465	10,725	10,229	9,421	8,644
Other
BC Pavilion Corporation	389	381	382	383	383
Provincial government general capital	1,987	1,698	1,372	1,073	808
Social Housing[3]	760	715	719	658	674
Other[4]	330	441	474	403	452
	3,466	3,235	2,947	2,517	2,317
Total taxpayer—supported debt	42,727	41,880	41,068	38,182	34,659

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Summary of Provincial Debt1—Continued

as at March 31

	In Millions
	2016	2015	2014	2013	2012
	$	$	$	$	$
Self—supported Debt
Commercial Crown corporations and agencies
British Columbia Hydro and Power Authority[5]	17,928	16,544	15,559	14,167	12,978
British Columbia Lottery Corporation	150	140	155	132	90
Columbia Power Corporation	296	300
Columbia River power projects[6]	459	464	470	475	481
Post—secondary institutions’ subsidiaries[7]	310	222	198	215	173
Transportation Investment Corporation	3,389	3,335	3,209	2,610	1,779
Other[8]	33	35	34	35	33
Total self—supported debt	22,565	21,040	19,625	17,634	15,534
Total provincial debt	65,292	62,920	60,693	55,816	50,193

1Debt is after deductions of sinking funds, unamortized discounts and unrealized foreign exchange gains/(losses), and excludes accrued interest. Government direct and fiscal agency debt accrued interest is reported in the government’s accounts as an accounts payable.

2Represents government direct debt incurred for capital financing of education and health facilities and public transit infrastructure.

3Includes the debt of the British Columbia Housing Management Commission and the Provincial Rental Housing Corporation.

4Includes debt of other taxpayer—supported Crown corporations and agencies and the fiscal agency loans to local governments. Also includes reconstruction loan program guarantees, student loan guarantees, loan guarantees to agricultural producers, guarantees under economic develpment and home mortgage assistance programs.

5Effective July 5, 2010, the British Columbia Hydro and Power Authority assumed responsibility for the fiscal agency loans of the British Columbia Transmission Corporation ($70 million).

6Debt related to joint ventures of the Columbia Power Corporation and the Columbia Basin Trust.

7Includes debt of Heritage Realty Properties Ltd., SFU Community Trust, UBC Property Investments Ltd. and Vancouver Island Technology Park.

8Includes Columbia Basin Trust’s share of real estate investment joint ventures’ debt, British Columbia Liquor Distribution Branch and School District 91 private company.

Summary of Provincial Debt

The debt—related statements are prepared using financial information that supports the government’s Summary Financial Statements, which are prepared in accordance with Canadian generally accepted accounting principles. However, in the debt—related statements, there are some differences in the methods of compilation and presentation compared to generally accepted accounting principles. In the debt—related statements, debt is calculated net of sinking fund assets, includes debt directly incurred by modified equity enterprises, and other commercial subsidiaries of taxpayer—supported entities, and includes debt incurred by others outside the government reporting entity where there is provincial guarantee as to the payment of principal and interest. Also, total provincial revenue and interest costs include the gross revenue and interest costs of modified equity enterprises, and total provincial interest costs are net of sinking fund earnings.

Provincial government general capital

In February 2009, government tabled the Finance Statutes (Deficit Authorization and Debt Elimination) Amendment Act, 2009, which prohibited spending on supplementary estimates until operating debt was eliminated. Historically, government direct operating debt included debt attributed to financing ministry capital expenditures, in addition to borrowing for operating deficits and working capital needs. In accordance with the amending legislation, beginning in 2009/10, debt attributed to amounts spent on ministry capital are reported as “Provincial government general capital” and reported separately from direct operating debt for deficit financing. Amounts attributed to ministry capital spending prior to 2008/09 are disclosed as a component of direct operating debt for compliance with the amended legislation. These segregated debt disclosures are consistent with government’s policy of paying down operating debt before other types of debt.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Key Indicators of Provincial Debt1

for the Fiscal Years Ended March 31

	2016		2015	2014	2013	2012
	Budget
	Estimate	Actual	Actual	Actual	Actual	Actual
Debt to Revenue (percent)
Total provincial	110.5	105.8	106.4	107.7	104.1	94.7
Taxpayer—supported	95.4	91.0	94.1	96.1	93.7	85.1

Debt per Capita ($)[2]
Total provincial	14,071	13,942	13,586	13,244	12,287	11,156
Taxpayer—supported	9,212	9,124	9,043	8,962	8,405	7,703

Debt to GDP (percent)[3]
Total provincial	26.6	26.7	26.4	26.9	25.1	23.1
Taxpayer—supported	17.4	17.4	17.5	18.2	17.2	15.9

Interest Bite (cents per dollar of revenue)[4]
Total provincial	4.7	4.8	4.2	4.5	4.4	4.3
Taxpayer—supported	3.9	4.2	3.6	4.0	3.9	4.0

Interest Costs ($ millions)
Total provincial	2,827	2,946	2,465	2,550	2,336	2,300
Taxpayer—supported	1,777	1,960	1,591	1,689	1,590	1,625

Interest Rate (percent)[5]
Taxpayer—supported	4.2	4.6	3.8	4.3	4.4	4.9

Revenue Factor for Key Indicators ($ millions)
Total provincial[6]	59,688	61,726	59,142	56,367	53,613	52,993
Taxpayer—supported[7]	45,241	46,927	44,526	42,725	40,744	40,734

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Key Indicators of Provincial Debt1

for the Fiscal Years Ended March 31—Continued

	2016		2015	2014	2013	2012
	Budget
	Estimate	Actual	Actual	Actual	Actual	Actual

Total Debt ($ millions)
Total provincial	65,960	65,292	62,920	60,693	55,816	50,193
Taxpayer—supported[8]	43,182	42,727	41,880	41,068	38,182	34,659

Provincial GDP ($ millions)[9]	247,860	244,990	238,726	225,794	222,565	217,460

Population (thousands at July 1)[10]	4,688	4,683	4,631	4,583	4,543	4,499

1Figures for prior years have been restated to conform with the presentation used for 2015/16 and to include the effects of changes in underlying data and statistics.

2The ratio of debt to population (e.g., debt at March 31, 2016 divided by population at July 1, 2015).

3The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g., debt at March 31, 2016 divided by 2015 GDP).

4The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

5Weighted average of all outstanding debt issues.

6Includes revenue less earnings related to enterprises (sinking fund earnings, loan interest and net earnings), plus revenue of all enterprises.

7Excludes revenue of government enterprises, but includes dividends from enterprises paid to the Consolidated Revenue Fund.

8Excludes debt of commercial Crown corporations and agencies, and funds held under the province’s warehouse borrowing program.

9Nominal GDP for the calendar year ending in the fiscal year (e.g., GDP for 2015 is used for the fiscal year ended March 31, 2016). As nominal GDP for the calendar year ending 2015 is not available, the 2015 GDP projected in February 2016 has been used for the fiscal year ended March 31, 2016 for demonstration purposes. Preliminary GDP figures are presented as published for the year noted.

10Population at July 1st within the fiscal year (e.g., population at July 1, 2015 is used for the fiscal year ended March 31, 2016).

Summary of Performance Measures

for the Fiscal Year Ended March 31, 2016

	2016	2016	2015
	Target	Actual	Actual

Provincial credit rating[1]	Aaa	Aaa	Aaa
Taxpayer—supported debt to GDP ratio[2]	17.4%	17.4%	17.5%
Taxpayer—supported debt service costs as a percentage of revenue[2]	3.9%	4.2%	3.6%

1Performance target presented in the Ministry of Finance 2016/17—2018/19 Service Plan, actuals as per Moody’s Investors Services Inc.

2These performance measures, among others, are key indicators on which credit rating agencies rely to determine the province’s credit rating. In previous Ministry of Finance service plans, these target measures were included but in the 2016/17—2018/19 Service Plan, only the province’s credit rating is cited as a comprehensive measure of performance. Target ratios are now included in the Ministry of Finance’s budget estimates from the Budget and Fiscal Plan 2015/16—2017/18. Actual performance measures are those reported in the 2015/16 Public Accounts.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Definitions

(Unaudited)

Consolidated Revenue Fund—includes the taxpayer—supported activities of the General Fund and special funds of the government through which the government delivers central government programs. It does not include the activities of government operated through Crown corporations and agencies or the school districts, universities, colleges, institutes and health organizations (SUCH) sector.

Consolidation—the methods used to combine the results of Crown corporations and agencies and the SUCH sector entities with the Consolidated Revenue Fund. The two methods used are:

(i) Full or Proportional Consolidation—the accounts of the Crown corporation, agency or SUCH sector entity are adjusted to a basis consistent with the accounting policies of the government. The operating result and financial position of the Crown and SUCH entities are combined with those of the Consolidated Revenue Fund on a line—by—line basis. Inter—entity accounts and transactions are eliminated upon consolidation. Proportional consolidation differs from full consolidation in that only the government’s portion of operating and financial results of a joint venture is combined with those of the Consolidated Revenue Fund on a line—by—line basis.

(ii) Modified Equity Consolidation—the original investment of the government in the Crown corporation, agency or SUCH sector entity is initially recorded at cost and adjusted annually to include the net earnings/losses and other net equity changes of the entity. There is no adjustment to conform to government accounting policies. Since the government ensures the ongoing activities of self—supported Crown corporations and agencies, full account is taken of losses in these entities, even when cumulative losses exceed the original investment. Accounts and transactions between self—supported entities are not eliminated; however, profit elements included in such transactions, including certain increases in contributed surplus, are eliminated.

Debt has a variety of meanings:

(i) Gross debt—the par value of the debt, unamortized discount and premiums, and unrealized foreign exchange gains or losses.

(ii) Net debt—gross debt less sinking fund investments.

(iii) Provincial debt—net debt plus guaranteed debt and debt directly incurred by modified equity entities.

Deficit—the meaning is dependent upon the statement to which it applies:

(i) Consolidated Statement of Financial Position: Accumulated Deficit—the amount by which the total liabilities of the government exceeds its total assets.

(ii) Consolidated Statement of Operations: Annual Deficit—the amount by which the total annual expenses for the operating year exceed total annual revenues (see “Surplus” definition).

Entitlement—a government transfer that must be made if the recipient meets specified eligibility criteria. Entitlements are non—discretionary in the sense that both eligibility criteria and the amount of the payment are prescribed in a statute or regulation.

Financial assets—assets on hand at the end of the accounting period, including cash and assets that are readily convertible into cash and are not intended for consumption in the normal course of activities. These assets could be liquidated to discharge existing liabilities or finance future operations. Financial assets could include sinking fund investments held to pay debt at maturity.

Government business enterprise—a government organization that has all the following characteristics:

(i) is a separate legal entity with the power to contract in its own name and that can sue or be sued;

(ii) has been delegated the financial and operational authority to carry on a business;

(iii) sells goods and/or services to individuals and organizations outside the government reporting entity as its principal activity; and

(iv) can, in the normal course of its operation, maintain its operations and meet its liabilities from revenue received from sources outside the government reporting entity.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Definitions—Continued

(Unaudited)

Government partnership—a contractual arrangement between the government and a party or parties outside the government reporting entity that has all the following characteristics:

(i) the partners cooperate toward achieving significant, clearly defined common goals;

(ii) the partners make a financial investment in the government partnership;

(iii) the partners share control of decisions related to the financial and operating policies of the government partnership on an ongoing basis; and

(iv) the partners share, on an equitable basis, significant risks and benefits associated with the operation.

Government transfers—transfer of money from government to an individual, organization or another government from which the government making the transfer does not:

(i) receive any goods or services directly in return;

(ii) expect to be repaid in the future; nor

(iii) expect a financial return.

Grants—a government transfer made at the sole discretion of the government. The government has the discretion to decide whether or not to make the grant, any conditions to be complied with, the amount of the grant and the recipient of the grant.

Net liabilities—the amount by which the total liabilities of the government exceed its total financial assets. The separate calculation of this number on the Consolidated Statement of Financial Position is unique to financial statements for Canadian senior governments. This calculation excludes non—financial assets such as buildings and prepaid expenses.

Other comprehensive income (OCI)—is made up of certain unrealized gains and losses of self—supported Crown corporations that are not reported in their statement of operations, but are reported in their statement of financial position. These unrealized gains and losses will be recognized in the statement of operations when they become realized gains and losses.

Provincial government direct debt—combines the government direct operating debt and the debt incurred to finance education, health facilities and public transit. This combined portfolio represents the debt for which the government has direct responsibility for the associated debt service costs.

Self—supported Crown corporations and agencies—all Crown corporations and agencies that are accountable for the administration of their financial affairs and resources either to a minister of the government or directly to the legislature and are owned or controlled by the government. In addition, they must also carry on a business that sells goods and/or services to persons outside the government reporting entity as their principal activity and maintain operations and meet liabilities from revenue received outside the government reporting entity in the normal course of operations. This also includes the government’s interest in government business enterprises.

Sinking funds—a pool of cash and investments earmarked to provide resources for the redemption of debt.

Summary accounts—the financial position and operating result of the government reporting entity including the Consolidated Revenue Fund, Crown corporations, agencies and SUCH sector entities; the amounts represented by the Summary Financial Statements of the government.

Surplus—meaning is dependent upon the statement to which it applies:

(i) Consolidated Statement of Financial Position: the accumulated surplus is the amount by which the total assets of the government exceeds its total liabilities.

(ii) Consolidated Statement of Operations: the annual surplus is the amount by which the total annual revenues for the operating year exceed total annual expenses (see “Deficit” definition).

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Definitions—Continued

(Unaudited)

Taxpayer—supported Crown corporations and agencies and SUCH sector entities—all Crown corporations and agencies and entities outside the Consolidated Revenue Fund that meet the criteria of control (by the province) as established by generally accepted accounting principles. In addition, they must not meet the criteria for being self—supported. This also includes the government’s interest in government partnerships that are not government business enterprises.

Transfers under agreements (including shared cost)—a government transfer that is a reimbursement of eligible expenditures pursuant to an agreement between the government and the recipient. The recipient usually spends the money first; however, the government has some input into how the money is spent.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Acronyms

(Unaudited)

APAC	Accounting Policy Advisory Committee
AiP	Agreements in Principle
BC Hydro	British Columbia Hydro and Power Authority
BCHMC	British Columbia Housing Management Commission
BCIT	British Columbia Institute of Technology
BCRC	British Columbia Railway Corporation
BCT	British Columbia Transit
BCTS	British Columbia Timber Sales
BTAA	Budget Transparency and Accountability Act
CICA	Canadian Institute of Chartered Accountants
CMHC	Canada Mortgage and Housing Corporation
CRF	Consolidated Revenue Fund
FAA	Financial Administration Act
FRAS	Financial Reporting and Advisory Services
FTE	Full—time equivalent
GAAP	Generally accepted accounting principles (for senior governments as recommended by the Canadian Public Sector Accounting Board)
GDP	Gross domestic product
GRE	Government reporting entity
HPO	Homeowner Protection Office
HST	Harmonized Sales Tax
ICBC	Insurance Corporation of British Columbia
IFRS	International Financial Reporting Standards
MLA	Members of the Legislative Assembly
Moody’s	Moody’s Investors Service
OAG	Office of the Auditor General
OCG	Office of the Comptroller General
OCI	Other comprehensive income
OIC	Order in Council
P3	Public private partnership
Pension Corporation	British Columbia Pension Corporation
PHH	PHH Vehicle Management Services Inc.
PSAB	Public Sector Accounting Board
RTP	Rapid Transit Project 2000 Ltd.

PROVINCE OF BRITISH COLUMBIA

PUBLIC ACCOUNTS 2015/16

Acronyms—Continued

(Unaudited)

SCBCTA	South Coast British Columbia Transportation Authority
SUCH	School districts, universities, colleges, institutes and health organizations
TCA	Tangible capital assets
the Commission	British Columbia Utilities Commission
UBC	University of British Columbia
UVIC	University of Victoria

Visit our website at: www.fin.gov.bc.ca

BRITISH COLUMBIA

Ministry of Finance